Filed Pursuant to Rule 424(b)(5)

Registration Nos. 333-123714, 333-123714-01

£850,000,000

BAC Capital Trust VII

5 1/4% Capital Securities

guaranteed to the extent set forth herein by

Bank of America Corporation

BAC Capital Trust VII will sell 17,000 of its 5 1/4% capital securities (£50,000 liquidation amount), representing undivided preferred beneficial interests in its assets, and will sell to Bank of America common securities representing undivided common beneficial interests in its assets. The Trust will use the sales proceeds to buy 5 1/4% Bank of America Corporation Junior Subordinated Notes, due 2035.

We have applied to the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “UK Listing Authority”) for the capital securities to be admitted to the official list of the UK Listing Authority (the “Official List”), and to the London Stock Exchange plc (the “London Stock Exchange”) for the capital securities to be admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market. The London Stock Exchange’s Gilt Edged and Fixed Interest Market is a regulated market, as defined in Article 1(13) of Directive 92/22/EEC.

Investing in the capital securities involves risks that we describe in the “ Risk Factors” section beginning on page S-9 of this global prospectus supplement.

Our junior subordinated notes are unsecured. Our junior subordinated notes and the capital securities are not savings accounts, deposits, or other obligations of a bank, are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risks, including possible loss of principal.

None of the Securities and Exchange Commission, any state securities commission, or the London Stock Exchange has approved or disapproved of the junior subordinated notes or the capital securities or passed on the adequacy or accuracy of this global prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

	Per Capital Security	Total
Public offering price (1)	£49,970	£849,490,000
Underwriting commissions	(2)	(2)
Proceeds to the Trust (1)	£49,970	£849,490,000

(1)	Plus accumulated distributions, if any, from the original issue date.
(2)	Bank of America will pay underwriting commissions of £8,500,000, or £500 per capital security.

The underwriters expect to deliver the capital securities to purchasers through the book-entry facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about August 10, 2005.

The underwriters expect to offer the capital securities for sale primarily outside of the United States. Banc of America Securities Limited, acting through Banc of America Securities LLC, as its U.S. selling agent, and the other underwriters, acting through their U.S. affiliates or other U.S. broker-dealers, also may offer the capital securities in the United States.

Joint Book-Runners

Banc of America Securities Limited	The Royal Bank of Scotland

Deutsche Bank	HSBC	RBC Capital Markets	UBS Investment Bank

Global Prospectus Supplement to Prospectus dated May 5, 2005

August 4, 2005

ABOUT THIS GLOBAL PROSPECTUS SUPPLEMENT

This global prospectus supplement describes the specific terms of the capital securities, junior subordinated notes, and guarantee and supplements the description of each of those securities included in the attached prospectus. You should rely only on the information included or incorporated by reference in this global prospectus supplement and the attached prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If information in this global prospectus supplement is inconsistent with the attached prospectus, the information in this global prospectus supplement supersedes the information in the attached prospectus. The delivery of this global prospectus supplement, at any time, does not create any implication that there has been no change in our affairs since the date of this global prospectus supplement or that the information contained in this global prospectus supplement is correct as of any time subsequent to that date.

This global prospectus supplement and the attached prospectus do not constitute an offer to sell or the solicitation of an offer to buy the capital securities in any jurisdiction in which that offer or solicitation is unlawful. The distribution of this global prospectus supplement and the attached prospectus and the offering of these capital securities in some jurisdictions may be restricted by law. If you have received this global prospectus supplement and the attached prospectus, you should find out about and observe these restrictions. See “Underwriting.”

We are responsible for the accuracy of the information contained or incorporated by reference in this global prospectus supplement and the attached prospectus. We confirm, after reasonable inquiry, that, to the best of our knowledge and belief, we have not omitted any fact that would make any statement contained or incorporated by reference in this global prospectus supplement and the attached prospectus misleading in any material respect.

References in this global prospectus supplement to “$” and “dollars” are to the currency of the United States of America; references to “£,” “pounds sterling,” and “sterling” are to the currency of the United Kingdom.

For your convenience, this global prospectus supplement contains translations of pound sterling amounts into U.S. dollars. These U.S. dollar amounts have been translated from pound sterling amounts at the rate of £1.00 = $1.7808, the noon buying rate in New York City for cable transfers in pounds sterling as announced by the Federal Reserve Bank of New York for customs purposes on August 3, 2005.

Capitalized terms used, but not defined, in this global prospectus supplement are defined in the attached prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this global prospectus supplement to “Bank of America,” “we,” “us,” or “our,” or similar references, mean Bank of America Corporation, any reference to the “Trust” means BAC Capital Trust VII, references to the “capital securities” mean the Trust’s 5 1/4% capital securities, and references to the “junior subordinated notes” mean our 5 1/4% junior subordinated notes, due 2035.

SUMMARY

The following information concerning the Trust, the capital securities, Bank of America, the guarantee of the capital securities, and the junior subordinated notes, summarizes, and should be read in conjunction with, the information contained in this global prospectus supplement and in the attached prospectus.

BAC Capital Trust VII

The Trust is a statutory trust formed and operating under Delaware law under:

•	an amended and restated declaration of trust, dated as of August 4, 2005, executed by Bank of America, as sponsor, and the trustees of the Trust, which we refer to as the “declaration of trust”; and

•	a certificate of trust filed with the Secretary of State of the State of Delaware.

The Trust was formed on March 14, 2003, and its registration number is 3636556.

The Trust exists exclusively to:

•	issue and sell its capital securities to the public;

•	issue and sell its common securities to Bank of America;

•	use the proceeds from the sale of the securities to purchase the junior subordinated notes;

•	distribute to the holders of its capital and common securities the cash payments it receives on the junior subordinated notes; and

•	engage only in those other activities which are necessary or related to the list above.

The capital securities offered by this global prospectus supplement and the attached prospectus will be all of the outstanding capital securities of the Trust.

Bank of America has agreed to pay all fees and expenses related to the Trust and the offering of the capital and common securities.

The Bank of New York, a New York banking corporation, will act as the property trustee of the Trust. Two individuals who are our officers and employees or are officers and employees of our affiliates will act as regular trustees of the Trust. The regular trustees of the Trust have primary responsibility for the management of the Trust. The principal executive office of the Trust is c/o Bank of America Corporation, Corporate Treasury, Bank of America Corporate Center, 100 North Tryon Street, NC1-007-07-06, Charlotte, North Carolina 28255, U.S.A., telephone number (704) 386-5972. The registered office of the Trust is c/o The Bank of New York (Delaware), 502 White Clay Center, Route 273, Newark, Delaware 19711, U.S.A., telephone number (302) 283-8079.

The Bank of New York (Delaware) is the Delaware trustee of the Trust with the address of: The Bank of New York (Delaware), 502 White Clay Center, Route 273, Newark, Delaware 19711, U.S.A., telephone number (302) 283-8079.

Bank of America

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Bank of America Corporation was incorporated in 1998 as part of the merger of BankAmerica Corporation with NationsBank Corporation. We provide a diversified range of banking and nonbanking financial services and products in 29 states, the District of Columbia, and 43 foreign countries. We provide services and products through four business segments: (1) Global Consumer and Small Business Banking, (2) Global Business and Financial Services, (3) Global Capital Markets and Investment Banking, and (4) Global Wealth and Investment Management. Our headquarters is located at Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255, U.S.A., and our telephone number is (704) 386-5972.

The Offering

The Trust is offering the capital securities at a public offering price of £49,970 per security. The Trust will use the proceeds from the sale of its securities to purchase the junior subordinated notes. The junior subordinated notes will be the Trust’s only assets. Bank of America will irrevocably and unconditionally guarantee the obligations of the Trust to the extent described in this global prospectus supplement and the attached prospectus. See “Relationship Among the Capital Securities, the Junior Subordinated Notes, and the Guarantee” on page S-35.

The Capital Securities

The liquidation amount for each capital security is £50,000. If you purchase capital securities, you will be entitled to receive cumulative cash distributions at an annual rate of £2,625 for each capital security. This amount represents 5 1/4% of the £50,000 liquidation amount for each capital security. If the Trust is terminated and its assets distributed, you will be entitled to receive the £50,000 liquidation amount for each capital security you own, or a like principal amount of junior subordinated notes, in each case plus accumulated but unpaid distributions, from the assets of the Trust available for distribution after payment of liabilities owed to its creditors. If the Trust does not have sufficient funds, you may not receive the full liquidation amount and accumulated but unpaid distributions. For a complete description of the capital securities, see “Description of Capital Securities” on page S-21.

Distributions on the capital securities will accumulate from August 10, 2005. The Trust will pay distributions semi-annually in arrears on February 10 and August 10 of each year, beginning February 10, 2006. The Trust will pay distributions only when it has funds available for payment.

Holders of the capital securities will have no voting rights, except as described in the sections of the attached prospectus entitled “Description of the Capital Securities — Voting Rights” and “Description of Guarantee — Amendment and Assignment” on pages 20 and 37 of the attached prospectus, respectively, and as otherwise required by law and the declaration of trust.

The Common Securities

Bank of America, or one of its affiliates, will purchase all of the common securities of the Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. Except as described under the heading “Ranking” below, the common securities will rank equally with the capital securities in payment priority. Normally, holders of the common securities will have sole voting power on matters to be voted upon by the Trust’s securityholders.

The Junior Subordinated Notes

The Trust will purchase £876,500,000 aggregate principal amount of junior subordinated notes from Bank of America. The junior subordinated notes will be issued under a junior subordinated indenture, which is described on page S-28, between Bank of America and The Bank of New York, as trustee. The junior subordinated notes will:

•	bear interest at an annual rate of 5 1/4% per £50,000 principal amount;

•	pay interest semi-annually, subject to our right to defer interest payments for up to 10 consecutive semi-annual periods as we describe below;

•	mature on August 10, 2035, although we may redeem the junior subordinated notes earlier under the circumstances we describe below; and

•	be issued in minimum denominations of £50,000 and integral multiples of £50,000.

The Guarantee of the Capital Securities

We will guarantee the capital securities on a limited basis. The guarantee will require us to pay accrued and unpaid distributions, redemption payments, and liquidation payments on the capital securities on behalf of the Trust only to the extent the Trust has funds available for payment. However, the guarantee will not require us to make payments on behalf of the Trust if the Trust does not have sufficient funds to make payments on the capital securities. The sole source of funds for the Trust will be payments we make on the junior subordinated notes held by the Trust.

Ranking

The capital securities generally will rank equally with the common securities in payment priority. The Trust will make distributions and other payments on the capital and common securities based on a proportionate allocation of the payments the Trust receives on the junior subordinated notes. However, upon the occurrence of any event of default under the declaration of trust, the rights of the holders of the common securities to receive payments of distributions and payment upon liquidation and redemption and other payments will be subordinated to the rights to payment of the holders of the capital securities. For a more detailed explanation, see “Description of the Capital Securities—Subordination of Common Securities” on page 17 of the attached prospectus.

The junior subordinated notes will be unsecured and rank subordinate and junior in right of payment to all of our current and future Senior Obligations, as defined in the attached prospectus. The guarantee will rank (a) subordinate and junior in right of payment to all of our other existing and future liabilities, including contingent liabilities; (b) equally with our most senior preferred or preference stock now outstanding or that we may issue in the future and with any guarantee now outstanding or that we may enter into in the future with respect to any preferred securities or preference stock of any of our affiliates (including other trust capital securities); and (c) senior to our common stock. For a more detailed explanation, see “Description of the Junior Subordinated Notes—Subordination” on page 27 of the attached prospectus and “Description of Guarantee—Status of the Guarantee” on page 38 of the attached prospectus. Please also see “Risk Factors—Risks Associated with the Terms of the Capital Securities and the Junior Subordinated Notes—We will pay holders of our Senior Obligations before we pay the Trust as the holder of our junior subordinated notes and before we make any payments under the guarantee.”

Deferral of Distributions

We will have the right to defer interest payments on the junior subordinated notes for up to 10 consecutive semi-annual periods, but not beyond the maturity date. After we make all interest payments that we have deferred, including any accrued interest on the deferred interest payments, we can defer interest payments again for up to another 10 consecutive semi-annual periods.

If we defer interest payments on the junior subordinated notes, the Trust will defer distributions on the capital securities for the same period. During any deferral period, distributions on the capital securities will continue to accumulate at an annual rate of 5 1/4% of the £50,000 liquidation amount per capital security. In addition, the deferred distributions will accrue additional interest, to the extent permitted by applicable law, at an annual rate of 5 1/4%, compounded semi-annually.

While we defer interest payments on the junior subordinated notes, we generally will not be permitted to take certain actions. See “Description of Junior Subordinated Notes—Option to Extend Interest Payment Period” on page S-29.

If we defer interest payments on the junior subordinated notes, during the deferral period the capital securities will be treated for United States federal income tax purposes as having been issued with original issue discount. This means that you will be required to include accrued interest in your income for United States federal income tax purposes before you receive any cash distributions. Please see “United States Federal Income Taxation” on page 40 of the attached prospectus for a more complete discussion.

Redemption of Capital Securities and Prepayment of Junior Subordinated Notes

The capital securities have no stated maturity but must be redeemed upon the maturity of the junior subordinated notes or their earlier prepayment. The junior subordinated notes will mature on August 10, 2035, unless prepaid earlier.

Except as described under “—Ranking” on page S-6 or if an event of default occurs as described under “Description of the Capital Securities—Events of Default, Payment Failures, Waiver, and Notice” on page 18 of the attached prospectus, the aggregate liquidation amount of capital and common securities to be redeemed will be allocated proportionately, approximately 97% to the capital securities and approximately 3% to the common securities.

We also can cause the redemption of the capital and common securities by prepaying the junior subordinated notes subject to any required prior approval from the Federal Reserve Board:

•	in whole or in part, on one or more occasions, at any time at our election; or

•	in whole, but not in part, at any time within 90 days following the occurrence and continuation of a tax event, an investment company event, or a capital treatment event, each as defined in the attached prospectus.

The applicable formula for calculating the redemption price upon prepayment will depend upon which of the above two redemption rights we exercise. For a description of when we may prepay the junior subordinated notes and the applicable formula for calculating the redemption price, see “Description of Junior Subordinated Notes—Prepayment” on page S-33.

Distribution of Junior Subordinated Notes

We will have the right to terminate the Trust at any time. If we exercise our termination right, and after satisfaction of the Trust’s liabilities to its creditors, the Trust will distribute the junior subordinated notes to the holders of the capital and common securities based on their respective liquidation amounts. However, if an event of default under the declaration of trust has occurred and is continuing, holders of capital securities will have payment priority in connection with the distribution over holders of common securities as we describe under “—Ranking” on page S-6.

Events of Default

An event of default under the declaration of trust will occur when there is an event of default under the junior subordinated notes. These events of default are described under the heading “Description of the Junior Subordinated Notes—Events of Default, Waiver, and Notice” on page 31 of the attached prospectus and are limited to specified types of events involving our bankruptcy, insolvency, reorganization, and dissolution.

The ability of holders of the capital securities to enforce any rights against us if an event of default occurs will be limited. See “Description of Junior Subordinated Notes—Events of Default and the Rights of Capital Securities Holders to Take Action Against Us” on page S-34 of this global prospectus supplement.

Form of Capital Securities

The capital securities will be represented by one or more global securities registered in the name of The Bank of New York Depository (Nominees) Limited, on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), or their nominees. You will not receive a certificate representing your capital securities, and the capital securities will not be registered in your name. In order to own a beneficial interest in the capital securities, you must be an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. The initial common depository for Euroclear and Clearstream, Luxembourg will be The Bank of New York, and The Depository Trust Company will not be the depository for the capital securities.

Listing

We have applied to the UK Listing Authority for the capital securities to be admitted to the Official List and to the London Stock Exchange for the capital securities to be admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market, which is a regulated market, as defined in Article 1(13) of Directive 92/22/EEC.

RISK FACTORS

Your investment in the capital securities involves risks. This global prospectus supplement does not describe all of those risks.

In consultation with your own financial and legal advisors, you should consider carefully the following risks before deciding whether an investment in the capital securities is suitable for you. The capital securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the capital securities or financial matters in general. You should not purchase capital securities unless you understand and know that you can bear these investment risks.

Because the Trust will rely only on the payments it receives on the junior subordinated notes to make all payments on the capital securities, and because the Trust may distribute the junior subordinated notes to you in exchange for the capital securities, you also are making an investment decision with regard to the junior subordinated notes. You should review carefully the information in this global prospectus supplement and the attached prospectus about the capital securities, the junior subordinated notes, and the guarantee.

The capital securities are not denominated in U.S. dollars—that is, the liquidation amount and distributions are payable in pounds sterling, and not U.S. dollars. Your decision to purchase the capital securities should be made only after carefully considering the currency risks and other risks of an investment in the capital securities, including those discussed below, with your advisors in light of your particular circumstances.

The information in this global prospectus supplement and the attached prospectus is directed primarily to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related or other risks particular to their investment.

Risks Associated with the Terms of the Capital Securities and the Junior Subordinated Notes

We will pay holders of our Senior Obligations before we pay the Trust as the holder of our junior subordinated notes and before we make any payments under the guarantee.

Our obligations under the junior subordinated notes will be unsecured and rank junior in priority of payment to all of our current and future Senior Obligations, as defined in the attached prospectus. As of March 31, 2005, we had Senior Obligations outstanding of approximately $68.3 billion. The guarantee will rank senior only to our common stock.

As of March 31, 2005, approximately $11.5 billion of our other previously issued junior subordinated notes and corresponding guarantees were outstanding. Those notes rank equally with the junior subordinated notes offered by this global prospectus supplement.

The capital securities, the junior subordinated notes, and the guarantee will not limit our ability, or that of any of our subsidiaries, to incur additional indebtedness, liabilities, and obligations, including indebtedness, liabilities, and obligations that rank senior to or equal with the junior subordinated notes and the guarantee. The claims of the creditors of our subsidiaries will rank prior to our equity interest in those subsidiaries.

You should not rely on receiving distributions from the capital securities through maturity. The Trust may redeem the capital securities prior to their maturity, which would be a taxable event to you. You may not be able to reinvest the proceeds at the same or a higher rate of return.

We may prepay the junior subordinated notes as we discuss under “Description of the Junior Subordinated Notes—Prepayment” on page S-33, subject to any required prior approval from the Federal Reserve Board. If we prepay the junior subordinated notes, the Trust will redeem the capital securities at the applicable redemption price described in “Description of the Capital Securities—Redemption” on page S-23, plus accumulated but unpaid distributions to the redemption date. Under current United States federal income tax law, the redemption of the capital securities would be a taxable event to you.

If the Trust redeems the capital securities, market conditions may prevent you from reinvesting the money you receive upon redemption at a rate equal to or higher than the rate of return on the capital securities.

If we do not make payments to the Trust on the junior subordinated notes, the Trust will not be able to pay distributions on the capital securities, and you will not be able to rely on the guarantee for payments.

The ability of the Trust to timely pay distributions on the capital securities and pay the liquidation amount of £50,000 per capital security will depend solely upon our making the related payments on the junior subordinated notes when due. If we default on our obligation to pay interest on, or the principal of, the junior subordinated notes, the Trust will not have sufficient funds to pay distributions on, or the liquidation amount of, the capital securities.

In addition, our guarantee applies only to the extent that the Trust has funds available for payment. Therefore, if we default on our interest and other payment obligations on the junior subordinated notes, the Trust will not have funds available for payment, and you will not be able to rely upon the guarantee for payment.

You may not be able to enforce your rights against Bank of America directly if an event of default occurs. You may have to rely on the property trustee to enforce your rights.

If an event of default under the junior subordinated notes occurs and is continuing, that event also will be an event of default under the capital securities. In that case, you may have to rely on the property trustee, as the holder of the junior subordinated notes, to enforce your rights against us.

You may bring a legal action against us directly only if an event of default under the declaration of trust occurs, or if we fail to pay, when due, interest on, or the principal of, the junior subordinated notes and, in either case, the property trustee fails to enforce its rights.

We may defer distributions on the capital securities. You may have to include interest on the capital securities in your taxable income before you receive cash distributions.

We may defer interest payments on the junior subordinated notes one or more times. Each deferral period may last for up to 10 consecutive semi-annual periods but may not last beyond the maturity date of the junior subordinated notes. During a deferral period, the Trust will defer the corresponding distributions on the capital securities.

If we defer interest payments on the junior subordinated notes and the Trust defers distributions on the capital securities, during the deferral period you will have to accrue and report as original issue discount for United States federal income tax purposes your proportionate share of deferred interest on the junior subordinated notes held by the Trust. As a result, you will have to include that accrued interest in your gross income for United States federal income tax purposes before you receive any cash distributions. You also will not receive payment of the accrued and unpaid interest following the deferral period if you sell the capital securities before the record date for the deferred distributions, even if you held the capital securities on the date that the payments would have been paid but for the deferral.

Currently, we do not intend to exercise our right to defer interest payments on the junior subordinated notes. However, if we exercise our deferral right, the market price of the capital securities may be adversely affected. If you sell your capital securities during a deferral period, you may not receive the same return on your investment as someone who continues to hold the capital securities. In addition, because of our right to defer interest payments, the market price of the capital securities may be more volatile than the market prices of other securities not subject to interest deferrals.

If you sell your capital securities between record dates for distribution payments, you will have to include accrued but unpaid distributions in your taxable income.

The capital securities may trade at prices that do not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated notes.

If you sell your capital securities before the record date for a distribution payment, you will not receive the distribution payment for that period. However, you will have to treat a portion of your proceeds from the disposition as ordinary income for United States federal income tax purposes in an amount equal to the accrued but unpaid interest on your proportionate share of the junior subordinated notes through the date of your disposition.

When you sell your capital securities, you generally will recognize a capital loss if the amount you receive is less than your adjusted tax basis in the capital securities. The amount you receive for your capital securities may not fully reflect the value of any accrued but unpaid interest at the time of the sale, while your adjusted tax basis will include any accrued but unpaid interest. Normally, you may not apply capital losses to offset ordinary income for United States federal income tax purposes.

See “United States Federal Income Taxation—United States Holders” on page S-38 and “United States Federal Income Taxation—United States Holders—Sales of Capital Securities” on page 42 of the attached prospectus for more information.

The Trust may distribute the junior subordinated notes to the holders of the capital securities, and the junior subordinated notes may trade at a price lower than the price you paid for the capital securities.

If we terminate the Trust before the maturity of the junior subordinated notes, the property trustee may distribute the junior subordinated notes to the holders of the capital and common securities in liquidation of the Trust.

No one can predict accurately the market prices for the junior subordinated notes that may be distributed. Accordingly, the junior subordinated notes that you receive upon a distribution, or the capital securities you hold pending the distribution, may trade at a lower price than your purchase price.

Although we have agreed to use reasonable efforts to list the junior subordinated notes on the London Stock Exchange, or any other exchange on which the capital securities are then listed, if the junior subordinated notes are distributed upon a liquidation of the Trust, we cannot assure you that the London Stock Exchange will approve the junior subordinated notes for listing or that a trading market will exist for the junior subordinated notes.

Under current United States federal income tax law, the distribution of junior subordinated notes upon the termination of the Trust will generally not be taxable to you. However, if the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of the liquidation, the distribution of the junior subordinated notes will be taxable to you.

We generally control the Trust, and your voting rights will be very limited. Your interests may not be the same as our interests.

As holders of all of the common securities of the Trust, we will have substantially all of the voting rights for the Trust, including the right to amend the declaration of trust without your consent. The holders of capital securities will have no voting rights except as we describe in the attached prospectus or as otherwise required by law or the declaration of trust.

An active trading market for the capital securities may not develop.

The capital securities will be a new issue of securities with no established trading market. Although we have applied to the UK Listing Authority for the capital securities to be admitted to the Official List and to the London Stock Exchange for the capital securities to be admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market, it is not possible to predict how the capital securities will trade in the secondary market, or whether that market will be liquid or illiquid. The Trust will not list the capital securities on any other securities exchange. Even if a trading market for the capital securities does develop, we cannot provide any assurance as to the depth of that market or the ability of holders to sell their capital securities.

Risks Associated with Currencies and Withholding Taxes

Exchange rates and controls may affect the capital securities’ value or return.

The capital securities have significant risks that are not associated with a similar investment in securities payable solely in U.S. dollars. These risks include possible significant changes in rates of exchange between the U.S. dollar and the pound sterling and the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally are influenced by factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in currency exchange rates can be volatile and unpredictable.

Rates of exchange between the U.S. dollar and other currencies have been highly volatile. This volatility may continue and could spread to other currencies in the future. Fluctuations in currency exchange rates could affect adversely an investment in these sterling-denominated capital securities. Depreciation of the pound sterling against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the capital securities, including distributions and the liquidation amount payable on redemption. That, in turn, could cause the market value of the capital securities to fall. Depreciation of the pound sterling against the U.S. dollar could result in a loss to you on a U.S. dollar basis.

Government policy can adversely affect currency exchange rates and an investment in the capital securities.

Currency exchange rates either can float or be fixed by sovereign governments. Governments or governmental bodies, including the Bank of England, may intervene in their economy to alter the exchange rates or exchange characteristics of their currency. For example, a central bank may intervene to devalue or revalue a currency or to replace an existing currency. In addition, a government may impose regulatory controls or taxes to affect the exchange rate of its currency. As a result, the yield or payout on the capital securities could be affected significantly and unpredictably by governmental actions. Changes in exchange rates could affect the value of the capital securities as participants in the global currency markets move to buy or sell pounds sterling or U.S. dollars in reaction to these developments.

If a governmental authority imposes exchange controls or other conditions, such as taxes on the transfer of pounds sterling, there may be limited availability of pounds sterling for payment on the junior subordinated notes and the capital securities at their maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

We will make payments in U.S. dollars if we are unable to obtain or make payment in pounds sterling.

Under the terms of the junior subordinated notes and the capital securities, if at or about the time when a payment on the junior subordinated notes or the capital securities comes due, the pound sterling is subject to convertibility, transferability, market disruption, or other conditions affecting its availability because of circumstances beyond our control, we and the Trust may make the payment in U.S. dollars instead of pounds sterling. These circumstances could include the imposition of exchange controls or our inability to obtain pounds sterling because of a disruption in the currency markets for pounds sterling. The exchange rate used to make payment in U.S. dollars may be based on limited information and would involve significant discretion on the part of our exchange agent. As a result, the value of the payment in U.S. dollars may be less than the value of the payment you would have received in pounds sterling if pounds sterling had been available.

We will not adjust payments on the capital securities to compensate for changes in currency exchange rates.

Except as described above, we will not make any adjustment in or change to the terms of the junior subordinated notes or the capital securities for changes in the exchange rate for the pound sterling, including any devaluation, revaluation, or imposition of exchange, or other regulatory controls or taxes, or for other developments affecting the pound sterling, the U.S. dollar, or any other currency. Consequently, you will bear the risk that your investment may be adversely affected by these types of events.

In a lawsuit for payment on a capital security, you may bear currency exchange risk.

Depending on the applicable U.S. federal or state court where an action is brought, you may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on the junior subordinated notes or the capital securities in many U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of pounds sterling into U.S. dollars will depend upon various factors, including which court renders the judgment.

Holders in some jurisdictions may not receive payment of gross-ups for amounts withheld in order to comply with the EU Directive on the taxation of savings income.

On July 1, 2005, a new European Union (“EU”) Directive regarding the taxation of savings income became effective. The Directive requires a Member State to provide to the tax authorities of another Member State details of payments of interest or other similar income payments made by a person within its jurisdiction for the immediate benefit of an individual or to certain non-corporate entities resident in that other Member State (or for certain payments secured for their benefit). However, Austria, Belgium, and Luxembourg have opted out of the reporting requirements and are instead applying a special withholding tax for a transitional period in relation to such payments of interest, deducting tax at rates increasing over time to 35%. This transitional period began on July 1, 2005 and will terminate at the end of the first fiscal year following agreement by certain non-EU countries regarding the exchange of information relating to those payments.

Beginning July 1, 2005, a number of non-EU countries and certain dependent or associated territories of Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments of interest or other similar income payments made by a person in that jurisdiction for the immediate benefit of an individual or to certain non-corporate entities in any Member State. The Member States have entered into reciprocal provision of information or transitional special withholding tax arrangements with certain of those dependent or associated territories. These apply in the same way to payments by persons in any Member State to individuals or certain non-corporate residents of those territories.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, none of the Trust, any paying agent, or any other person would be obliged to pay additional amounts with respect to any capital security as a result of the imposition of such withholding tax. If a withholding tax is imposed on a payment made by a paying agent following implementation of the Directive, the Trust will be required to maintain a paying agent in a Member State that would not be obliged to withhold or deduct tax pursuant to the Directive.

BANK OF AMERICA CORPORATION

General

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Bank of America Corporation was incorporated in 1998 as part of the merger of BankAmerica Corporation with NationsBank Corporation. The Corporation’s registration number is 2927442. The Corporation’s headquarters and principal place of business are located at 100 North Tryon Street, Charlotte, North Carolina 28255, United States of America, telephone number (704) 386-5972.

Business Segment Operations

We provide a diversified range of banking and nonbanking financial services and products in 29 states, the District of Columbia, and 43 foreign countries. We provide services and products through four business segments: (1) Global Consumer and Small Business Banking, (2) Global Business and Financial Services, (3) Global Capital Markets and Investment Banking, and (4) Global Wealth and Investment Management.

FleetBoston Merger

On October 27, 2003, we entered into an Agreement and Plan of Merger with FleetBoston Financial Corporation, or “FleetBoston,” providing for the merger of FleetBoston with and into us (the “FleetBoston Merger”). The FleetBoston Merger closed on April 1, 2004, and we were the surviving corporation in the transaction. Immediately following the FleetBoston Merger, our principal banking subsidiaries were Bank of America, N.A. and Fleet National Bank. On June 13, 2005, Fleet National Bank was merged with and into Bank of America, N.A. Additional financial information in connection with the FleetBoston Merger is included in our current reports on Forms 8-K/A filed with the SEC on April 14, 2004, May 7, 2004, July 14, 2004, October 14, 2004, and January 18, 2005, which are available at the SEC’s website at http://www.sec.gov.

Acquisitions and Sales

As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses of a type eligible for financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries, or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

RECENT DEVELOPMENTS

Recent Financial information

On July 18, 2005, the Corporation reported earnings for the second quarter ended June 30, 2005. The press release containing that unaudited financial information was filed with the SEC in the Corporation’s current report on Form 8-K dated July 18, 2005, which is incorporated by reference into this global prospectus supplement.

Merger Agreement with MBNA Corporation

On June 30, 2005, the Corporation announced that it had entered into an Agreement and Plan of Merger dated June 30, 2005 with MBNA Corporation (“MBNA”) providing for the merger of MBNA with and into the Corporation (the “MBNA Merger”). Subject to customary closing conditions, including regulatory and shareholder approvals, the MBNA Merger is expected to close in the fourth quarter of 2005.

The press release containing information about the MBNA Merger was filed with the SEC in the Corporation’s current report on Form 8-K dated June 30, 2005. On July 6, 2005, the Corporation filed with the SEC a Form 8-K containing the form of the Agreement and Plan of Merger dated June 30, 2005. Each of these Forms 8-K contains additional information about the MBNA Merger and is incorporated by reference into this global prospectus supplement. Copies of the Forms 8-K are available at the SEC’s website at http://www.sec.gov.

CAPITALIZATION

The following table sets forth: (1) our actual capitalization as of March 31, 2005 and (2) our capitalization as adjusted for the issuance of the capital securities offered by this global prospectus supplement and the issuance and the maturity of notes and other capital securities during the period beginning April 1, 2005 through July 28, 2005. As of the date of this global prospectus supplement, there has been no material change in our capitalization since March 31, 2005, except as described in the table below and related notes.

	Actual	As Adjusted
	(Amounts in millions)
LONG-TERM DEBT:
Senior debt
Bank of America Corporation	$52,541	$54,581
Subsidiaries (1)	11,130	9,818

Total senior debt	$63,671	$64,399

Subordinated debt
Bank of America Corporation	$21,688	$21,251
Subsidiaries (1)	1,925	1,912

Total subordinated debt	$23,613	$23,163

Junior subordinated debt
Bank of America Corporation	$10,706	$10,702
5 1/4% Junior Subordinated Notes (2)	—	1,560
Subsidiaries (1)	773	773

Total junior subordinated debt	$11,479	$13,035

Total long-term debt	$98,763	$100,597

SHAREHOLDERS’ EQUITY (3):
Preferred stock, $0.01 par value (4)	$271	$271
Common stock and additional paid-in capital, $0.01 par value (5)	43,589	43,589
Retained earnings	60,843	60,843
Accumulated other comprehensive income (loss)	(5,559)	(5,559)
Other	(625)	(625)

Total shareholders’ equity	$98,519	$98,519

Total long-term debt and shareholders’ equity	$197,282	$199,116

(1)	Because these obligations are direct obligations of our subsidiaries, they constitute claims against those subsidiaries ranking prior to our equity interest in those subsidiaries.

(2)	A conversion ratio of £1.00 = $1.7808, the noon buying rate in New York City for cable transfers in pounds sterling as announced by the Federal Reserve Bank of New York for customs purposes on August 3, 2005, has been used throughout this global prospectus supplement.

(3)	At March 31, 2005, under the stock repurchase programs authorized by our Board of Directors on January 28, 2004 and March 22, 2005, we were authorized to repurchase up to approximately 237.4 million shares of our common stock.

(4)	At March 31, 2005, we had 100 million shares of preferred stock authorized and approximately 1.1 million shares issued and outstanding.

(5)	At March 31, 2005, we had 7.5 billion shares of common stock authorized and approximately 4.0 billion shares issued and outstanding.

As of March 31, 2005, we had $93.4 billion of commercial paper and other short-term borrowings outstanding.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

The following table presents our consolidated ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividend requirements for Bank of America for each of the years in the five-year period ended December 31, 2004 and for the three months ended March 31, 2005.

	Year Ended December 31,					Three Months Ended March 31, 2005
	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.4	3.8	3.1	2.1	1.8	3.1
Including interest on deposits	2.4	2.5	2.1	1.6	1.5	2.3
Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements:
Excluding interest on deposits	3.4	3.8	3.1	2.1	1.8	3.1
Including interest on deposits	2.4	2.5	2.1	1.5	1.5	2.3

•	The consolidated ratio of earnings to fixed charges is calculated as follows:

(net income before taxes and fixed charges – equity in undistributed earnings of unconsolidated subsidiaries)

fixed charges

•	The consolidated ratio of earnings to fixed charges and preferred stock dividend requirements is calculated as follows:

(net income before taxes and fixed charges – equity in undistributed earnings of unconsolidated subsidiaries)

(fixed charges + preferred stock dividend requirements)

Fixed charges consist of:

•	interest expense, which we calculate excluding interest on deposits in one case and including that interest in the other;

•	amortization of debt discount and appropriate issuance costs; and

•	one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.

Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements.

SELECTED FINANCIAL DATA

The following table contains our selected financial data (1) as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, derived from our audited financial statements; and (2) as of and for the three months ended March 31, 2005 and 2004, derived from our unaudited financial statements. Our unaudited financial statements include all adjustments, consisting only of normal recurring accruals, that are considered necessary for a fair statement of our financial position and our results of operations as of such dates and for such periods. Results for the three months ended March 31, 2005 and 2004 are not necessarily indicative of the results that might be expected for any other interim period or for the year as a whole. Certain prior period amounts have been reclassified to conform to current year classifications.

	Year Ended December 31,			Three Months Ended March 31,
	2004	2003	2002	2005	2004
	(Amounts in millions, except per share data)
Income statement:
Interest income	$43,227	$31,563	$32,054	$13,153	$8,552
Interest expense	14,430	10,099	11,131	5,280	2,751
Net interest income	28,797	21,464	20,923	7,873	5,801
Noninterest income	20,097	16,450	13,580	6,149	3,730
Total revenue	48,894	37,914	34,503	14,022	9,531
Provision for credit losses	2,769	2,839	3,697	580	624
Gains on sales of debt securities	2,123	941	630	659	495
Noninterest expense	27,027	20,155	18,445	7,057	5,430
Income before income taxes	21,221	15,861	12,991	7,044	3,972
Income tax expense	7,078	5,051	3,742	2,349	1,291
Net income	14,143	10,810	9,249	4,695	2,681
Net income available to common shareholders	14,127	10,806	9,244	4,690	2,680
Average common shares issued and outstanding (in thousands)	3,758,507	2,973,407	3,040,085	4,032,550	2,880,306
Average diluted common shares issued and outstanding (in thousands)	3,823,943	3,030,356	3,130,935	4,099,062	2,933,402
Per common share data:
Earnings	$3.76	$3.63	$3.04	$1.16	$0.93
Diluted earnings	3.69	3.57	2.95	1.14	0.91
Cash dividends paid	1.70	1.44	1.22	0.45	0.40

	December 31,		March 31,
	2004	2003	2005	2004
	(Amounts in millions, except ratios and percentages)
Balance sheet (period-end):
Total loans and leases	$521,837	$371,463	$529,466	$375,968
Total assets	1,110,457	719,483	1,212,239	799,974
Total deposits	618,570	414,113	629,987	435,592
Long-term debt	98,078	75,343	98,763	81,231
Total shareholders’ equity	99,645	47,980	98,519	48,776
Allowance for loan and lease losses as a percentage of loans and leases outstanding	1.65%	1.66%	1.57%	1.62%
Total equity to total assets	8.97	6.67	8.13	6.10
Capital ratios (period-end):
Risk-based capital
Tier 1	8.10	7.85	8.20	7.73
Total	11.63	11.87	11.46	11.46
Leverage ratio	5.82	5.73	5.82	5.43

ACCOUNTING TREATMENT AND REGULATORY CAPITAL

The Trust will not be consolidated on our balance sheet as a result of recent accounting changes reflected in Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as revised in December 2003. Accordingly, for balance sheet purposes, we will recognize the junior subordinated notes that we will sell to the Trust as a liability and the amount we will invest in the Trust’s common securities as an asset. We will record the interest we pay on the junior subordinated notes as interest expense on our income statement.

We are required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. On March 1, 2005, the Federal Reserve Board adopted amendments to its risk-based capital guidelines. Among other things, the amendments confirm the continuing inclusion of outstanding and future issuances of “qualifying trust preferred securities” in the Tier 1 capital of bank holding companies. However, the amendments make the quantitative limits applicable to the aggregate amount of trust preferred securities and other restricted core capital elements that may be included in Tier 1 capital of bank holding companies more restrictive. The stricter quantitative limits within Tier 1 capital do not become effective until March 31, 2009. We expect that the capital securities will be treated as Tier 1 capital of Bank of America.

DESCRIPTION OF CAPITAL SECURITIES

The following, together with “Description of the Capital Securities” beginning on page 13 of the attached prospectus, describes the material terms of the capital securities. If the description of the capital securities in this global prospectus supplement differs in any way from the description in the attached prospectus, you should rely on the description in this global prospectus supplement. You also should read the declaration of trust, the Delaware Statutory Trust Act, and the Trust Indenture Act of 1939, as amended (which we refer to as the “Trust Indenture Act”). We have filed with the SEC a form of the declaration of trust as an exhibit to the registration statement pertaining to this global prospectus supplement and the attached prospectus.

The Trust will issue the capital securities under the terms of the declaration of trust. The declaration of trust is qualified under the Trust Indenture Act. The Bank of New York will act as the property trustee for purposes of complying with the Trust Indenture Act. The terms of the capital securities will include those stated in the declaration of trust and the Delaware Statutory Trust Act and those made part of the declaration of trust by the Trust Indenture Act.

General

The capital securities will be limited to £850,000,000 aggregate liquidation amount outstanding. The capital securities will rank equally with, and payments will be made on the capital securities on a proportionate basis with, the common securities. However, the capital securities will rank senior to the common securities as to payment if an event of default under the declaration of trust has occurred and is continuing, as described under “Description of the Capital Securities—Subordination of Common Securities” on page 17 of the attached prospectus. The declaration of trust does not permit the Trust to issue any securities other than the capital and common securities or to incur any indebtedness.

The property trustee will hold the junior subordinated notes in trust for the benefit of the holders of the capital and common securities.

Distributions

Distributions on the capital securities will be fixed at an annual rate of 5 1/4% of the stated liquidation amount of £50,000 per capital security. Distributions to which holders of the capital securities are entitled and that are past due will accumulate additional distributions, as permitted by applicable law, at an annual rate of 5 1/4% of the unpaid distributions, compounded semi-annually. The term “distribution” includes any additional distributions payable unless otherwise stated.

The amount of distributions payable for any period less than a full distribution period will be computed utilizing a day count fraction of the actual number of days in the distribution period divided by 365 or 366, as applicable.

Distributions on the capital securities:

•	will be cumulative;

•	will accumulate from August 10, 2005, the original issue date of the capital securities; and

•	will be payable semi-annually in arrears on February 10 and August 10 of each year, commencing February 10, 2006.

Distributions will be payable to The Bank of New York, or its nominee, for remittance to Euroclear and Clearstream, Luxembourg as described below.

Funds available for distribution will be limited to payments received from us on the junior subordinated notes.

Payments

The Trust generally will pay distributions on the capital securities to The Bank of New York, or its nominee, for remittance to Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg then will credit the relevant accounts at Euroclear and Clearstream, Luxembourg on the applicable payment dates. If the global securities certificates for the capital securities are not held by or on behalf of The Bank of New York or its nominee, the Trust will make the payments by check mailed to the addresses of the holders as those addresses appear on the books and records of the Trust on the relevant record dates. The record date for book-entry only capital securities will be the business day before the relevant payment date.

The Trust will pay distributions through the property trustee. The property trustee will hold payments received on the junior subordinated notes in the property account for the benefit of the holders of the capital and common securities.

If a distribution is payable on a day that is not a business day, then that distribution will be paid on the next day that is a business day, and without any interest or other payment for any delay. However, if the next succeeding business day is in the next calendar year, the distribution will be paid on the immediately preceding business day.

Payments of distributions and the liquidation amount on the capital securities normally will be made in pounds sterling. However, if pounds sterling are not available to us due to circumstances beyond our control, such as the imposition of exchange controls or a disruption in the currency markets, we and the Trust are entitled to satisfy our obligations to make the payments on the junior subordinated notes and the capital securities in pounds sterling by making the payments in U.S. dollars instead, using an exchange rate determined by Banc of America Securities Limited, as exchange rate agent, in its sole discretion.

The term “business day” means any weekday that (1) is not a legal holiday in New York, New York, Charlotte, North Carolina, or London, (2) is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed, and (3) is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (“TARGET”) System or any successor system is open for business.

Payment of Additional Amounts

At all times that the property trustee is the holder of the junior subordinated notes, we will pay additional interest on the junior subordinated notes to ensure that the property trustee will have sufficient funds to ensure that every net payment on a capital security will not be less, due to the payment of United States withholding tax, than the amount then otherwise due and payable. See “Description of the Junior Subordinated Notes—Payment of Additional Amounts” on page S-30 for a description of these additional payments, and the related exceptions from our obligation to pay them. However, the obligation to pay such additional amounts will constitute a “tax event” and will allow for the prepayment of the junior subordinated notes upon the terms described below.

Deferral of Distributions

We will have the right to defer interest payments on the junior subordinated notes at any time and from time to time by extending the interest payment period for a period of up to 10 consecutive semi-annual periods, but not beyond the maturity of the junior subordinated notes. We refer to this extended period as a “deferral period.”

As a consequence of any interest deferral, the Trust will defer the semi-annual distribution payments on the capital securities during the applicable deferral period, as well as the payment of any additional amounts, as described above, that would be required to be paid on those deferred payments. The accumulated but unpaid distributions will continue to accumulate additional distributions, to the extent permitted by applicable law, at an annual rate of 5 1/4%, compounded semi-annually, during the deferral period. If any additional amounts are required to be paid on those additional distributions as a result of any U.S. withholding taxes, as described above, those additional amounts will only be paid at the time that the related distribution is paid. During a deferral period, we will be subject to restrictions with respect to payments related to our capital stock and our indebtedness that is equal or junior to the junior subordinated notes. See “Description of the Junior Subordinated Notes—Option to Defer Interest Payments” and “—Certain Covenants of Bank of America” on pages 29 and 30 of the attached prospectus for more information regarding these restrictions and the applicable exceptions.

If the Trust defers distributions, the deferred distributions, including accumulated additional distributions, will be paid on the distribution payment date following the last day of the deferral period to the holders on the record date for that distribution payment date. Upon termination of a deferral period and payment of all amounts due on the capital securities, we may elect to begin a new deferral period.

Currently, we do not intend to exercise our right to defer interest payments by extending the interest payment period on the junior subordinated notes.

Redemption

The capital securities have no stated maturity but must be redeemed upon the maturity of the junior subordinated notes or their earlier prepayment. When we pay or prepay the junior subordinated notes, whether at their August 10, 2035 maturity date or upon earlier prepayment, the property trustee will apply the proceeds from that payment to redeem capital and common securities having an aggregate liquidation amount equal to that portion of the principal amount of junior subordinated notes being prepaid. The redemption price per security at maturity will equal the £50,000 liquidation amount, and the redemption price on a prepayment will equal the applicable prepayment price attributed to £50,000 in principal amount of the junior subordinated notes calculated as described below (the “Redemption Price”), in each case plus accumulated but unpaid distributions to the date of payment. See “Description of Junior Subordinated Notes—Prepayment” on page S-33.

If less than all of the junior subordinated notes are to be prepaid, then the aggregate liquidation amount of the capital and common securities to be redeemed will be allocated to the capital and common securities proportionately, except in the case of an event of default under the declaration of trust that is continuing. See “Description of the Capital Securities—Subordination of Common Securities” on page 17 of the attached prospectus.

We will have the right, subject to any required prior approval of the Federal Reserve Board, to prepay the junior subordinated notes:

•	in whole or in part, on one or more occasions, at any time at our election; and

•	in whole, but not in part, at any time within 90 days following the occurrence and continuation of a tax event, an investment company event, or a capital treatment event, each as defined in the attached prospectus, see “Description of the Capital Securities—Redemption of Capital Securities” on page 14 of the attached prospectus (except that to the extent a tax event occurs as a result of the requirement to pay additional amounts as described above, the requirement to act within 90 days does not apply and the junior subordinated notes may be prepaid at any time while such tax event is continuing).

For purposes of this global prospectus supplement, a “tax event” shall also be deemed to have occurred if we have or will become obligated to pay additional amounts as to the capital securities or the junior subordinated notes as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority of the United States having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this global prospectus supplement.

Optional Redemption Upon Prepayment

In the case of the first type of prepayment described above (an “optional prepayment”), the prepayment price (the “Optional Prepayment Price”) for the junior subordinated notes will be equal to the greater of:

(1) 100% of the principal amount of the junior subordinated notes being prepaid; or

(2) as determined by the quotation agent (as described below), the present value of scheduled payments of principal and interest from the prepayment date to August 10, 2035, on the junior subordinated notes being prepaid, discounted to the prepayment date on a semi-annual basis at a discount rate equal to the bond yield plus a spread of 0.10%.

Redemption in the Event of a Special Prepayment

In the case of the second type of prepayment described above, the prepayment upon an occurrence of a tax event, investment company event, or a capital treatment event (a “special event prepayment”), the prepayment price (the “Special Event Prepayment Price”) for the junior subordinated notes will be equal to the greater of:

(1) 100% of the principal amount of the junior subordinated notes being prepaid; or

(2) as determined by the quotation agent, the present value of scheduled payments of principal and interest from the prepayment date to August 10, 2035, on the junior subordinated notes being prepaid, discounted to the prepayment date on a semi-annual basis at a discount rate equal to the bond yield plus a spread of 0.35%.

However, in the case of a tax event resulting from the requirement to pay additional amounts described above, the Special Event Prepayment Price will be limited to 100% of the principal amount and accrued and unpaid interest on the junior subordinated notes being prepaid.

Because the spread percentage will be higher for a prepayment after a tax event (except as described above), an investment company event, or a capital treatment event than for a prepayment in other circumstances, the Redemption Price we will pay to redeem your capital securities will be lower if the redemption is due to a special event of this kind.

Definitions

The “quotation agent” means Banc of America Securities Limited or any successor appointed by us. Banc of America Securities Limited is our subsidiary and an affiliate of the Trust.

The “bond yield” means the rate per annum equal to the annual yield to maturity of the comparable bond issue, assuming a price equal to the comparable bond price, on the third business day preceding such redemption date.

The “comparable bond issue” means for any redemption date, the bond selected by the quotation agent as having a maturity comparable to the time period from the redemption date to August 10, 2035 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to this time period. If no such bond has a maturity that is within a period from three months before to three months after August 10, 2035, the two most closely corresponding bonds shall be used as the comparable bond issue, and the bond yield will be interpolated and extrapolated on a straight-line basis, rounding to the nearest month using those bonds.

The “comparable bond price” means (1) the average of five reference bond dealer quotations (as described below) for the applicable redemption date, after excluding the highest and lowest of those reference bond dealer quotations, or (2) if fewer than five such reference bond dealer quotations are obtained, the average of all of those quotations.

The “reference bond dealer quotations” means, with respect to each reference bond dealer (as described below) and any redemption date, the average of the bid and asked prices for the comparable bond issue, expressed in each case as a percentage of its principal amount, quoted in writing by that reference bond dealer at 11:00 a.m., London time, on the third business day preceding such redemption date.

The “reference bond dealer” will be (1) the quotation agent and (2) any other bond dealer selected by the property trustee after consultation with us.

“Bond dealer” means any credit institution or financial services institution that regularly deals in bonds and other debt securities.

Redemption Procedures

The Trust may redeem capital securities only to the extent it has funds on hand and legally available to pay the redemption price.

The regular trustee will mail written notice of the redemption of the capital securities to the registered holders at least 15 but not more than 60 days before the date fixed for redemption. If the Trust gives a redemption notice, then, by 12:00 noon, New York City time, on the redemption date, if the funds are available for payment, the property trustee will, for capital securities held in book-entry only form:

•	irrevocably deposit with The Bank of New York, or its nominee, for remittance to Euroclear and Clearstream, Luxembourg funds sufficient to pay the applicable redemption price; and

•	give The Bank of New York, or its nominee, for remittance to Euroclear and Clearstream, Luxembourg irrevocable instructions and authority to pay the redemption price to the holders of the capital securities.

If the capital securities are no longer held in book-entry only form, and the funds are available for payment, then the property trustee will pay the redemption price by check mailed to the addresses of the holders of the capital securities as they appear in the register.

Distributions payable on or prior to the redemption date for any capital securities called for redemption will be payable to the holders of the capital securities on the relevant record dates.

Once a redemption notice is given and funds are deposited, then distributions on the capital securities being redeemed will cease to accrue, and all rights of the holders of the capital securities being redeemed will cease, except the right to receive the redemption price, but without any interest for any delay in receiving it.

If any date fixed for redemption is not a business day, then payment of the redemption price will be made on the next day that is a business day, without any interest or other payment for the delay. However, if the next succeeding business day is in the next calendar year, the Trust will make payment on the immediately preceding business day.

If payment of the redemption price for the capital securities called for redemption is improperly withheld or refused and not paid either by the Trust or by us under the guarantee, then distributions on those capital securities will continue to accrue at the then-applicable rate from the original redemption date to the actual payment date. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption price.

We may purchase at any time and from time to time, through a subsidiary or affiliate of ours, outstanding capital securities by tender, in the open market, or by private agreement.

If less than all the capital and common securities are redeemed, then the aggregate liquidation amount of the capital and common securities to be redeemed normally will be allocated to the common securities and to the capital securities proportionately. However, if an event of default under the declaration of trust has occurred and is continuing, holders of the capital securities will be paid in full before any payments are made to holders of the common securities. See “Description of the Capital Securities—Subordination of Common Securities” on page 17 of the attached prospectus for a more complete discussion. The property trustee will select the particular capital securities to be redeemed on the pro rata basis we described above by any method the property trustee deems fair and appropriate or, if the capital securities are then held in book-entry form, in accordance with the customary procedures of Euroclear and Clearstream, Luxembourg.

Liquidation Distribution Upon Dissolution

We can at any time dissolve and liquidate the Trust. The amount payable on the capital and common securities in the event of any liquidation of the Trust is the liquidation amount of £50,000 per security, plus accrued and unpaid distributions, subject to certain exceptions, which may be paid in the form of a distribution of junior subordinated notes to the holders of the capital and common securities.

The declaration of trust states that the Trust will terminate on January 1, 2058 or will dissolve earlier:

•	upon the bankruptcy of Bank of America;

•	upon the filing of a certificate of dissolution or its equivalent with respect to Bank of America;

•	upon the consent of the holders of at least a majority in aggregate liquidation amount of the capital and common securities voting together as a single class to dissolve the Trust;

•	upon the revocation of the charter of Bank of America and the expiration of 90 days after the date of revocation without a reinstatement thereof;

•	at the election of Bank of America at any time and upon the distribution of the junior subordinated notes held by the Trust to the holders of the capital and common securities;

•	upon the entry of a decree of judicial dissolution of the holder of the common securities, Bank of America or the Trust; or

•	upon the redemption of all of the Trust’s capital and common securities.

If the Trust dissolves as described in the preceding paragraph, after the Trust pays all amounts owed to creditors, holders of the capital and common securities will be entitled to receive:

•	junior subordinated notes having a principal amount equal to the liquidation amount of the capital and common securities of the holders; or

•	a cash amount equal to the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment.

The holders of the common securities will be entitled to receive distributions upon any liquidation on a proportionate basis with the holders of the capital securities, except that if an event of default under the declaration of trust has occurred and is continuing, the Trust will pay the total amounts due on the capital securities before making any distribution on the common securities. If the Trust cannot pay the full amount due on the capital and common securities because it has insufficient assets for payment, then the amounts the Trust owes on the capital securities will be allocated proportionately. See “Description of the Capital Securities—Subordination of Common Securities” on page 17 of the attached prospectus for a more complete description.

After the distribution date of junior subordinated notes and dissolution of the Trust:

•	the capital securities and the common securities will no longer be deemed to be outstanding;

•	The Bank of New York, or its nominee, as the record holder of capital securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated notes to be delivered upon such distribution; and

•	any certificates representing capital securities not held by The Bank of New York, or its nominee, will be deemed to represent the corresponding junior subordinated notes having an aggregate principal amount equal to the aggregate stated liquidation amount of those capital securities, with an interest rate of 5 1/4%, and bearing accrued and unpaid interest in an amount equal to accrued and unpaid distributions on the capital securities, until those certificates are surrendered for transfer or reissuance.

The Property Trustee

We and certain of our affiliates from time to time have maintained deposit accounts and conducted other banking transactions with the property trustee and its affiliates in the ordinary course of business. We expect to continue those business transactions. The property trustee also serves as trustee for certain series of our outstanding indebtedness under other indentures.

Paying Agent, Security Registrar, and Transfer Agent

Until the capital securities are paid, we will maintain a paying agent, security registrar, and transfer agent for the capital securities. Initially, The Bank of New York will serve in each of those capacities.

DESCRIPTION OF JUNIOR SUBORDINATED NOTES

The following, together with the description of junior subordinated notes under “Description of the Junior Subordinated Notes” on page 26 in the attached prospectus, describes the material terms of the junior subordinated notes. If the description of the junior subordinated notes in this global prospectus supplement differs in any way from the description in the attached prospectus, you should rely on the description in this global prospectus supplement. The terms of the junior subordinated notes are set forth in the junior subordinated indenture, dated as of November 1, 2001, between Bank of America and The Bank of New York, as indenture trustee, and the seventh supplemental indenture to be dated August 10, 2005. You also should read the Trust Indenture Act which governs certain terms of the junior subordinated notes. The junior subordinated indenture is on file at the SEC as an exhibit to the registration statement pertaining to this global prospectus supplement and the attached prospectus.

The junior subordinated notes will be issued to the property trustee of the Trust on behalf of the holders of the capital and common securities. Under circumstances involving the dissolution of the Trust, the Trust may distribute the junior subordinated notes to the holders of the capital and common securities in liquidation of the Trust. See “Description of Capital Securities—Liquidation Distribution Upon Dissolution” on page S-26. If the junior subordinated notes are distributed to the holders of capital securities, we will use our reasonable efforts to have the junior subordinated notes admitted to the Official List and admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market or any other exchange on which the capital securities are then listed.

General

The junior subordinated notes will be unsecured, junior subordinated obligations of Bank of America in the principal amount of £876,500,000. These notes will be purchased with the funds received by the Trust from:

•	the sale of the capital securities offered by this global prospectus supplement; and

•	the sale of the common securities to Bank of America.

The junior subordinated notes will rank junior to our Senior Obligations, as defined in the attached prospectus. For information on the subordination of the junior subordinated notes, see “Description of the Junior Subordinated Notes—Subordination” on page 27 of the attached prospectus.

The entire principal amount of the junior subordinated notes will be due and payable, with any accrued and unpaid interest, on August 10, 2035. In certain circumstances, the junior subordinated notes may be prepaid prior to maturity. There is no sinking fund for the junior subordinated notes.

Interest

The junior subordinated notes will bear interest at an annual rate of 5 1/4%, from, and including, August 10, 2005 until the principal becomes due and payable. Interest will be payable semi-annually in arrears on February 10 and August 10 of each year, beginning February 10, 2006. Interest payments not paid when due will accrue additional interest, compounded semi-annually, at the annual rate of 5 1/4%, to the extent permitted by applicable law. We will pay interest on the junior subordinated notes to the holders of record on the relevant record date. If the property trustee is the holder of the global note, the record date will be one business day before the relevant payment dates.

The amount of interest payable for any period less than a full interest period will be computed utilizing a day count fraction of the actual number of days in the interest period divided by 365 or 366, as applicable.

If any date on which interest is payable on the junior subordinated notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment as a result of the delay, with the same force and effect as if made on the date that payment was originally payable. However, if the next succeeding business day is in the next calendar year, payment will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest at the rate per annum of 5 1/4%, compounded semi-annually, and computed utilizing a day count fraction of the actual number of days in the interest period divided by 365 or 366, as applicable.

The term “interest” as used in this global prospectus supplement and the attached prospectus includes semi-annual interest payments, interest on semi-annual interest payments not paid on the applicable interest payment date, compounded interest, and additional interest, as applicable.

The interest payment provisions for the junior subordinated notes correspond to the distribution provisions for the capital securities. See “Description of Capital Securities—Payments” on page S-22.

Option to Extend Interest Payment Period

We have the right, at any time and from time to time, to defer the payment of interest on the junior subordinated notes for a period of up to 10 consecutive semi-annual periods, but not beyond the maturity date of the junior subordinated notes. During a deferral period, interest will continue to accrue and you will be required to accrue interest income for United States federal income tax purposes. See “United States Federal Income Taxation—United States Holders—Interest Income and OID” on page 41 of the attached prospectus for further information on United States federal income taxation. On the interest payment date following the last day of any deferral period, we will pay all interest then accrued and unpaid, together with additional interest on the accrued and unpaid interest, compounded semi-annually, at the annual rate of 5 1/4%, to the extent permitted by law.

During a deferral period, we will be subject to restrictions with respect to payments related to our capital stock and our indebtedness that is equal or junior to the junior subordinated notes, as described on page 30 of the attached prospectus under “Description of the Junior Subordinated Notes—Certain Covenants of Bank of America.”

We may extend a deferral period further prior to the end of that deferral period, so long as the period, as extended, does not exceed 10 consecutive semi-annual periods, and does not extend beyond the maturity date of the junior subordinated notes. After the termination of any deferral period and the payment of all amounts due, we may begin a new deferral period, which must comply with the above requirements. Interest will not be payable during a deferral period, only at the end of the deferral period. We may prepay at any time all or any portion of the interest accrued during a deferral period.

If the junior subordinated notes are registered in the name of the property trustee, we will give the property trustee, the Delaware trustee, and the regular trustees written notice of our election of a deferral period at least one business day before the earlier of:

•	the next succeeding date on which distributions on the capital securities are payable; and

•	the date the Trust is required to give notice to any exchange on which the capital securities are listed or any other applicable self-regulatory organization, if any, of the record or payment date for the related distribution.

The property trustee will give notice of our election of a deferral period to the holders of the capital securities.

If the junior subordinated notes are not registered in the name of the property trustee, we will give the holders of the junior subordinated notes and the indenture trustee written notice of our election of a deferral period at least 10 business days before the earlier of the next succeeding interest payment date or the date we are required to give notice of the record date or payment date of such interest payment to any exchange on which the junior subordinated notes or capital securities are listed or any other applicable self-regulatory organization, or to the holders of the junior subordinated notes.

Currently, we do not intend to exercise our right to defer payments of interest by extending the interest payment period on the junior subordinated notes.

Payment of Additional Amounts

Subject to the exemptions and limitations set forth below, we will pay additional amounts on the junior subordinated notes with respect to any beneficial owner of the capital securities (or the junior subordinated notes, following any liquidation of the Trust) that is a non-United States person to ensure that each net payment to that non-United States person on such capital securities (or junior subordinated notes, following such a liquidation) that it beneficially owns will not be less, due to the payment of United States withholding tax, than the amount then otherwise due and payable. We will not be obligated to make additional payments that exceed the amount required to do so. For this purpose, a “net payment” on a capital security or a junior subordinated note means a payment by the Trust, us, or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge of the United States. These additional amounts will constitute additional interest on the junior subordinated notes. At all times that the property trustee is the holder of the junior subordinated notes, the Trust will pay these additional amounts to the holders of the capital securities such that every net payment on a capital security will not be less due to the payment of United States withholding tax than the amount otherwise due and payable, as described in “Description of the Capital Securities—Payment of Additional Amounts.”

We will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.

(1) Additional amounts will not be payable if a payment on a capital security or the junior subordinated notes, as applicable, is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	having a relationship with the United States as a citizen, resident, or otherwise;

•	having had such a relationship in the past; or

•	being considered as having had such a relationship.

(2) Additional amounts will not be payable if a payment on a capital security or the junior subordinated notes, as applicable, is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	being treated as present in or engaged in a trade or business in the United States;

•	being treated as having been present in or engaged in a trade or business in the United States in the past;

•	having or having had a permanent establishment in the United States; or

•	having or having had a qualified business unit which has the U.S. dollar as its functional currency.

(3) Additional amounts will not be payable if a payment on a capital security or the junior subordinated notes, as applicable, is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being or having been a:

•	personal holding company;

•	foreign personal holding company;

•	foreign private foundation or other foreign tax-exempt organization;

•	passive foreign investment company;

•	controlled foreign corporation; or

•	corporation which has accumulated earnings to avoid U.S. federal income tax.

(4) Additional amounts will not be payable if a payment on a capital security or the junior subordinated notes, as applicable, is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote.

(5) Additional amounts will not be payable if a payment on a capital security or the junior subordinated notes, as applicable, is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank extending credit under a loan agreement entered into in the ordinary course of business.

For purposes of items (1) through (5) above, “beneficial owner” includes a fiduciary, settlor, partner, member, shareholder, or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, corporation, or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(6) Additional amounts will not be payable to any beneficial owner of a capital security or the junior subordinated notes, as applicable, that is:

•	a fiduciary;

•	a partnership;

•	a limited liability company;

•	another fiscally transparent entity; or

•	not the sole beneficial owner of the applicable security, or any portion of that security.

However, this exception to the obligation to pay additional amounts will apply only to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner, or member of the partnership, limited liability company, or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner, or member received directly its beneficial or distributive share of the payment.

(7) Additional amounts will not be payable if a payment on a capital security or the junior subordinated notes, as applicable, is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation, or other information reporting requirements. This exception to the obligation to pay additional amounts will apply only if compliance with these reporting requirements is required as a precondition to exemption from such tax, assessment, or other governmental charge by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party.

(8) Additional amounts will not be payable if a payment on a capital security or the junior subordinated notes, as applicable, is reduced as a result of any tax, assessment, or other governmental charge that is collected or imposed by any method other than by withholding from a payment on the applicable security by the Trust, us, or any paying agent.

(9) Additional amounts will not be payable if a payment on a capital security or the junior subordinated notes, as applicable, is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(10) Additional amounts will not be payable if a payment on a capital security or the junior subordinated notes, as applicable, is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(11) Additional amounts will not be payable if a payment on a capital security or the junior subordinated notes, as applicable, is reduced as a result of any:

•	estate tax;

•	inheritance tax;

•	gift tax;

•	sales tax;

•	excise tax;

•	transfer tax;

•	wealth tax;

•	personal property tax; or

•	any similar tax, assessment, or other governmental charge.

(12) Additional amounts will not be payable if a payment on a capital security or the junior subordinated notes, as applicable, is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on the applicable security if that payment can be made without such withholding by any other paying agent.

(13) Additional amounts will not be payable if a payment on a capital security or the junior subordinated notes, as applicable, is reduced as a result of any combination of items (1) through (12) above.

Except as specifically provided under “—Payment of Additional Amounts,” we will not be required to make any payment of any tax, assessment, or other governmental charge imposed by any government, political subdivision, or taxing authority of that government. In addition, the obligation to pay additional amounts will constitute a tax event and will allow for the prepayment of the junior subordinated notes upon the terms described herein.

As used in this global prospectus supplement, “United States person” means:

•	any individual who is a citizen or resident of the United States;

•	any corporation, partnership, or other entity created or organized in or under the laws of the United States;

•	any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of that income; and

•	any trust if a U.S. court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

Additionally, “non-United States person” means a person who is not a United States person, and “United States” means the United States of America, including each state of the United States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.

Prepayment

We have the right, subject to any required prior approval from the Federal Reserve Board, to prepay the junior subordinated notes:

•	in whole or in part, on one or more occasions, at any time at our election; or

•	in whole, but not in part, at any time within 90 days following the occurrence and continuation of a tax event, an investment company event, or a capital treatment event (the “90-day period”), as described under “Description of Capital Securities—Redemption” on page S-23 (except that to the extent a tax event occurs as a result of the requirement to pay additional amounts as described above, the requirement to act within 90 days does not apply and the junior subordinated notes may be prepaid at any time while such tax event is continuing).

If we exercise our right to prepay the junior subordinated notes, in whole or in part, the prepayment price will be calculated as described below, plus any accrued and unpaid interest, to the date of prepayment.

In the case of an optional prepayment, the Optional Prepayment Price for the junior subordinated notes will be equal to the greater of:

(1) 100% of the principal amount of the junior subordinated notes being prepaid; or

(2) as determined by the quotation agent, the present value of scheduled payments of principal and interest from the prepayment date to August 10, 2035, on the junior subordinated notes being prepaid, discounted to the prepayment date on a semi-annual basis at a discount rate equal to the bond yield plus a spread of 0.10%.

In the case of a special event prepayment, the Special Event Prepayment Price for the junior subordinated notes will be equal to the greater of:

(1) 100% of the principal amount of the junior subordinated notes being prepaid; or

(2) as determined by the quotation agent, the present value of scheduled payments of principal and interest from the prepayment date to August 10, 2035, on the junior subordinated notes being prepaid, discounted to the prepayment date on a semi-annual basis at a discount rate equal to the bond yield plus a spread of 0.35%.

However, in the case of a tax event resulting from the requirement to pay additional amounts described above, the Special Event Prepayment Price will be limited to 100% of the principal amount and accrued and unpaid interest on the junior subordinated notes being prepaid.

Registration, Denomination, and Transfer

The junior subordinated notes will be registered in the name of the property trustee, who will hold the junior subordinated notes in trust for the benefit of the holders of the capital and common securities.

The junior subordinated notes will be issued in denominations of £50,000 and integral multiples of £50,000.

If the junior subordinated notes are distributed to holders of capital securities, we anticipate that The Bank of New York or its nominee will act as securities depository for the junior subordinated notes.

Modification of Indenture

For a description of the provisions for modifying the junior subordinated indenture and the junior subordinated notes, see “Description of the Junior Subordinated Notes—Modification of Junior Subordinated Indenture” on page 33 of the attached prospectus.

Events of Default and the Rights of Capital Securities Holders to Take Action Against Us

See “Description of the Junior Subordinated Notes—Events of Default, Waiver, and Notice” on page 31 of the attached prospectus for a description of:

•	the events of default for the junior subordinated notes; and

•	the actions that may be taken by the indenture trustee and the holders of junior subordinated notes, including the Trust, following an event of default.

If there is a payment failure on the junior subordinated notes, and the property trustee fails to enforce its rights under the junior subordinated indenture, then a registered holder of capital securities may bring a legal action against us directly for enforcement of payment to you of amounts owed on the junior subordinated notes (a “direct action”). We can set-off against payments then due under the junior subordinated notes any corresponding payments we make to holders of capital securities under the guarantee in connection with a direct action.

The holders of the capital securities will not be able to exercise directly any remedies available to the holders of the junior subordinated notes except under the circumstance we describe in the preceding paragraph.

The Indenture Trustee

We and certain of our affiliates have from time to time maintained deposit accounts and conducted other banking transactions with the indenture trustee and its affiliates in the ordinary course of business. We expect to continue these business transactions. The indenture trustee also serves as trustee for certain series of our outstanding indebtedness under other indentures.

DESCRIPTION OF GUARANTEE

The following, together with the “Description of Guarantee” on page 36 of the attached prospectus, describes the material terms of the guarantee. If the description of the guarantee in this global prospectus supplement differs in any way from the description in the attached prospectus, you should rely on the description in this global prospectus supplement. The terms of the guarantee are set forth in the guarantee, to be dated as of August 10, 2005, executed and delivered by Bank of America and The Bank of New York, as guarantee trustee, and in the Trust

Indenture Act. A form of guarantee is on file at the SEC as an exhibit to the registration statement pertaining to this global prospectus supplement and the attached prospectus.

The following payments on the capital securities, which are referred to as “guarantee payments,” if not fully paid by the Trust, will be paid by us under the guarantee, without duplication, on a junior subordinated basis:

•	any accrued and unpaid distributions that are required to be paid on the capital securities, to the extent the Trust has funds available for distributions;

•	the applicable Redemption Price, plus all accrued and unpaid distributions, relating to any capital securities called for redemption by the Trust, to the extent the Trust has funds available for redemptions; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the Trust, other than in connection with the distribution of junior subordinated notes held by the Trust to the holders of capital securities, the lesser of:

¡	the liquidation amount of £50,000 per capital security and all accrued and unpaid distributions on the capital securities to the date of payment, to the extent the Trust has funds available to make the payment; and

¡	the amount of assets of the Trust remaining available for distribution to holders of the capital securities in liquidation of the Trust.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts to the holders of capital securities or by causing the Trust to pay those amounts to such holders.

RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE JUNIOR SUBORDINATED NOTES, AND THE GUARANTEE

We will guarantee distribution, redemption, and liquidation payments due on the capital securities to the extent the Trust has funds available for those payments, as described under “Description of Guarantee” above. No single document executed by us will provide for the full, irrevocable, and unconditional guarantee of the capital securities. It is only the combined operation of the guarantee, the declaration of trust, and the junior subordinated indenture that has the effect of providing a full, irrevocable, and unconditional guarantee on a junior subordinated basis of the Trust’s obligations under the capital securities.

As long as we pay interest and other payments when due on the junior subordinated notes, those payments will be sufficient to cover distributions and redemption and liquidation payments due on the capital securities, because:

•	the aggregate principal amount of the junior subordinated notes will be equal to the sum of the aggregate liquidation amount of the capital and common securities;

•	the interest rate and interest and other payment dates on the junior subordinated notes will be the same as the distribution rate and distribution and other payment dates for the capital securities;

•	under the junior subordinated indenture, we will pay for any and all costs, expenses, and liabilities of the Trust, except withholding taxes and the Trust’s obligations to holders of the capital and common securities; and

•	the declaration of trust provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

A default or event of default under any of our Senior Obligations would not necessarily constitute a default or event of default under the capital securities. However, if certain events of bankruptcy, insolvency, or reorganization occur, the junior subordinated indenture provides that no payments may be made on the junior subordinated notes until the Senior Obligations have been paid in full. See “Description of the Junior Subordinated Notes—Subordination” on page 27 of the attached prospectus.

Rights Upon Dissolution

The holders of the capital securities will be entitled to receive, out of assets of the Trust, a cash distribution upon any voluntary or involuntary dissolution, winding-up, or liquidation of the Trust that does not involve the distribution of the junior subordinated notes, after the Trust has paid the liabilities owed to its creditors as required by applicable law. See “Description of Capital Securities—Liquidation Distribution Upon Dissolution” on page S-26.

In the event of any voluntary or involuntary liquidation or bankruptcy of Bank of America, the Trust, as registered holder of the junior subordinated notes, would be a subordinated creditor of Bank of America, subordinated and junior in right of payment to all of our Senior Obligations, as defined in the attached prospectus, but entitled to receive payment in full of all amounts payable with respect to the junior subordinated notes before any of our common stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses, and liabilities of the Trust (other than withholding taxes and the Trust’s obligations to the holders of the capital and common securities), the positions of a holder of the capital securities and a holder of the junior subordinated notes relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

REGISTRATION AND SETTLEMENT

Form of Capital Securities; Book-Entry System

The capital securities will be issued in book-entry only form. This means that we will not issue actual capital securities or certificates to each holder, except in limited circumstances. Instead, the capital securities will be in the form of a global security held in the name of The Bank of New York Depository (Nominees) Limited on behalf of Euroclear and Clearstream, Luxembourg. In order to own a beneficial interest in the capital securities, you must be an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. The initial common depository for Euroclear and Clearstream, Luxembourg will be The Bank of New York, and The Depository Trust Company will not be the depository for the capital securities.

No service charge will be made for any registration of transfer or exchange of capital securities issued in certificated form, but the Trust may require payment of a sum sufficient to cover any related tax, assessment, or other governmental charge. If the capital securities are listed on the London Stock Exchange and are subsequently issued in certificated form, we will appoint a paying and transfer agent in London and publish its name in a leading English language newspaper of general circulation in London, which is expected to be the Financial Times. Any capital securities in certificated form may be presented for payment and transfer at the paying and transfer agent’s office while they are outstanding. In addition, upon redemption of the capital securities, any capital securities in certificated form and listed on the London Stock Exchange may be presented for payment at the offices of the paying and transfer agent in London for up to two years after the redemption date.

Same Day Settlement and Payment

We will settle the capital securities in immediately available funds. As long as the capital securities are represented by global securities, the Trust will make all distributions and liquidation payments in immediately available funds.

The distribution of the capital securities will be cleared through Euroclear and Clearstream, Luxembourg. Any secondary market trading of book-entry interests in the capital securities will take place through Euroclear and Clearstream, Luxembourg participants and will settle in same-day funds. Owners of book-entry interests in the capital securities will receive payments relating to their capital securities in pounds sterling.

Euroclear and Clearstream, Luxembourg have established electronic securities and payment transfer, processing, depository, and custodial links among themselves and others, either directly or through custodians and depositories. These links allow securities to be issued, held, and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Euroclear and Clearstream, Luxembourg will govern payments, redemptions, transfers, exchanges, and other matters relating to your interest in securities held by them. Neither we nor the Trust has any responsibility for any aspect of the records kept by Euroclear or Clearstream, Luxembourg or any of their direct or indirect participants. Neither we nor the Trust supervise these systems in any way.

You will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Euroclear and Clearstream, Luxembourg and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as described in this global prospectus supplement, owners of beneficial interests in the capital securities will not be entitled to have the capital securities registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the capital securities. Accordingly, each person owning a beneficial interest in the capital securities must rely on the procedures of Euroclear and Clearstream, Luxembourg and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of capital securities.

Clearstream, Luxembourg is incorporated under the laws of Luxembourg. Euroclear is incorporated under the laws of Belgium.

Payment in U.S. Dollars

If pounds sterling are unavailable for a payment on the junior subordinated notes or the capital securities due to circumstances beyond our control, such as the imposition of exchange controls or a disruption in the currency markets, we and the Trust will be entitled to satisfy our obligations to make the payments on the junior subordinated notes and the capital securities in pounds sterling by making the payments in U.S. dollars instead, on the basis of the exchange rate determined by Banc of America Securities Limited, as exchange rate agent, in its sole discretion. We may change the exchange rate agent from time to time after the original issuance of the capital securities without your consent and without notifying you of the change.

Notices

Any notices required to be delivered to the holders of the capital securities will be given to Euroclear and Clearstream, Luxembourg for communication to their participants. In addition, for so long as the capital securities or the junior subordinated notes are listed on the London Stock Exchange, and the rules of the London Stock Exchange so require, notices will be deemed valid if published in a leading English language daily newspaper of general circulation in London, which is expected to be the Financial Times.

If capital securities or the junior subordinated notes are issued in certificated form, notices to their holders also will be given by mail to the addresses of the holders as they appear on the security register. However, until capital securities or the junior subordinated notes are issued in certificated form, notice by publication in a newspaper may be given to Euroclear and Clearstream, Luxembourg for communication to their participants.

Any notice so published shall be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication. Any notice to Euroclear and Clearstream, Luxembourg shall be deemed to have been delivered to their participants on the seventh day after the day on which the notice was given to Euroclear and Clearstream, Luxembourg.

Neither the Trust nor the Corporation intends to provide any post-issuance information in relation to the capital securities.

UNITED STATES FEDERAL INCOME TAXATION

General

For a brief description of the tax effects of an investment in the capital securities, see “United States Federal Income Taxation” on page 40 of the attached prospectus. The following discussion supplements (and to the extent inconsistent with, supersedes), and should be read in conjunction with, the discussion in that section of the attached prospectus.

The junior subordinated notes will be issued with de minimis OID, as determined under the Internal Revenue Code of 1986, as amended (the “Code”). References to OID below and in the attached prospectus do not include de minimis OID, unless, as set forth in the attached prospectus, the junior subordinated notes would otherwise be treated as issued with OID. De minimis OID which is not treated as OID generally is treated as gain recognized upon receipt of the payment of principal. Eligible holders may elect to include this discount in gross income as it accrues.

You should consult with your own tax advisor before investing in the capital securities. An investment in the capital securities may not be appropriate for you.

United States Holders

United States holders should be aware that additional considerations will apply because the capital securities and the junior subordinated notes are payable in a currency other than U.S. dollars (“Foreign Currency”).

As set forth in the attached prospectus, for United States federal income tax purposes, each holder of capital securities generally will be considered the owner of an undivided interest in the junior subordinated notes, and each holder generally will be required to include in its gross income, in accordance with its method of accounting, all interest earned with respect to its allocable share of the junior subordinated notes. If the holder uses the cash method of accounting for United States federal income tax purposes, the holder will be required to include in income the U.S. dollar value of the interest payment (determined on the date the payment is made) regardless of whether the payment is in fact converted to U.S. dollars at that time. If the holder uses the accrual method of accounting for United States federal income tax purposes, or is otherwise is required to accrue interest prior to receipt, the holder will be required to include in income the U.S. dollar value of the amount of interest income that has accrued or is otherwise required to be taken into account during an accrual period. The U.S. dollar value of the accrued income generally will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. United States holders should consult their own tax advisors regarding certain elections which may be available to them regarding the rate of exchange to be used for this purpose. In addition to the interest income described above, the holder using the accrual method of accounting or otherwise required to accrue interest prior to receipt will be required to recognize ordinary income or loss on the date interest is received or the capital security is disposed of equal to the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

If the United States holder purchases a capital security with previously owned Foreign Currency, the holder will recognize currency gain or loss (which will be treated as ordinary income or loss) in an amount equal to the difference, if any, between the holder’s tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the capital security, determined on the date of purchase.

If the holder receives Foreign Currency on a sale, exchange, or retirement of a capital security, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the capital security is disposed of (or deemed disposed of as a result of a material change in the terms of the junior subordinated notes). If, however, the capital securities are traded on an established securities market and you are a cash basis taxpayer (or an accrual basis taxpayer that has made an appropriate election), the U.S. dollar value of the amount realized will be determined by translating the foreign currency payment at the spot rate of exchange on the settlement date of the sale. Assuming that Bank of America does not exercise its option to defer payment of interest on the junior subordinated notes and that the junior subordinated notes are not deemed to be issued with OID, a holder’s adjusted tax basis in a capital security generally will be its initial purchase price. For this purpose, the amount of any payment in Foreign Currency generally will be equal to the U.S. dollar value of that Foreign Currency on the date of purchase.

Gain or loss realized upon the sale, exchange, or retirement of a capital security that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the junior subordinated note, determined on the date such payment is received or the capital securities are disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the junior subordinated note, determined on the date the holder acquired the capital security. The Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss the holder realized on the sale, exchange, or retirement of the capital security.

The holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange, or retirement of a capital security equal to the U.S. dollar value of that Foreign Currency, determined at the time the interest is paid or at the time of the sale, exchange, or retirement. Any gain or loss realized by the holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars) will be ordinary income or loss.

As set forth in the attached prospectus, this summary does not apply to United States holders who have a functional currency other than the U.S. dollar. Those holders should consult their own tax advisors.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their United States federal tax returns and to retain a copy of all documents and records related to the transaction. In addition, “material advisors” with respect to such a transaction are required to file returns and maintain records, including lists identifying investors in the transactions, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the capital securities. Whether an investment in the capital securities constitutes a “reportable transaction” for any investor depends on that investor’s particular circumstances. The regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code, in an amount equal to or in excess of certain threshold amounts. The regulations specifically provide that a loss resulting from a “Section 988 transaction” will constitute a Section 165 loss. In general, a capital security will be subject to the rules governing foreign currency exchange gain or loss. Therefore, losses realized with respect to a capital security may constitute a Section 988 transaction, and a holder of capital securities that recognizes exchange loss in an amount that exceeds the loss threshold amount applicable to that holder may be required to file Form 8886. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the capital securities and should be aware that, should any “material advisor” determine that the return filing or investor list maintenance requirements apply to this transaction, they would be required to comply with these requirements.

EU DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

On July 1, 2005, a new EU Directive regarding the taxation of savings income payments became effective. The Directive requires a Member State to provide to the tax authorities of another Member State details of payments of interest or other similar income payments made by a person within its jurisdiction for the immediate benefit of an individual or to certain non-corporate entities resident in that other Member State (or for certain payments secured for their benefit). However, Austria, Belgium, and Luxembourg have opted out of the reporting requirements and are instead applying a special withholding tax for a transitional period in relation to such payments of interest, deducting tax at rates increasing over time to 35%. This transitional period began on July 1, 2005 and will terminate at the end of the first fiscal year following agreement by certain non-EU countries regarding the exchange of information relating to those payments.

Beginning July 1, 2005, a number of non-EU countries and certain dependent or associated territories of Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments of interest or other similar income payments made by a person in that jurisdiction for the immediate benefit of an individual or to certain non-corporate entities in any Member State. The Member States have entered into reciprocal provision of information or transitional special withholding tax arrangements with certain of those dependent or associated territories. These apply in the same way to payments by persons in any Member State to individuals or certain non-corporate residents of those territories.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension plan or other employee benefit plan, including a governmental plan, an IRA, or a Keogh plan, proposing to invest in the capital securities should consider this section carefully. This summary is based on provisions of Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”) and the Code as of the date of this prospectus supplement, and does not purport to be complete and is qualified in its entirety by reference to ERISA and the Code. No assurance can be given that future legislation, administrative regulations, or rulings or court decisions will not significantly modify the requirements summarized in this section. Any such changes may be retroactive and apply to transactions entered into prior to the date of their enactment or release.

The fiduciary investment considerations summarized in this section generally apply to private employee benefit plans, individual retirement accounts, or plans subject to Section 4975 of the Code (“Covered Plans”), but generally do not apply to employee benefit plans established and maintained by governmental units.

Before authorizing an investment in the capital securities, fiduciaries of a Covered Plan should consider (i) the fiduciary standards under ERISA, (ii) whether investment in the capital securities satisfies the prudence and diversification requirements of ERISA, and (iii) whether such fiduciaries have authority to make the investment under the appropriate plan investment policies and governing instruments and under Title I of ERISA.

In determining whether an investment is prudent for purposes of ERISA, the fiduciaries of a Covered Plan should consider all relevant facts and circumstances including, without limitation, whether the investment provides sufficient liquidity in light of the foreseeable needs of the Covered Plan, and whether the investment is reasonably designed, as part of the Covered Plan assets with respect to which the fiduciary has investment duties, to further the purposes of the Covered Plan, taking into consideration (a) the risk of loss and the opportunity for gain (or other return) associated with the investment, (b) the Covered Plan’s portfolio’s composition with regards to diversification, and (c) the projected return of the Covered Plan’s total portfolio relative to the anticipated cash flow needs of the Covered Plan. It is the obligation of the fiduciaries of a Covered Plan to consider whether an investment in the capital securities by the Covered Plan, when judged in light of the overall portfolio of the Covered Plan, will meet the prudence, diversification and other applicable standards of ERISA.

In addition, under regulations (the “Plan Asset Regulations”) issued by the U.S. Department of Labor, the Trust assets would be deemed to be “plan assets” for purposes of ERISA and Section 4975 of the Code if a Covered Plan makes an “equity” investment in the Trust and no exception were applicable under the Plan Asset Regulations. An “equity interest” is defined under the Plan Asset Regulations as any interest in an entity other than an instrument (a) that is treated as indebtedness under applicable local law, (b) which has no substantial equity features, and (c) which specifically includes a beneficial interest in a trust.

If the Trust assets were deemed to be “plan assets,” the persons providing services to the assets of the Trust may become parties in interest with respect to an investing Covered Plan and may be governed by the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code with respect to transactions involving those assets.

In this regard, if anyone with discretionary responsibilities over the junior subordinated notes or the capital securities were affiliated with Bank of America, any discretionary actions undertaken by that person regarding those assets could be deemed to be a prohibited transaction under ERISA or the Code (e.g., the use of fiduciary authority or responsibility in circumstances under which that person has interests that may conflict with the interests of the investing Covered Plan and affect the exercise of that person’s best judgment as a fiduciary).

“Plan assets” is a term which is not defined in ERISA. In the case of a Covered Plan, the plan assets generally would be deemed to include both the capital securities and an undivided interest in each of the underlying assets of the capital securities because the capital securities are not a publicly offered security and do not qualify for the exemptions available to an investment company or an operating company under the Plan Asset Regulations. However, the Plan Asset Regulations provide that if the total interests in the capital securities held by “Benefit Plan Investors” (as defined below) is less than 25 percent of the value of the capital securities immediately after the most recent acquisition of capital securities, the assets in the capital securities would not be considered “plan assets” because the Plan Asset Regulations do not consider ownership at that level by “Benefit Plan Investors” to be significant. For the purpose of this rule, the term “Benefit Plan Investors” includes all employee benefit plans, regardless of whether or not they are subject to ERISA (for example, governmental plans and non-U.S. employee benefit plans), plans subject to Section 4975 of the Code, certain insurance company general and separate accounts, and other entities whose underlying assets are deemed to include “plan assets” by reason an investment in that entity by Benefit Plan Investors.

Although the equity participation by Benefit Plan Investors on any date may not be significant for purposes of the Plan Asset Regulations, this result cannot be assured, and if the plan assets of Covered Plans were used to purchase the capital securities, the Trust’s asset could be deemed to be plan assets of Covered Plans under the fiduciary responsibility provisions of ERISA and the Code. Under ERISA, any person who exercises any authority or control over the management or disposition of plan assets is considered to be a fiduciary. This could result in the Property Trustee becoming a fiduciary of the Covered Plans that invest in the capital securities and becoming subject to the general fiduciary requirements of ERISA in exercising authority with respect to the management of the assets of the Trust. However, the Property Trustee has only limited discretionary authority with respect to the Trust assets, and the remaining responsibilities performed by the Property Trustee primarily will be custodial and ministerial in nature.

Even if the assets of the Trust are not deemed to be “plan assets” of Covered Plans investing in the Trust, specified transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code regarding an investing Covered Plan.

ERISA and the Code prohibit certain transactions (referred to as “prohibited transactions”) involving plan assets and persons who have certain specified relationships to the Covered Plans (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code). If we, the Trust or any of our affiliates are considered a party in interest or disqualified person with respect to Covered Plans, then the investment in capital securities by the Covered Plans may give rise to a prohibited transaction. There are several ways by which Bank of America, the Trust or our affiliates may be considered a party in interest or a disqualified person with respect to Covered Plans. For example, if we provide banking or financial advisory services to Covered Plans, or act as a trustee or in a similar fiduciary role for Covered Plans assets, we may be considered a party in interest or a disqualified person with respect to that Covered Plan.

Furthermore, if we were a party in interest with respect to an investing Covered Plan, either directly or by reason of the activities of one or more of our affiliates, sale of the capital securities by the Trust to the Covered Plan and/or extensions of credit between us and the Trust, as represented by the junior subordinated notes and the guarantee, would likely be prohibited by Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the capital securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

The capital securities may not be purchased or held by any Covered Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Covered Plan, unless the purchaser or holder is eligible for the exemptive relief available under the class exemptions or the requirements of U.S. Department of Labor regulation section 2550.401c-1 are satisfied such that the capital securities held by the purchaser or holder do not constitute plan assets.

Any purchaser or holder of the capital securities or any interest in the capital securities will be deemed to have represented by its purchase and holding that it either:

•	is not a Covered Plan or a Plan Asset Entity and is not purchasing capital securities on behalf of or with “plan assets” of any Covered Plans;

•	is eligible for the exemptive relief available under the class exemptions with respect to the purchase or holding of capital securities; or

•	has satisfied the requirements of U.S. Department of Labor regulation section 2550.401c-1 such that the capital securities held by the purchaser or holder do not constitute “plan assets.”

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the capital securities on behalf of or with “plan assets” of any Covered Plans consult with their counsel regarding the potential consequences if the assets of the Trust were deemed to be “plan assets” and the availability of exemptive relief under the class exemptions. This summary does not include all of the investment considerations relevant to Covered Plans and should not be construed as legal advice or a legal opinion. Prospective investors should consult with their own counsel on these matters.

UNDERWRITING

We and the Trust entered into an underwriting agreement dated August 4, 2005 with the underwriters named below. In the underwriting agreement, the Trust agreed to sell to each of the underwriters and each of the underwriters agreed to purchase from the Trust the respective number of capital securities shown opposite its name at the public offering price on the cover page of this global prospectus supplement.

Underwriter	Number of Capital Securities
Banc of America Securities Limited	8,414
The Royal Bank of Scotland plc	8,414
Deutsche Bank AG, London Branch	43
HSBC Bank plc	43
Royal Bank of Canada Europe Limited	43
UBS Limited	43

Total	17,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the capital securities from the Trust, are several and not joint. These obligations also are subject to the satisfaction of conditions described in the underwriting agreement. The underwriters must purchase all of the capital securities if any of them are purchased. In the event of a default by any underwriter, the underwriting agreement provides that, in certain circumstances, non-defaulting underwriters may increase their purchase commitments or the underwriting agreement may be terminated.

The underwriters initially propose to offer the capital securities directly to the public at the public offering price set forth on the cover page of this prospectus supplement. Because the proceeds from the sale of the capital securities will be used to purchase our junior subordinated notes, the underwriting agreement provides that we will pay directly to the underwriters, as compensation for their services, a commission of £500 per capital security, or £8,500,000 in the aggregate. Our offering expenses, not including underwriting commissions, are estimated to be $700,000. No underwriter, nor any of their affiliates, may offer or sell the capital securities at a price that is less than 99.940% of the liquidation amount of those capital securities, until the specified time notified to such parties by Banc of America Securities Limited. After the initial offering of the capital securities, the offering price may change.

The underwriters expect to offer the capital securities for sale primarily outside of the United States.

The capital securities are a new issue of securities with no established trading market. The underwriters have advised the Trust that they presently intend to make a market in the capital securities. However, the underwriters are not obligated to do so and may discontinue making a market in the capital securities at any time without notice. There is no assurance that there will be a secondary market for the capital securities.

In connection with the offering of the capital securities, the underwriters may engage in over-allotment, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Banc of America Securities Limited, as stabilizing manager, may over-allot the capital securities, provided that the number of capital securities allotted does not exceed 105% of the number of capital securities to be offered. The underwriters may enter bids for, and purchase, capital securities in the open market in order to stabilize the price of the capital securities. Any stabilization action may begin on or after the date on which adequate public disclosure of this offering is made and, if begun, may be ended at any time, but must end no later than the earlier of 30 days after August 10, 2005 and 60 days after the date of allotment of the capital securities. Syndicate covering transactions involve purchases of the capital securities in the open market after the distribution has been completed in order to cover short positions. In addition, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the capital securities in the offering if the syndicate repurchases previously distributed capital securities in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. These activities may cause the price of the capital securities to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.

The offer and sale of any capital securities by Banc of America Securities Limited or any of our other affiliates will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding a member firm’s underwriting securities of an affiliate. As required by Rule 2720, any such offer and sale will not be made to any discretionary account without the prior approval of the customer.

Banc of America Securities Limited is a broker-dealer and our subsidiary. Following the initial distribution of the capital securities, our affiliates, including Banc of America Securities Limited, may buy and sell the capital securities in secondary market transactions as part of their business as broker-dealers. Any sale will be at negotiated prices relating to prevailing prices at the time of sale. The information about the original issue date, original issue price, and net proceeds to us on the front cover page relates only to the initial sale of the capital securities. If you have purchased a capital security in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale. This global prospectus supplement and attached prospectus may be used by one or more of our affiliates in connection with offers and sales related to secondary market transactions in the capital securities to the extent permitted by applicable law. Our affiliates may act as principal or agent in such transactions.

We expect that delivery of the capital securities will be made against payment therefor on or about August 10, 2005, which is the fourth business day following the date of this global prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the capital securities on the date of this global prospectus supplement will be required, by virtue of the fact that the capital securities initially will settle on August 10, 2005, to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisor in connection with that election.

Under the terms of the underwriting agreement, Bank of America and the Trust have agreed to indemnify the underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act, or to contribute in respect of those liabilities.

This global prospectus supplement may be used by U.S. affiliates of the underwriters and other U.S. broker-dealers in connection with offers and sales of capital securities in the United States.

Each of the underwriters or their affiliates provides or has provided investment or commercial banking services to Bank of America from time to time in the ordinary course of business.

Selling Restrictions

Each of the underwriters, severally and not jointly, has represented and agreed that it has not and will not offer, sell, or deliver any of the capital securities, directly or indirectly, or distribute this global prospectus supplement or the attached prospectus or any other offering material relating to the capital securities, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

Australia

No global prospectus supplement or prospectus or other disclosure document in relation to the capital securities has been or will be lodged with the Australian Securities and Investment Commission (“ASIC”). Each of the underwriters has represented and agreed, and any person who acquires any of the capital securities represents and agrees, that it:

(a)	has not offered or invited applications, and will not offer or invite applications, for the issue, sale, or purchase of any of the capital securities in Australia (including an offer or invitation which is received by a person in Australia); and

(b)	has not distributed or published, and will not distribute or publish, the global prospectus supplement and the attached prospectus or any other offering material or advertisement relating to any of the capital securities in Australia;

unless (i) the aggregate consideration payable by each offeree is at least A$500,000, or its equivalent in another currency (disregarding moneys lent by the offeror or its associates), or the offer otherwise does not require disclosure to you under Part 6D.2 of the Corporations Act 2001 of Australia, and (ii) such action complies with all applicable laws and regulations and does not require any document to be lodged with ASIC.

Belgium

The capital securities have not been and will not be publicly offered in Belgium.

The offering of the capital securities is exclusively conducted under applicable Belgian private placement exemptions, and, therefore, it has not been and will not be notified to, and the global prospectus supplement, the attached prospectus, or any other offering material relating to the capital securities has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire et financière et des assurances” / “Commissie voor het Bank, Financie- en Assurantiewezen”).

Accordingly, the offering of the capital securities may not be advertised, and each of the underwriters has represented, warranted, and agreed that it has not offered, sold, or resold, transferred, or delivered, and will not offer, sell, resell, transfer, or deliver, the capital securities and that it has not distributed, and will not distribute, any memorandum, information circular, brochure, or any similar documents, directly or indirectly, to any individual or legal entity in Belgium other than:

(a)	investors required to invest a minimum of €250,000 (or its equivalent in another currency) (per investor and per transaction);

(b)	institutional investors as defined in Article 3, 2°, of the Belgian Royal Decree of 4 July 1999 on the public character of financial transactions, acting for their own account; or

(c)	persons for which the acquisition of the capital securities subject to the offering is necessary to enable them to exercise their professional activity.

This global prospectus supplement and the attached prospectus have been issued only for the personal use of the above-qualified investors and exclusively for the purpose of the offering of the capital securities. Accordingly, the information contained therein may not be used for any other purpose nor disclosed to any other person in Belgium.

France

The capital securities only may be offered or sold to qualified investors and/or to a restricted number of investors in the Republic of France in accordance with Article L.411-2 of the French Code Monetaire et Financier (“Monetary and Financial Code”) and with the Decree no. 98-880 dated 1 October 1998 (the “Decree”); neither this global prospectus supplement nor the attached prospectus, which have not been submitted to the Autorité des marchés financiers (the “AMF”), nor any information contained therein or any offering material relating to the capital securities, may be distributed or caused to be distributed to the public in France.

You are informed that:

(a)	this global prospectus supplement and the attached prospectus have not been submitted to the clearance procedures of the AMF;

(b)	in compliance with the Decree, if you subscribe for the capital securities, you will be acting for your own account;

(c)	the direct and indirect distribution by you to the public of your capital securities shall only be made in compliance with Articles L.411-1, L.411-2, L.412-1, and L.621-8 of the Monetary and Financial Code; and

(d)	where the exemption for placements within a “restricted circle of investors” is relied on and the number of such investors exceeds 100, you must declare that they have personal links, either of a professional or family nature, with any of the underwriters.

Republic of Italy

The offering of the capital securities has not been registered pursuant to Italian securities legislation and, accordingly, each of the underwriters has represented and agreed that no action has or will be taken by it which would allow an offering (“sollecitazione all’investimento”) of the capital securities to the public in the Republic of Italy, and that sales of the capital securities to any persons in the Republic of Italy shall be effected in accordance with Italian securities, tax and other applicable laws and regulations. In the event that any Italian individual who is not a professional investor receives or comes into possession of this prospectus supplement and attached prospectus must immediately return the same to us.

Subject to the above, this prospectus supplement and attached prospectus and the subsequent offer, if any, is and will be made in compliance with the laws of Italy and is and will be:

(a)

exclusively addressed to Italian professional investors (as defined in article 31 of the Consob Regulation 11522 of July 1, 1998), in accordance with Section 100(A), of Legislative Decree n. 58 of February 24, 1998. Article 31 defines professional investors as follows: “Professional investors shall mean authorised intermediaries, asset management companies, SICAVs, pension funds, insurance companies, foreign persons who, pursuant to the law in force in their home country, carry on the activities carried on by the foregoing persons, companies and entities that issue financial instruments traded in regulated markets, companies entered in the lists referred to in Articles 106, 107 and 113 of Legislative Decree 385 of September 1, 1993, financial salesmen, natural persons who document their possession of the professional qualifications referred to in the Consolidated Law for persons performing administrative, managerial or control functions in SIMs, banking foundations, and companies or legal persons possessing specific expertise and experience in matters of transactions in financial instruments expressly declared in writing by their legal representative”; and

(b)	effected in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 30, second paragraph and Article 100 of Legislative Decree no. 58 of February 24, 1998 (the “Financial Services Act”) and Article 33, first paragraph, of CONSOB Regulation no. 11971 of May 14, 1999, as amended.

In relation to the capital securities, application has been made to the Bank of Italy pursuant to Article 129 of Legislative Decree no. 385 of September 1, 1993. There is no guarantee that the Bank of Italy will grant its approval to the offer of the capital securities.

The Netherlands

Bank of America Corporation is not a credit institution registered with the Dutch Central Bank (De Nederlandsche Bank N.V.) pursuant to Section 52(2) of the Netherlands Credit System Supervision Act 1992 (Wet toezicht kredietwezen 1992).

In respect of the capital securities, each underwriter has represented and agreed:

(a)	that it has not, directly or indirectly, offered, sold, or transferred and will not, directly or indirectly, offer, sell, or transfer in The Netherlands any capital securities (including rights representing an interest in any global capital security) other than to professional market parties as defined in Section 1(e) of the Dutch Exemption Regulation pursuant to the Act on the Supervision of the Credit System (Vrijstellingsregeling Wet toezicht kredietwezen 1992) (which includes, among others, (1) banks, insurance companies, securities firms, pension funds, and investment institutions duly registered with the applicable Dutch supervisory authority; (2) the State of The Netherlands, the Dutch Central Bank, international treaty organizations, or supranational public institutions; (3) enterprises and institutions with consolidated total assets of at least €500,000,000 (or its equivalent in another currency) as at the end of the preceding calendar year; (4) enterprises, institutions or natural persons (A) with net own funds (total equity) of at least €10,000,000 (or its equivalent in another currency) as at the end of the preceding calendar year, and (B) which have been active on the financial markets at least twice a month on average during the last two years; and (5) enterprises with a rating (or which have issued securities having a rating) from Moody’s, Standard & Poor’s, Fitch or another rating agency accepted by the Dutch Central Bank; and

(b)	it will have sent to each person to which it sells any capital securities in The Netherlands (including rights representing an interest in any global capital security) a confirmation or other notice setting forth the above restrictions and stating that by purchasing any of the capital securities, each purchaser represents and agrees that it will send to any other person to whom it sells any of the capital securities a notice containing substantially the same statement as is contained in this sentence.

Singapore

This global prospectus supplement and the attached prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this global prospectus supplement and the attached prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the capital securities may not be circulated or distributed, nor may the capital securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act 2001 of Singapore (“SFA”), (b) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Taiwan

The capital securities may not be sold, issued, or publicly offered in Taiwan and may only be made available to Taiwan investors on a private placement basis. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding, or otherwise intermediate the offering and sale of these capital securities.

United Arab Emirates

This global prospectus supplement and the attached prospectus have been provided to you at your request and are not intended to constitute an offer, sale, or delivery of securities, commodities, and financial instruments under the laws of the United Arab Emirates (“UAE”). The capital securities have not been and will not be registered under the laws of the UAE or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market, or any other UAE Exchange or regulatory body.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the capital securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any capital securities in, from or otherwise involving the United Kingdom.

LISTING OF THE CAPITAL SECURITIES AND GENERAL INFORMATION

Listing

We have applied to the UK Listing Authority for the capital securities to be admitted to the Official List and to the London Stock Exchange for the capital securities to be admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market. The Trust does not intend to list the capital securities on any other securities exchange.

Copies of the Corporation’s Amended and Restated Certificate of Incorporation and Bylaws, the certificate of trust, the declaration of trust, the junior subordinated indenture, the guarantee, the underwriting agreement, and copies of the documents referenced under the section “—Incorporation by Reference” below will be available for inspection, and available free of charge, at the offices of our paying agent, currently The Bank of New York, located at One Canada Square, 48th Floor, London E14 5AL, United Kingdom. These documents will be available for inspection at the offices of our paying agent or successor paying agent up to the date which is twelve months after the date of this global prospectus supplement.

Incorporation by Reference

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act and with the Financial Services Authority:

•	our annual report on Form 10-K for the year ended December 31, 2004;

•	our quarterly report on Form 10-Q for the three months ended March 31, 2005;

•	our current reports on Form 8-K filed January 7, 2005, January 18, 2005, January 26, 2005, February 10, 2005, February 24, 2005, March 3, 2005, March 9, 2005, March 14, 2005, March 22, 2005, March 23, 2005, April 18, 2005, May 6, 2005, May 19, 2005, June 30, 2005, July 6, 2005, July 12, 2005, July 18, 2005, and July 26, 2005 (other than, with respect to these reports, information that is furnished but deemed not to have been filed); and

•	the description of our common stock which is contained in our registration statement filed under Section 12 of the Securities Exchange Act, as modified by our current report on Form 8-K dated March 30, 2004.

For purposes of U.S. securities laws only, we also incorporate by reference reports that we will file with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act, other than those portions furnished on Form 8-K, but not deemed filed.

As long as the capital securities or junior subordinated notes are listed on the London Stock Exchange, copies of those reports, as well as all future annual, quarterly, and current reports, will be available, free of charge, at the offices of our paying agent, The Bank of New York.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Bank of America Corporation

Corporate Treasury

NC1-007-07-06

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5972

U.S.A.

Authorization

The capital securities are issued under authority granted by our Board of Directors on March 22, 2005 and by a committee appointed by our Board of Directors effective August 4, 2005.

Significant or Material Change

There has been no significant change in the financial or trading position and no material adverse change in the financial position or prospects of the Trust since March 14, 2003, the date of formation of the Trust.

There has been no significant change in our financial or trading position on a consolidated basis since March 31, 2005 and there has been no material adverse change in our financial position or prospects on a consolidated basis since December 31, 2004 except as disclosed in the “Recent Developments” section of this global prospectus supplement on page S-16.

You should assume that the information appearing in this prospectus is accurate only as of the date of this global prospectus supplement. Our business, financial position, and results of operations may have changed since that date.

Governing Law

The capital securities and the declaration of trust are governed by, and shall be construed in accordance with the laws of the State of Delaware, United States of America. The junior subordinated indenture, the guarantee, and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

Clearing Systems

The capital securities have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The capital securities have been assigned Common Code No.: 022684922; and International Security Identification No. (ISIN): XS0226849221.

ADDITIONAL INFORMATION REQUIRED BY THE UK LISTING AUTHORITY

Board of Directors

The Directors of Bank of America Corporation are:

Director	Function	Principal Outside Activities
William Barnet, III	Non-employee director*	Chairman, President, and Chief Executive Officer, The Barnet Company, Inc., a real estate and other investment firm
Charles W. Coker	Non-employee director	Chairman, Sonoco Products Company, a manufacturer of paper and plastic products
John T. Collins	Non-employee director	Chief Executive Officer, The Collins Group, Inc., a venture capital, private equity investments, and management firm
Gary L. Countryman	Non-employee director	Chairman Emeritus, Liberty Mutual Holding Company, Inc., a financial services company
Paul Fulton	Non-employee director	Chairman, Bassett Furniture Industries, Inc., a furniture manufacturer
Charles K. Gifford	Non-employee director	Retired Chairman, Bank of America Corporation
W. Steven Jones	Non-employee director	Dean, University of North Carolina Kenan-Flagler Business School
Kenneth D. Lewis	Chairman, Chief Executive Officer, President and employee director	—
Walter E. Massey	Non-employee director	President, Morehouse College
Thomas J. May	Non-employee director	Chairman, President, and Chief Executive Officer, NSTAR, an energy utility company
Patricia E. Mitchell	Non-employee director	President and Chief Executive Officer, Public Broadcasting Service, a non-commercial broadcasting service
Edward L. Romero	Non-employee director	Former U.S. Ambassador to Spain
Thomas M. Ryan	Non-employee director	Chairman, President, and Chief Executive Officer, CVS Corporation, an operator of retail pharmacies
O. Temple Sloan, Jr.	Non-employee director	Chairman and Chief Executive Officer, The International Group, a distributor of automotive replacement parts
Meredith R. Spangler	Non-employee director	Chairman of the Board of the C.D. Spangler Foundation
Robert L. Tillman	Non-employee director	Chairman and CEO Emeritus, Lowe’s Companies, Inc., a home improvement retailer
Jackie M. Ward	Non-employee director	Outside Managing Director, Intec Telecom Systems PLC, a telecommunications software company

*	U.S. employee and non-employee directors are analogous to UK executive and non-executive directors, respectively.

The business address of each Director is 100 North Tryon Street, Charlotte, North Carolina, 28255, United States of America.

The Regular Trustees

The regular trustees of the Trust are James T. Houghton and Karen A. Gosnell. Each of the regular trustees is a full time employee of Bank of America Corporation. The business address for each of the regular trustees is 100 North Tryon Street, NC1-007-07-06, Charlotte, North Carolina 28255, U.S.A.

Subsidiaries

Bank of America Corporation acts as holding company of over 1,200 subsidiaries worldwide, which all operate within the financial services sector. Details of our principal subsidiaries, each of which we wholly own directly or indirectly, are set out below:

Name	Address	Principal Activity
Bank of America, N.A.	101 South Tryon Street Charlotte, NC 28255	Commercial and consumer banking
Bank of America, National Association (USA)	1825 East Buckeye Road Phoenix, AZ 85034	Consumer credit
Banc of America Securities LLC	100 North Tryon Street Charlotte, NC 28255	Brokerage and dealing in debt and equity securities, as well as loan syndications

Litigation and Regulatory Matters

In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to many pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants. In certain of these actions and proceedings, claims for substantial monetary damages are asserted against the Corporation and its subsidiaries, and certain of these actions and proceedings are based on alleged violations of consumer protection, securities, environmental, banking, employment, and other laws.

In view of the inherent difficulty of predicting the outcome of such matters, particularly where the claimants seek very large or indeterminate damages or where the cases present novel legal theories or involve a large number of parties, the Corporation cannot state with confidence what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual loss, fines or penalties related to each pending matter may be. Consequently, the Corporation has not quantified the potential loss associated with these matters if an adverse outcome were to occur. Based on current knowledge, management does not believe that liabilities, if any, arising from pending litigation or regulatory matters, including the litigation and regulatory matters described below, will have a material adverse effect on the consolidated financial position or liquidity of the Corporation, but may be material to the Corporation’s operating results for any particular reporting period.

Adelphia Communications Corporation (“Adelphia”)

Bank of America, N.A. and Banc of America Securities LLC (“BAS”) are defendants, among other defendants, in a putative class action and other civil actions relating to Adelphia. The first of these actions was filed in June 2002; these actions have been consolidated for pre-trial purposes in the U.S. District Court for the Southern District of New York. BAS was a member of seven underwriting syndicates of securities issued by Adelphia, and Bank of America, N.A. was an agent and/or lender in connection with five credit facilities in which Adelphia subsidiaries were borrowers. Fleet National Bank and Fleet Securities, Inc. (“FSI”) are also named as defendants in certain of the actions. FSI was a member of three underwriting syndicates of securities issued by Adelphia, and Fleet National Bank was a lender in connection with four credit facilities in which Adelphia subsidiaries were borrowers. The complaints allege claims under the Securities Act of 1933, the Securities Exchange Act of 1934 and various state law theories. The complaints seek damages of unspecified amounts. Bank of America, N.A., BAS, Fleet National Bank, and FSI have moved to dismiss all claims asserted against them, with the exception of certain claims brought under Sections 11 and 12 of the Securities Act of 1933. That motion is pending.

Bank of America, N.A., BAS, Fleet National Bank, and FSI are also defendants in an adversary proceeding pending in the U.S. Bankruptcy Court for the Southern District of New York. The proceeding is brought by the Official Committee of Unsecured Creditors on behalf of Adelphia; however, the bankruptcy court has not yet given the Creditors’ Committee authority to bring this lawsuit. The lawsuit names over 400 defendants and asserts over 50 claims under federal statutes, including the Bank Holding Company Act, state common law, and various provisions of the Bankruptcy Code. The Creditors’ Committee seeks avoidance and recovery of payments, equitable subordination, disallowance, and re-characterization of claims and recovery of damages in an unspecified amount. The Official Committee of Equity Security Holders has filed a motion seeking to intervene in the adversary proceeding and to file its own complaint. The proposed complaint is similar to the Creditors’ Committee complaint, and also asserts claims under RICO and additional state law theories. Bank of America, N.A., BAS, and FSI have filed objections to the standing of the Creditors’ and Equity Committees to bring such claims, and have also filed motions to dismiss. Those motions are pending.

American Express

On November 15, 2004, American Express Travel Related Services Company (“American Express”) brought suit in the U.S. District Court for the Southern District of New York against the Visa and MasterCard associations, as well as several banks, including Bank of America, N.A. (USA) and the Corporation. American Express alleges that it has incurred damages in an unspecified amount by reason of certain MasterCard and Visa rules that allegedly restricted their member banks from issuing American Express-branded debit and credit cards. Enforcement of the MasterCard and Visa rules was enjoined by the court in United States v. Visa USA, et al., in which none of the Corporation or its subsidiaries was a defendant.

On April 14, 2005, the U.S. District Court for the Southern District of New York heard argument on the defendants’ motions to dismiss. The Court denied in part the motions, noting that several motions, including the statute of limitations defense, could be re-filed after discovery. The Court also rejected American Express’ request to apply collateral estoppel principles to preclude the defendants from litigating issues American Express had claimed were resolved in the United States v. Visa USA litigation, with leave to repeat its request following discovery.

Argentine Re-Dollarization

In December 2001, the Argentine Government issued a decree imposing limitations on the ability of FleetBoston bank customers in Argentina to withdraw funds from their accounts in Argentine banks (the “corralito”). Since the corralito was issued, a large number of customers of the FleetBoston Argentine operations (“BankBoston Argentina”) have filed complaints in a number of Argentine federal and provincial courts against BankBoston Argentina seeking to invalidate the corralito on constitutional grounds and withdraw their funds. Since 2002, Argentine courts have ordered many of these deposits to be paid out at original dollar value.

Enron Corporation (Enron)

The Corporation was named as a defendant, along with a number of other parties, in a putative consolidated class action pending in the U.S. District Court for the Southern District of

Texas filed on April 8, 2002 entitled Newby v. Enron. The amended complaint alleges claims against the Corporation and BAS under Sections 11, 12 and 15 of the Securities Act of 1933 related to the role of BAS as an underwriter of two public offerings of Enron debt and as an initial purchaser in a private placement of debt issued by an Enron-affiliated company.

On July 2, 2004, the Corporation reached an agreement to settle the above litigation. Under the terms of the settlement, which is subject to court approval, the Corporation will make a payment of approximately $69 million to the settlement class in Newby v. Enron. The class consists of all persons who purchased or otherwise acquired securities issued by Enron during the period from October 19, 1998 to November 27, 2001. On January 18, 2005, the lead plaintiff filed a motion seeking preliminary approval of the settlement, and on February 4, 2005, the court granted preliminary approval of the settlement. On April 11, 2005, the court held a hearing with respect to final approval to the class settlement entered into between the lead plaintiff and the Corporation. At the conclusion of the hearing, the court took the matter under advisement.

In addition, the Corporation and certain of its affiliates have been named as defendants or third-party defendants in various individual and putative class actions relating to Enron. These actions were either filed in or have been transferred to the U.S. District Court of the Southern District of Texas and consolidated or coordinated with Newby v. Enron. The complaints assert claims under federal securities laws, state securities laws and/or state common law or statutes, or for contribution. In nine cases, plaintiffs seek damages or contribution for damages ranging from at least $15,000 to $472 million from all defendants, including financial institutions, accounting firms, law firms and numerous individuals. In the remaining cases, the plaintiffs seek damages in unspecified amounts.

Fleet Specialist

On March 30, 2004, Fleet Specialist and certain other specialist firms entered into agreements with the SEC and the New York Stock Exchange (the “NYSE”) to settle charges that the firms violated certain federal securities laws and NYSE rules in the course of their specialist trading activity. The settlement, which involves no admission or denial of wrongdoing, includes disgorgement and civil penalties for Fleet Specialist totaling approximately $59.1 million, a censure, cease and desist order, and certain undertakings, including the retention of an independent consultant to review compliance systems, policies and procedures. Separately, putative class action complaints seeking unspecified damages have been filed in the U.S. District Court for the Southern District of New York against Fleet Specialist, FleetBoston, the Corporation, and other specialist firms (and their parent companies) on behalf of investors who traded stock on the NYSE between 1998 and 2003, and were allegedly disadvantaged by the improper practices of the specialist firms. These federal court actions have been consolidated. A multi-defendant motion to dismiss has been filed. The settlement with the SEC and NYSE does not resolve the putative class actions, although a portion of the payment is expected to be allocated to restitution for allegedly disadvantaged customers.

Foreign Currency

Bank of America, N.A. (USA) and the Corporation, together with Visa and MasterCard associations and several other banks, are defendants in a consolidated class action lawsuit pending in U.S. District Court for the Southern District of New York entitled In re Currency Conversion Fee Antitrust Litigation. The plaintiff cardholders allege that Visa and MasterCard, together with their member banks, conspired to set the price of foreign currency conversion services on credit card transactions and that each bank failed to disclose the applicable price in compliance with the Truth in Lending Act resulting in damages to the class of an unspecified amount. By decision dated July 3, 2003, the court granted the motion of the Corporation and Bank of America, N.A. (USA) to compel arbitration of the claims asserted by Bank of America, N.A.

(USA) cardholders. However, the court denied a motion brought by all defendants to dismiss the antitrust claims, so Bank of America, N.A. (USA) and the Corporation remain as defendants with respect to antitrust claims alleged on behalf of certain co-defendants’ cardholders. By order dated October 15, 2004, the court granted plaintiffs’ motion to certify a class of cardholders of the defendant banks who used MasterCard- or Visa-branded credit cards for one or more transactions denominated in foreign currency.

On March 9, 2005, the court issued an order that narrowed the scope of the previously certified class, which had included all cardholders of the seven defendant bankcard issuers, including Bank of America, N.A. (USA) and Bank of America, N.A. The order, among other things, limited the class to Chase’s and Citibank’s cardholders. All defendants remain in the case because the class of Chase’s and Citibank’s cardholders brought claims against all defendants.

In re Initial Public Offering Securities

Beginning in 2001, Robertson Stephens, Inc. (an investment banking subsidiary of FleetBoston that ceased operations during 2002), BAS, other underwriters, and various issuers and others, were named as defendants in purported class action lawsuits alleging violations of federal securities laws in connection with the underwriting of initial public offerings (IPOs) and seeking unspecified damages. Robertson Stephens, Inc. and BAS were named in certain of the 309 purported class actions that have been consolidated in the U.S. District Court for the Southern District of New York as In re Initial Public Offering Securities Litig. The plaintiffs contend that the defendants failed to make certain required disclosures, manipulated prices of IPO securities through, among other things, alleged agreements with institutional investors receiving allocations to purchase additional shares in the aftermarket, and false and misleading analyst reports. On October 13, 2004, the court granted in part and denied in part plaintiffs’ motions to certify as class actions six of 309 cases filed. The underwriter defendants are currently seeking a discretionary appeal of that decision in the U.S. Court of Appeals for the Second Circuit. Discovery is proceeding in the underlying actions.

In addition, the plaintiffs have reached a settlement with 298 of the issuer defendants in which the issuer defendants guaranteed that the plaintiffs will receive at least $1 billion in the settled actions and assigned to the plaintiffs the issuers’ interest in all claims against the underwriters for “excess compensation.” On February 15, 2005, the court conditionally approved the settlement, with a fairness hearing still to be scheduled. The plaintiffs have not reached a settlement with any of the underwriter defendants, including Robertson Stephens, Inc. and BAS.

Robertson Stephens, Inc. and other underwriters also have been named as defendants in class action lawsuits filed in the U.S. District Court for the Southern District of New York under the antitrust laws alleging that the underwriters conspired to manipulate the aftermarkets for IPO securities and to extract anticompetitive fees in connection with IPOs. Those antitrust lawsuits have been dismissed. Plaintiffs have appealed that decision to the Court of Appeals for the Second Circuit.

Miller

On August 13, 1998, Bank of America, N.A.’s predecessor was named as a defendant in a class action filed in Superior Court of California, County of San Francisco entitled Paul J. Miller v. Bank of America, N.A. challenging its practice of debiting accounts that received, by direct deposit, governmental benefits to repay fees incurred in those accounts. The action alleges fraud, negligent misrepresentation and violations of certain California laws. On October 16, 2001, a class was certified consisting of more than one million California residents who have, had, or will have, at any time after August 13, 1994, a deposit account with Bank of America, N.A. into which payments of public benefits are or have been directly deposited by the government. The case proceeded to trial on January 20, 2004.

On February 15, 2004, the jury found that Bank of America, N.A. violated certain California laws and imposed damages of approximately $75 million and awarded the class representative $275,000 in emotional distress damages. The jury also assessed a $1,000 penalty as to those members of the class suffering substantial economic or emotional harm as a result of the practice but did not determine which or how many class members are entitled to the penalty.

On December 30, 2004, the trial court issued a final ruling on claims tried to the court at the conclusion of the February 2004 jury trial. The ruling awarded the plaintiff class restitution in the amount of $284 million, plus attorneys’ fees. The ruling also concluded that any class members whose accounts were wrongfully debited and suffered substantial emotional or economic harm would be entitled to an additional $1,000 penalty, but did not determine which or how many class members are entitled to the penalty, and included injunctive relief, which was temporarily stayed.

On March 4, 2005, the trial court entered judgment on the jury verdict and the claims tried to the court. The judgment awards the plaintiff class restitution in the amount of $284 million, plus attorneys’ fees. The judgment also provides that any class members whose accounts were assessed an insufficient funds fee in violation of law suffered substantial emotional or economic harm and are entitled to an additional $1,000 penalty, and includes injunctive relief, which is temporarily stayed. Bank of America, N.A. has filed in the trial court post-judgment motions and a motion for a stay of the injunction, which motions are pending.

Mutual Fund Operations Matters

On March 15, 2004, the Corporation announced agreements in principle with the New York Attorney General (the “NYAG”) and the SEC to settle matters related to late trading and market timing of mutual funds. The Corporation agreed, without admitting or denying wrongdoing, to (1) pay $250 million in disgorgement and $125 million in civil penalties; (2) the issuance of an order against three subsidiaries of the Corporation, Banc of America Capital Management, LLC (“BACAP”), BACAP Distributors, LLC (“BACAP Distributors”), and BAS to cease and desist from violations of the federal securities laws, as well as the implementation of enhanced governance and compliance procedures; (3) retain an independent consultant to review BACAP’s, BACAP Distributor’s and BAS applicable compliance, control and other policies and procedures; and (4) exit the unaffiliated introducing broker/dealer clearing business. In addition, the agreement with the NYAG provides for reduction of mutual fund management fees of the Nations Funds by $80 million over five years. These settlements were finalized with the NYAG and the SEC on February 9, 2005.

On February 24, 2004, the SEC filed a civil action in the U.S. District Court for the District of Massachusetts against two FleetBoston subsidiaries, Columbia Management Advisors, Inc. and Columbia Funds Distributor, Inc. (the “Columbia Subsidiaries”), alleging that the Columbia Subsidiaries allowed certain customers to engage in short-term or excessive trading without disclosing this fact in the relevant fund prospectuses. The complaint alleged violations of federal securities laws in relation to at least nine trading arrangements pertaining to these customers during the period 1998-2003, and requested injunctive and monetary relief. A similar action was filed the same day in a state court in New York by the NYAG, claiming relief under New York state statutes. On March 15, 2004, FleetBoston and its subsidiaries announced agreements in principle with the NYAG and the SEC, agreeing, without admitting or denying wrongdoing, to (1) pay $70 million in disgorgement and $70 million in civil penalties; (2) the issuance of an order requiring the Columbia Subsidiaries to cease and desist from violations of the federal securities laws, as well as the implementation of enhanced governance and compliance procedures; and (3) retain an independent consultant to review the Columbia Subsidiaries’ applicable compliance, control and other policies and procedures. In addition, the agreement with the NYAG provides for reduction of mutual fund management fees of the Columbia funds by $80 million over five years. These settlements were finalized with the NYAG and the SEC on February 9, 2005.

On February 9, 2005, the Corporation entered an agreement with the Federal Reserve Bank of Richmond, and Bank of America, N.A. entered an agreement with the Office of the Comptroller of the Currency (“OCC”). Under the agreements, the Corporation and Bank of America, N.A. agreed to continue with existing plans to implement remedial actions. The federal banking regulators did not impose any monetary penalties or fines under the agreements.

The Corporation is continuing to respond to inquiries from federal and state regulatory and law enforcement agencies concerning mutual fund related matters.

Private lawsuits seeking unspecified damages concerning mutual fund trading against the Corporation and its pre-FleetBoston-merger subsidiaries include putative class actions purportedly brought on behalf of shareholders in Nations Funds mutual funds, derivative actions brought on behalf of one or more Nations Funds mutual funds by Nations Funds shareholders, putative ERISA class actions brought on behalf of participants in the Corporation’s 401(k) plan, derivative actions brought against the Corporation’s directors on behalf of the Corporation by shareholders in the Corporation, class actions and derivative actions brought by shareholders in third-party mutual funds alleging that the Corporation or its subsidiaries facilitated improper trading in those funds, and a private attorney general action brought under California law. The lawsuits filed to date with respect to FleetBoston and its subsidiaries include putative class actions purportedly brought on behalf of shareholders in Columbia mutual funds, derivative actions brought on behalf of one or more Columbia mutual funds or trusts by Columbia mutual fund shareholders, and an individual shareholder action.

On February 20, 2004, the Judicial Panel on Multidistrict Litigation (“MDL Panel”) ordered that all lawsuits pending in federal court with respect to alleged late trading or market timing in mutual funds be transferred to the U.S. District Court for the District of Maryland for coordinated pre-trial proceedings. The private lawsuits have been transferred to the court with the exception of one case that was remanded to a state court in Illinois and two cases where motions to remand to state court remain pending. On September 29, 2004, plaintiffs filed consolidated amended complaints in the U.S. District Court for the District of Maryland.

On February 25, 2005, the Corporation and the other defendants filed motions to dismiss the claims in the pending cases.

Parmalat Finanziaria S.p.A.

On December 24, 2003, Parmalat Finanziaria S.p.A. was admitted into insolvency proceedings in Italy, known as “extraordinary administration.” The Corporation, through certain of its subsidiaries, including Bank of America, N.A., provided financial services and extended credit to Parmalat and its related entities. On June 21, 2004, Extraordinary Commissioner Dr. Enrico Bondi filed with the Italian Ministry of Production Activities a plan of reorganization for the restructuring of the companies of the Parmalat group that are included in the Italian extraordinary administration proceeding.

In July 2004, the Italian Ministry of Production Activities approved a restructuring plan, as amended, for the Parmalat group companies that are included in the Italian extraordinary administration proceeding. This plan will be voted on by creditors whose claims the Court of Parma recognizes as valid. Voting is expected to take place by June 30, 2005. In August 2004, the Extraordinary Commissioner filed objections to certain claims with the Court of Parma, Italy. In that filing, the Extraordinary Commissioner rejected all the Corporation’s claims on various grounds. On September 18, 2004, the Corporation filed its responses to the filing with the Court of Parma and on December 16, 2004, the court admitted and accepted the majority of the Corporation’s claims. The Corporation will appeal the court’s decision regarding the portion of its claims which were not admitted.

On January 8, 2004, The Public Prosecutor’s Office for the Court of Milan, Italy identified Luca Sala, a former employee, as a subject of its investigation into the Parmalat matter. On March 2, 2004, the Public Prosecutor further advised the Corporation that the activities of the Corporation and two additional employees in Milan, Italy, Luis Moncada and Antonio Luzi, were also under investigation. These employees concurrently submitted letters of resignation.

On May 26, 2004, the Public Prosecutor’s Office filed criminal charges against the Corporation’s former employees, Antonio Luzi, Luis Moncada, and Luca Sala, alleging market manipulation in connection with Parmalat. The Public Prosecutor’s Office also filed a related charge against the Corporation asserting administrative liability based on an alleged failure to maintain an organizational model sufficient to prevent the alleged criminal activities of its former employees.

Preliminary hearings regarding the administrative charge against the Corporation and the criminal charges against the former employees have been held in the Court of Milan, Italy, the first of which took place on October 5, 2004. At this and subsequent hearings, a number of persons filed requests to participate in the proceedings as damaged civil parties under Italian law. Various preliminary hearings and pre-trial proceedings are on-going.

On March 5, 2004, a First Amended Complaint was filed in a putative securities class action pending in the U.S. District Court for the Southern District of New York entitled Southern Alaska Carpenters Pension Fund et al. v. Bonlat Financing Corporation et al., which names the Corporation as a defendant. The First Amended Complaint alleges causes of action against the Corporation for violations of the federal securities laws based upon the Corporation’s alleged role in the alleged Parmalat accounting fraud. This action was consolidated with several other class actions filed against multiple defendants, and on October 18, 2004, an Amended Consolidated Complaint was filed. Unspecified damages are being sought. The Corporation filed a motion to dismiss the Amended Consolidated Complaint. The motion to dismiss is pending.

On October 7, 2004, Enrico Bondi filed an action in the U.S. District Court for the Western District of North Carolina against the Corporation and various related entities, entitled Dr. Enrico Bondi, Extraordinary Commissioner of Parmalat Finanziaria, S.p.A., et al v. Bank of America Corporation, et al (the “Bondi Action”).

The complaint alleges federal and state RICO claims and various state law claims, including fraud. The plaintiff seeks $10 billion in damages. A motion to dismiss is pending.

The Corporation has requested that the MDL Panel consolidate and/or coordinate pre-trial proceedings in the Bondi Action with other lawsuits filed by Enrico Bondi against non-Bank of America defendants. On December 14, 2004, the Corporation requested that the Bondi Action be transferred to the federal court in New York for pre-trial purposes. That request is pending before the MDL Panel.

Pension Plan Matters

The Corporation is a defendant in a putative class action, entitled Anita Pothier, et al. v. Bank of America Corp., et al., which was filed in June 2004 in the U.S. District Court for the Southern District of Illinois. The action is brought on behalf of all participants in or beneficiaries of any cash balance defined benefit plan maintained by the Corporation or its predecessors. The complaint names as defendants the Corporation, Bank of America, N.A., The Bank of America Pension Plan (formerly known as the NationsBank Cash Balance Plan) and its predecessor plans, The Bank of America 401(k) Plan (formerly known as the NationsBank 401(k) Plan) and its predecessor plans, the Bank of America Corporation Corporate Benefits Committee and various members thereof, various current and former directors of the Corporation and certain of its predecessors, and PricewaterhouseCoopers LLP. The named plaintiffs are alleged to be current or former participants in one or more employee benefit pension plans sponsored or participated in by the Corporation or its predecessors.

The complaint alleges the defendants violated various provisions of ERISA, including that the cash balance formula of The Bank of America Pension Plan and a predecessor plan, the BankAmerica Pension Plan, violated ERISA’s defined benefit pension plan standards. In addition, the complaint alleges age discrimination in the design and operation of the cash balance plans at issue, improper benefit to the Corporation and its predecessors, interference with the attainment of pension rights, and various prohibited transactions and fiduciary breaches. The complaint further alleges that certain voluntary transfers of assets by participants in The Bank of America 401(k) Plan and certain predecessor plans to The Bank of America Pension Plan violated ERISA.

The complaint alleges that the participants in these plans are entitled to greater benefits and seeks declaratory relief, monetary relief in an unspecified amount, equitable relief, including an order reforming The Bank of America Pension Plan, attorneys’ fees and interest.

On February 9, 2005, the defendants in the Pothier action moved to transfer the venue of the Pothier action to the U.S. District Court for the Western District of North Carolina and to dismiss the complaint. These motions are pending. On February 8, 2005, plaintiffs informed the court that they intend to file a motion for partial summary judgment with respect to their claim relating to the calculation of lump sum benefits under the NationsBank Cash Balance Plan and/or The Bank of America Pension Plan. On February 18, 2005, one of the named plaintiffs moved to certify a class with respect to that claim. The motion for class certification is pending.

The IRS is conducting an audit of the 1998 and 1999 tax returns of The Bank of America Pension Plan and The Bank of America 401(k) Plan. This audit includes a review of voluntary transfers by participants of 401(k) plan assets to The Bank of America Pension Plan and whether such transfers were in accordance with applicable law. By letter dated December 10, 2004, the IRS advised the Corporation that the IRS has tentatively concluded that the voluntary transfers of participant accounts from The Bank of America 401(k) Plan to The Bank of America Pension Plan violated the anti-cutback rule of Section 411(d)(6) of the Internal Revenue Code. The Corporation is entitled to a conference of right to discuss this tentative conclusion before the IRS reaches a final decision, and the Corporation intends to exercise this right. The Corporation believes that it could be approximately one to two years before these IRS audit issues are resolved.

On September 29, 2004, a separate putative class action, entitled Donna C. Richards vs. FleetBoston Financial Corp. and the FleetBoston Financial Pension Plan (Fleet Pension Plan), was filed in the U.S. District Court for the District of Connecticut on behalf of any and all persons who are former or current Fleet employees who on December 31, 1996, were not at least age 50 with 15 years of vesting service and who participated in the Fleet Pension Plan before January 1, 1997, and who have participated in the Fleet Pension Plan at any time since January 1, 1997.

The complaint alleges that FleetBoston or its predecessor violated ERISA by amending the Fleet Financial Group, Inc. Pension Plan (a predecessor to the Fleet Pension Plan) to add a cash balance benefit formula without notifying participants that the amendment significantly reduced their plan benefits, by conditioning the amount of benefits payable under the Fleet Pension Plan upon the form of benefit elected, by reducing the rate of benefit accruals on account of age, and by failing to inform participants of the correct amount of their pensions and related claims. The complaint also alleges that the Fleet Pension Plan violates the “anti-backloading” rule of ERISA.

The complaint seeks equitable and remedial relief, including a declaration that the cash balance amendment to the Fleet Pension Plan was ineffective, additional unspecified benefit payments, attorneys’ fees and interest.

On December 28, 2004, plaintiff filed a motion for class certification. On January 25, 2005, the defendants in the Richards case moved to dismiss the action. These motions are pending.

WorldCom, Inc. (“WorldCom”)

BAS, BASL, FSI, other underwriters of WorldCom bonds issued in 2000 and 2001, and other parties have been named as defendants in a class action lawsuit filed in the U.S. District Court for the Southern District of New York entitled WorldCom Securities Litigation. The complaint alleges claims against BAS and Fleet under Sections 11 and 12 of the Securities Act of 1933 in connection with 2000 (BAS) and 2001 (BAS and Fleet) public bond offerings and is brought on behalf of purchasers and acquirers of bonds issued in or traceable to these offerings. On October 24, 2003, the court certified a class consisting of “all persons and entities who purchased or otherwise acquired publicly-traded securities of WorldCom during the period beginning April 29, 1999 through and including June 25, 2002 and who were injured thereby.” Plaintiffs seek damages up to the amount of the public bond offerings underwritten by BAS and FSI, allegedly totaling approximately $1.5 billion. The court granted BASL’s motion to dismiss all claims against BASL. On December 15, 2004, the court issued a ruling, which granted in part and denied in part the underwriters’ summary judgment motion and the lead plaintiff’s summary judgment motion. On December 30, 2004, the underwriters filed a motion for reconsideration on the issue of plaintiff standing and a motion seeking resolution of certain issues not decided by the summary judgment ruling.

In addition, the Corporation, BAS, BASL, Fleet, and Robertson Stephens International Limited (“RSIL”), along with other persons and entities, have been named as defendants in numerous individual actions that were filed in either federal or state courts arising out of alleged accounting irregularities of the books and records of WorldCom. Plaintiffs in these actions are typically institutional investors, including state pension funds, who allegedly purchased debt securities issued by WorldCom pursuant to public offerings in 1997, 1998, 2000, or 2001 and a private offering in December 2000. The majority of the complaints assert claims under Section 11 of the Securities Act of 1933, and some complaints include additional claims under the Securities Act of 1933 and/or claims under the Securities Exchange Act of 1934, state securities laws, other state statutes and common law theories. The complaints seek damages of unspecified amounts. Most of these cases were filed in state court, subsequently removed by defendants to federal courts and then transferred by the MDL Panel to the court where they were consolidated with the WorldCom Securities Litigation for pre-trial purposes. Certain plaintiffs in these actions appealed the court’s decision denying their requests that the court remand their actions to the state courts in which they were originally filed. The Court of Appeals for the Second Circuit affirmed the court in May 2004. Certain plaintiffs petitioned the U.S. Supreme Court for a writ of certiorari, which the U.S. Supreme Court denied on January 10, 2005.

Three other such actions, one in Illinois state court, another in Tennessee state court, and another in Alabama state court remain pending.

On March 3, 2005, the Corporation announced that is had reached an agreement to settle the WorldCom securities litigation class action pending in the U.S. District Court for the Southern District of New York. Under the terms of the settlement agreement, the Corporation’s subsidiaries named as defendants in the litigation will make a payment of $460.5 million to the settlement class. The settlement is subject to court approval.

On March 16, 2005, the U.S. District Court for the Southern District of New York granted preliminary approval to the class settlement announced on March 3, 2005 between the lead plaintiff and defendants BAS and FSI.

Other Regulatory Matters

In the course of its business, the Corporation is subject to regulatory examinations, information gathering requests, inquiries and investigations. BAS and Banc of America Investment Services, Inc. (“BAI”) are registered broker/dealers and are subject to regulation by the SEC, the National Association of Securities Dealers, the New York Stock Exchange, and state securities regulators. In connection with several formal and informal inquiries by those agencies, BAS and BAI have received numerous requests, subpoenas, and orders for documents, testimony, and information in connection with various aspects of their regulated activities. The SEC is currently conducting a formal investigation with respect to certain trading and research-related activities of BAS during the period 1999 through 2001. The investigation is continuing, and the SEC staff has recently indicated informally that it is considering whether to recommend enforcement action against BAS with respect to certain of the matters under investigation.

Except as disclosed above, we are not and have not been involved in any governmental, legal, or arbitration proceedings (including any such proceedings which are pending or threatened of which we are aware) in the 12 months preceding the date of this global prospectus supplement, which may have, or have had in the recent past, significant effects on our financial position or profitability on a consolidated basis.

The Trust is not and has not been involved in any governmental, legal, or arbitration proceedings (including any such proceedings which are pending or threatened of which the Trust is aware) in the 12 months preceding the date of this global prospectus supplement, which may have, or have had in the recent past, significant effects on the financial position or profitability of the Trust.

LEGAL MATTERS

Certain matters of Delaware law relating to the validity of the capital securities will be passed upon on behalf of BAC Capital Trust VII by Richards, Layton & Finger, P.A., special Delaware counsel to BAC Capital Trust VII. The validity of the junior subordinated notes and the guarantees and certain matters relating thereto will be passed upon for Bank of America by Helms Mulliss & Wicker, PLLC and for the underwriters by Morrison & Foerster LLP, New York, New York. Certain United States federal income tax matters will be passed upon for Bank of America and BAC Capital Trust VII by Morrison & Foerster LLP, New York, New York, special tax counsel to Bank of America and BAC Capital Trust VII. Helms Mulliss & Wicker, PLLC and Morrison & Foerster LLP, New York, New York will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. As of the date of this prospectus supplement, certain members of Helms Mulliss & Wicker, PLLC beneficially owned less than one-tenth of 1% of our outstanding shares of common stock.

PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION

AND BAC CAPITAL TRUST VII

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255-0065

U.S.A.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OF THE CORPORATION

PricewaterhouseCoopers LLP

214 North Tryon Street

Suite 3600

Charlotte, North Carolina 28202

U.S.A.

TRUSTEE The Bank of New York 101 Barclay Street New York, New York 10286 U.S.A.	PAYING AGENT AND TRANSFER AGENT The Bank of New York One Canada Square 48th Floor London E14 5AL United Kingdom

LEGAL ADVISORS

To the Corporation and the Trust as to Delaware law:	To the Corporation and the Trust as to United States law:	To the Corporation and the Trust as to United States tax law:
Richards, Layton & Finger, P.A.	Helms Mulliss & Wicker, PLLC	Morrison & Foerster LLP
One Rodney Square	201 North Tryon Street	1290 Avenue of the Americas
Post Office Box 551	Charlotte, North Carolina 28202	New York, New York 10104
Wilmington, Delaware 19899 U.S.A.	U.S.A.	U.S.A.

To the Corporation and the Trust as to English law:	To the Underwriters:
Ashurst	Morrison & Foerster LLP
Broadwalk House	1290 Avenue of the Americas
5 Appold Street	New York, New York 10104
London EC2A 2HA	U.S.A.
United Kingdom

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PROSPECTUS

Junior Subordinated Notes

BAC Capital Trust VII BAC Capital Trust VIII BAC Capital Trust IX BAC Capital Trust X BAC Capital Trust XI BAC Capital Trust XII	Capital Securities guaranteed as set forth herein by Bank of America Corporation

This prospectus describes the Bank of America Corporation junior subordinated notes and the BAC Capital Trust VII, BAC Capital Trust VIII, BAC Capital Trust IX, BAC Capital Trust X, BAC Capital Trust XI, and BAC Capital Trust XII capital securities.

From time to time, each Trust may:

•	sell capital securities representing undivided preferred beneficial interests in the Trust to the public;

•	sell common securities representing undivided common beneficial interests in the Trust to Bank of America Corporation;

•	use the proceeds from these sales to buy an equal principal amount of junior subordinated notes of Bank of America Corporation; and

•	regularly distribute the cash payments that the Trust receives on the junior subordinated notes it owns to the holders of its capital and common securities.

Bank of America Corporation will issue its junior subordinated notes to the Trusts. These notes may be distributed to holders of capital or common securities upon dissolution of a Trust. Bank of America Corporation will guarantee payments by each Trust due on the capital securities to the extent described in this prospectus.

The specific terms of the junior subordinated notes and the capital securities, including the interest and distribution rates and the liquidation amount, will be provided in an accompanying prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Our junior subordinated notes are unsecured. Our junior subordinated notes and the capital securities are not savings accounts, deposits, or other obligations of a bank, are not guaranteed by Bank of America, N.A., Fleet National Bank, or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risks, including possible loss of principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the capital securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 5, 2005

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Bank of America Corporation and BAC Capital Trust VII, BAC Capital Trust VIII, BAC Capital Trust IX, BAC Capital Trust X, BAC Capital Trust XI, and BAC Capital Trust XII filed with the Securities Exchange Commission using a “shelf” registration or continuous offering process. Under this shelf process, from time to time, a Trust may sell capital securities representing undivided preferred beneficial interests in the Trust to the public and common securities representing undivided common beneficial interests in the Trust to us, in one or more offerings. In turn, the Trust will invest the proceeds from those sales in our junior subordinated notes.

This prospectus provides you with a general description of the securities that the Trusts and we may offer. Each time a Trust sells securities, we will provide you with a prospectus supplement that will contain specific information about the terms of the securities being offered by the Trust and by us in that offering. The prospectus supplement will include a discussion of the risk factors and any other special considerations applicable to those securities. The prospectus supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information that is incorporated by reference in this prospectus. That additional information is described below under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Neither we, nor the Trusts, nor any underwriters or agents, have authorized anyone to provide you with different information. Neither we nor the Trusts are offering the securities in any jurisdiction where the offer is not permitted.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Bank of America,” “we,” “us,” or “our,” or similar references, mean Bank of America Corporation.

WHERE YOU CAN FIND MORE INFORMATION

We and the Trusts have filed a registration statement on Form S-3 with the SEC covering the securities to be offered and sold using this prospectus. You should refer to this registration statement and its exhibits for additional information about Bank of America and the Trusts. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all of the information that you may find important, you should review the full text of these documents, which we have included as exhibits to the registration statement.

We also file annual, quarterly and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also can inspect reports and other information we file at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Information about Bank of America is also available on its web site at www.bankofamerica.com. This web site is not a part of this prospectus.

The SEC allows us to incorporate by reference in this prospectus the information we file with it. This means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information and the information contained in this prospectus.

We incorporate by reference the documents listed below that we have filed previously with the SEC under the Securities Exchange Act of 1934:

•	our annual report on Form 10-K for the year ended December 31, 2004; and

•	our current reports on Form 8-K filed January 7, 2005, January 18, 2005, January 26, 2005, February 10, 2005, February 24, 2005, March 3, 2005, March 9, 2005, March 14, 2005, March 22, 2005, March 23, 2005, and April 18, 2005 (other than, with respect to these reports, information that is deemed not to have been filed in accordance with SEC rules).

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus (other than, with respect to these documents, information that is deemed not to have been filed in accordance with SEC rules) until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Securities Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Securities Exchange Act in connection with any subsequent stockholders’ meetings; and

•	any reports filed under Section 15(d) of the Securities Exchange Act.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position, and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Bank of America Corporation

Corporate Treasury Division

NC1-007-23-01

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5972

FORWARD-LOOKING STATEMENTS

This prospectus and all accompanying prospectus supplements contain or incorporate statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act. Those statements can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “projected,” “intends to,” or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to certain risks and uncertainties, including, but not limited to, certain risks described in the prospectus supplement. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and any accompanying prospectus supplement. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

Information regarding important factors that could cause actual results, performance or achievements to differ, perhaps materially, from those in our forward-looking statements is contained under the caption “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of our annual report.

BANK OF AMERICA CORPORATION

General

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Bank of America Corporation was incorporated in 1998 as part of the merger of BankAmerica Corporation with NationsBank Corporation.

Business Segment Operations

We provide a diversified range of banking and nonbanking financial services and products in 29 states, the District of Columbia, and 43 foreign countries. We provide services and products through four business segments: (1) Global Consumer and Small Business Banking, (2) Global Business and Financial Services, (3) Global Capital Markets and Investment Banking, and (4) Global Wealth and Investment Management.

FleetBoston Merger

On October 27, 2003, we entered into an Agreement and Plan of Merger with FleetBoston Financial Corporation, or “FleetBoston,” providing for the merger of FleetBoston with and into us (the “FleetBoston Merger”). The FleetBoston Merger closed on April 1, 2004, and we were the surviving corporation in the transaction. Following the FleetBoston Merger, our principal banking subsidiaries are Bank of America, N.A. and Fleet National Bank. We intend to consolidate these banks into a single interstate retail bank in the second quarter of 2005. Additional financial information in connection with the FleetBoston Merger is included in our current reports on Forms 8-K/A filed with the SEC on April 14, 2004, May 7, 2004, July 14, 2004, October 14, 2004, and January 18, 2005, which are available at the SEC’s website at http://www.sec.gov.

Acquisitions and Sales

As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses of a type eligible for financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of those financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries, or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

Regulatory Matters

The following discussion describes elements of an extensive regulatory framework applicable to bank holding companies, financial holding companies, and banks and specific information about us and our subsidiaries. Federal regulation of banks, bank holding companies, and financial holding companies is intended primarily for the protection of depositors and the Bank Insurance Fund rather than for the protection of securityholders and creditors.

General

As a registered bank holding company and a financial holding company, we are subject to the supervision of, and to regular inspection by, the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board.” Our banking subsidiaries are organized as national banking associations, which are subject to regulation, supervision and examination by the Office of the Comptroller of the Currency, or the “Comptroller,” the Federal Deposit Insurance Corporation, or the “FDIC,” the Federal Reserve Board, and other federal and state regulatory agencies. In addition to banking laws, regulations, and regulatory agencies, we and our subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect our operations and management and our ability to make distributions to stockholders.

A financial holding company, and the companies under its control, are permitted to engage in activities considered “financial in nature” as defined by the Gramm-Leach-Bliley Act and Federal Reserve Board interpretations (including, without limitation, insurance and securities activities), and therefore may engage in a broader range of activities than permitted for bank holding companies and their subsidiaries. A financial holding company may engage directly or indirectly in activities considered financial in nature, either de novo or by acquisition, provided the financial holding company gives the Federal Reserve Board after-the-fact notice of the new activities. The Gramm-Leach-Bliley Act also permits national banks, such as our banking subsidiaries, to engage in activities considered financial in nature through a financial subsidiary, subject to certain conditions and limitations, and with the approval of the Comptroller.

Interstate Banking

Bank holding companies (including bank holding companies that also are financial holding companies) also are required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any non-affiliated bank. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the “Interstate Banking and Branching Act,” a bank holding company may acquire banks located in states other than its home state without regard to the permissibility of those acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, after the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% or any lesser or greater amount set by state law of deposits in that state.

Subject to certain restrictions, the Interstate Banking and Branching Act also authorizes banks to merge across state lines to create interstate banks. The Interstate Banking and Branching Act also permits a bank to open new branches in a state in which it does not already have banking operations if that state enacts a law permitting de novo branching. We presently have two primary retail subsidiary banks (Bank of America, N.A. and Fleet National Bank). Bank of America, N.A., headquartered in Charlotte, North Carolina, has full service branch offices in 22 states and the District of Columbia. Fleet National Bank, headquartered in Providence, Rhode Island, has full service branch offices in eight states. We intend to consolidate these banks into a single interstate retail bank under the Bank of America, N.A. charter in the second quarter of 2005. The combined entity will have retail branch offices in 29 states and the District of Columbia.

In addition, we operate a nationally chartered credit card bank (Bank of America, N.A. (USA)), headquartered in Phoenix, Arizona. We also own three nationally chartered bankers’ banks: Bank of America Oregon, N.A., headquartered in Portland, Oregon; Bank of America California, N.A., headquartered in San Francisco, California; and Bank of America Georgia, N.A., headquartered in Atlanta, Georgia.

Changes in Regulations

Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any proposals or legislation and the impact they might have on us and our subsidiaries cannot be determined at this time.

Capital and Operational Requirements

The Federal Reserve Board, the Comptroller, and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, these regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. Tier 1 capital includes common shareholders’ equity, trust preferred securities, minority interests, and qualifying preferred stock, less goodwill and other adjustments. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt and the allowance for credit losses up to 1.25% of risk-weighted assets and other adjustments. Tier 3 capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without prior approval by the Federal Reserve Board, and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank’s risk-based capital ratio to fall or remain below the required minimum. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents our qualifying total capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. Our Tier 1 and total risk-based capital ratios under these guidelines at December 31, 2004 were 8.10% and 11.63%, respectively. At December 31, 2004, we had no subordinated debt that qualified as Tier 3 capital.

The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 100 to 200 basis points above 3%, banking organizations are required to maintain a ratio of at least 5% to be classified as well capitalized. Our leverage ratio at December 31, 2004 was 5.82%. We meet our leverage ratio requirement.

The Federal Deposit Insurance Corporation Improvement Act of 1991, or “FDICIA,” among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and requires the respective federal regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements within those categories. FDICIA imposes progressively more restrictive constraints on operations, management, and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An “undercapitalized” bank must develop a capital restoration plan and its parent holding company must guarantee that bank’s compliance with the plan. The liability of the parent holding company under that guarantee is limited to the lesser of 5% of the bank’s assets at the time it became “undercapitalized” or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, that guarantee would take priority over the parent’s general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality, and executive compensation, and permits regulatory action against a financial institution that does not meet those standards.

The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Those regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a “well capitalized” institution must have a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. Under these guidelines, each of our banking subsidiaries is considered well capitalized as of December 31, 2004.

Regulators also must take into consideration (a) concentrations of credit risk; (b) interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position); and (c) risks from non-traditional activities, as well as an institution’s ability to manage those risks, when determining the adequacy of an institution’s capital. This evaluation will be made as a part of the institution’s regular safety and soundness examination. In addition, we, and any of our banking subsidiaries with significant trading activity, must incorporate a measure for market risk in our regulatory capital calculations.

Distributions

Our funds for cash distributions to our stockholders are derived from a variety of sources, including cash and temporary investments. The primary source of those funds, and funds used to pay principal and interest on our indebtedness, is dividends received from our banking subsidiaries. Each of our banking subsidiaries is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit that payment.

In addition, our ability and the ability of our banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. Our right, and the right of our stockholders and creditors, to participate in any distribution of the assets or earnings of our subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

Source of Strength

According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of those subsidiaries. This support may be required at times when a bank holding company may not be able to provide that support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC—either as a result of default of a banking subsidiary or related to FDIC assistance provided to a subsidiary in danger of default—the other banking subsidiaries may be assessed for the FDIC’s loss, subject to certain exceptions.

THE TRUSTS

Each Trust is a statutory trust formed under Delaware law under a declaration of trust, executed by us as sponsor of the Trust and the trustees of the Trust, and the filing of a certificate of trust with the Secretary of State of the State of Delaware. The declaration of trust of a Trust will be amended and restated in its entirety before the Trust issues any trust securities. It will be substantially in the form of the amended and restated declaration of trust filed as an exhibit to the registration statement of which this prospectus is a part. When we refer to the “declaration of trust” for a particular Trust in this prospectus and any prospectus supplement, we are referring to the amended and restated declaration of trust. The declaration of trust for each Trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended.

Each Trust exists exclusively to:

•	issue capital securities and common securities (referred to together as “trust securities”) representing undivided beneficial interests in the assets of that Trust;

•	invest the proceeds from the sale of its trust securities in junior subordinated notes of Bank of America; and

•	engage only in those other activities necessary or incidental to the above activities.

A Trust may not undertake any activity that would cause it to be classified as other than a grantor trust for United States federal income tax purposes.

We will own, directly or indirectly, all of the common securities of each Trust. These common securities will have an aggregate liquidation amount equal to at least 3% of the total capital of that Trust. The common securities generally will rank equally with the capital securities of the Trust, and the Trust will make payment on its trust securities pro rata. However, upon the occurrence of an event of default under the Trust’s declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption, and otherwise will be subordinated to the rights of the holders of the capital securities, as more particularly described under “Description of the Capital Securities—Subordination of Common Securities.”

The trustees of a Trust conduct the Trust’s business and affairs. Initially, there are four trustees for each Trust:

•	two regular trustees, who are employees or officers of or who are individuals affiliated with us;

•	a property trustee, who is a financial institution that is unaffiliated with us and is the indenture trustee for purposes of complying with the Trust Indenture Act; and

•	the Delaware trustee, who is an entity that maintains its principal place of business in the State of Delaware.

The property trustee holds title to the junior subordinated notes purchased by that Trust for the benefit of the holders of the Trust’s trust securities. In that capacity, the property trustee has the power to exercise all rights, power, and privileges as a holder under the indenture under which the junior subordinated notes are issued. In addition, the property trustee has exclusive control of the Trust’s property account, a segregated non-interest bearing bank account holding all junior subordinated note payments for the benefit of the holders of the Trust’s trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption, and otherwise to the holders of its trust securities out of funds in the Trust’s property account.

Initially, The Bank of New York, a New York banking corporation, will act as property trustee of each Trust, and its affiliate, The Bank of New York (Delaware), will act as the Delaware trustee of each Trust. As the holder, directly or indirectly, of all the common securities of each Trust, we have the right to appoint, remove, or replace the trustees of a Trust and to increase or decrease the number of trustees, provided that at least one trustee is a Delaware trustee, at least one trustee is a property trustee, and at least one trustee is a regular trustee.

For purposes of compliance with the Trust Indenture Act, The Bank of New York also acts as trustee under the guarantee described in this prospectus and as trustee under the junior subordinated indenture, as we describe under the headings “Description of the Junior Subordinated Notes” and “Description of Guarantee.” The guarantee trustee holds the guarantee for the benefit of the holders of a Trust’s capital securities.

The rights of the holders of the capital and common securities of a Trust, including economic rights, rights to information, and voting rights, are as set forth in the Trust’s declaration of trust and the Delaware Statutory Trust Act. We summarize these rights under the heading “Description of the Capital Securities.”

BAC Capital Trust VII has a term of approximately 55 years, from January 1, 2003. Each of the remaining Trusts has a term of approximately 55 years, from January 1, 2005. Each Trust may terminate earlier as provided in its declaration of trust.

We will pay all costs and expenses related to the organization and operation of each Trust and the offering of the trust securities.

The principal executive office of each Trust is c/o Bank of America Corporation, Corporate Treasury, Bank of America Corporate Center, 100 North Tryon Street, NC1-007-07-06, Charlotte, North Carolina 28255, telephone number (704) 386-5972. The office of the Delaware trustee for each Trust in the State of Delaware is The Bank of New York (Delaware), 502 White Clay Center, Route 273, Newark, Delaware 19711, telephone number (302) 283-8079.

USE OF PROCEEDS

Each Trust will use the gross proceeds received from the sale of its securities to purchase junior subordinated notes from us. Unless we describe a different use in a prospectus supplement, we will use the net proceeds from the sale of the junior subordinated notes to a Trust for our general corporate purposes. General corporate purposes include:

•	our working capital needs;

•	investments in, or extensions of credit to, our banking and nonbanking subsidiaries;

•	the possible acquisitions of other financial institutions or their assets;

•	the possible acquisitions of, or investments in, other businesses of a type we are permitted to acquire under applicable law;

•	the possible reduction of outstanding indebtedness; and

•	the possible repurchase of our outstanding equity securities.

Until we designate the use of these net proceeds, we will temporarily invest them. We may, from time to time, engage in additional capital financings as we deem appropriate based on our needs and prevailing market conditions. These additional capital financings may include the sale of other securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

The following table presents our consolidated ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividend requirements for Bank of America for each of the years in the five-year period ended December 31, 2004.

	Year Ended December 31,
	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.4	3.8	3.1	2.1	1.8
Including interest on deposits	2.4	2.5	2.1	1.6	1.5
Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements:
Excluding interest on deposits	3.4	3.8	3.1	2.1	1.8
Including interests on deposits	2.4	2.5	2.1	1.5	1.5

•	The consolidated ratio of earnings to fixed charges is calculated as follows:

(net income before taxes and fixed charges – equity in undistributed earnings of unconsolidated subsidiaries)

fixed charges

•	The consolidated ratio of earnings to fixed charges and preferred stock dividend requirements is calculated as follows:

(net income before taxes and fixed charges – equity in undistributed earnings of unconsolidated subsidiaries)

(fixed charges + preferred stock dividend requirements)

Fixed charges consist of:

•	interest expense, which we calculate excluding interest on deposits in one case and including that interest in the other;

•	amortization of debt discount and appropriate issuance costs; and

•	one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.

Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover those dividend requirements.

DESCRIPTION OF THE CAPITAL SECURITIES

Capital securities will be issued by a Trust under its declaration of trust. The terms of the capital securities will include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act. We have summarized the general terms and provisions of the capital securities in this section. The prospectus supplement relating to the offering of a specific series of capital securities will describe the specific terms of those capital securities. The following summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the applicable declaration of trust, the Delaware Statutory Trust Act, and the Trust Indenture Act. You should read the Trust’s declaration of trust for additional information before you purchase any capital securities.

General

The declaration of trust authorizes the regular trustees of a Trust to issue capital securities and common securities on behalf of the Trust. These trust securities represent undivided beneficial interests in the assets of the Trust. The capital securities will be sold to the public in each offering. The common securities will be sold to us. The common securities rank equally, and payments will be made on the common securities on a proportional basis, with the capital securities, except as set forth under the heading “—Subordination of Common Securities.” A Trust may issue only one series of capital securities and one series of common securities. The declaration of trust does not permit the Trust to issue any securities other than the trust securities or to incur any indebtedness.

Each series of capital securities will be issued in the amount, at the price and on the terms described in the prospectus supplement relating to the offering of those capital securities. These terms will mirror the terms of the corresponding junior subordinated notes to be issued by us and purchased and held by the Trust, as set forth in the applicable prospectus supplement.

The property trustee will hold the junior subordinated notes in trust for the benefit of the holders of the trust securities. To the extent described under “Description of Guarantee,” we will guarantee the payment of distributions on the capital securities, and payments upon redemption of the capital securities or liquidation of the Trust, out of money held by the Trust. However, the guarantee will not cover payment of distributions or amounts payable on redemption or liquidation when the Trust does not have available funds on hand to make those payments. In the event of any non-payment by the Trust, holders of the capital securities have the remedies described below under the heading ‘‘—Events of Default, Payment Failures, Waiver, and Notice.’’

Distributions

Distributions on each series of capital securities:

•	will be cumulative;

•	will accumulate from the date of original issuance; and

•	will be payable at the rates and on dates specified in the applicable prospectus supplement.

The distribution rate and the distribution payment dates and other payment dates for the capital securities will be the same as the interest rate and interest payment dates and other payment dates on the corresponding junior subordinated notes. When this prospectus and the applicable prospectus supplement refer to any payment of distributions, the term “distribution” includes any interest payable on unpaid distributions unless otherwise stated.

Unless otherwise specified, the amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full distribution period are computed on the basis of the actual number of days elapsed in a 360-day year of twelve 30-day months.

Payment of Distributions. Distributions on the capital securities will be made to the extent that the applicable Trust has funds available in the Trust’s property account to pay the distributions. The sole source of funds available for distributions to holders of capital securities are our payments on the corresponding junior subordinated notes. If we do not make interest payments on our junior subordinated notes, the property trustee will not have funds available to pay distributions on the related capital securities. To the extent a Trust has funds legally available for the payment of those distributions and cash sufficient to make those payments, we will guarantee the payment of distributions on the basis set forth under “Description of Guarantee.”

Distributions on capital securities are payable to the holders of those securities as they appear on the register of the applicable Trust on the relevant record dates. As long as the capital securities remain in book-entry only form, the record date is one business day before the distribution payment date. Unless any applicable laws and regulations and the provisions of the declaration of trust state otherwise, each payment of a distribution will be made as described under the heading “—Book-Entry Only Issuance—The Depository Trust Company.”

If any capital securities are not in book-entry only form, the record date is set forth in the applicable prospectus supplement. If a distribution payment date is not a business day, then payment of the distribution will be made on the next succeeding business day, and no interest or any other payment will accrue as a result of that postponement. However, if the next succeeding business day is in the next calendar year, payment of the distribution will be made on the immediately preceding business day. Unless otherwise specified in the applicable prospectus supplement, a “business day” is any day other than a day on which federal or state banking institutions in New York, New York or Charlotte, North Carolina are authorized or required by law or executive order or regulation to remain closed.

Deferral of Distributions. We have the right, which we may exercise from time to time, under the junior subordinated indenture to defer interest payments on any series of junior subordinated notes for up to the number of consecutive interest payment periods that we will specify in the applicable prospectus supplement. We describe this right to defer interest payments on the junior subordinated notes in more detail under the heading “Description of the Junior Subordinated Notes—Option to Defer Interest Payments.” As a consequence of that deferral, distributions on the related capital securities would be deferred by the applicable Trust during the same period. During a deferral period, the amount of distributions due to you will continue to accumulate and, to the extent permitted by law, those deferred distributions will themselves also accrue interest compounded at the applicable distribution rate. Any deferred distributions and the interest accrued on those distributions will be paid to holders of capital securities on the distribution payment date that follows the end of the deferral period to the holders of capital securities on the record date for that distribution payment date.

Redemption of Capital Securities

A Trust will redeem its capital securities upon the maturity of the corresponding junior subordinated notes. The applicable prospectus supplement may prescribe a method for extending the maturity date of a series of junior subordinated notes which would, in turn, extend the redemption date of the corresponding trust securities.

A Trust also will redeem its trust securities upon the prepayment of the corresponding junior subordinated notes. Once we receive any required prior approval, including the approval of the Federal Reserve Board, we have the right to prepay any series of junior subordinated notes:

•	on or after a date specified in the applicable prospectus supplement, in whole at any time or in part from time to time; or

•	at any time, in whole but not in part, within 90 days after the occurrence and continuance of a tax event, an investment company event, or a capital treatment event (each as described below);

in either case, as further described under the heading “Description of the Junior Subordinated Notes—Prepayment.”

Upon the payment of a series of junior subordinated notes at the stated maturity, the property trustee will apply the proceeds from the payment to redeem all outstanding related trust securities at the redemption price. The property trustee will apply the proceeds from a prepayment of junior subordinated notes, whether in whole or in part, to redeem related trust securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated notes we have prepaid. The redemption price of the trust securities will equal the aggregate liquidation amount of those trust securities, plus accumulated but unpaid distributions to the redemption date and the related amount of the premium, if any, paid by us upon the concurrent payment or prepayment of the corresponding junior subordinated notes. If less than all of any series of corresponding junior subordinated notes are to be prepaid on a redemption date, then the proceeds from the prepayment, including the amount of any premium, will be allocated pro rata to the redemption of the related trust securities based on the relative liquidation amounts of those classes, except as set forth under the heading “—Subordination of Common Securities.” If less than all of a series of capital securities are to be redeemed, then the capital securities will be redeemed as described under the heading “—Book-Entry Only Issuance—The Depository Trust Company,” as long as the capital securities are held in book-entry only form.

Special Event Redemption. If a tax event, an investment company event, or a capital treatment event occurs and continues, and we obtain any required regulatory approval, we may prepay the junior subordinated notes, in whole but not in part, in cash within 90 days following the occurrence of that event. This would cause a mandatory redemption of the related trust securities in whole, but not in part, as described above.

“Tax event” means that:

•	we have received an opinion of a nationally recognized independent tax counsel experienced in tax matters which states that, as a result of any

(a)	amendment to, or change (including any announced prospective change) in, the laws or associated regulations of the United States or any political subdivision or taxing authority of the United States, or

(b)	official administrative pronouncement or judicial decision interpreting or applying those laws or regulations, which amendment or change is effective or the pronouncement or decision is announced on or after the date of original issuance of the capital securities, there is more than an insubstantial risk that interest payable on the junior subordinated notes held by a Trust is not, or within 90 days of the date of the amendment, change, pronouncement or decision, will not be, deductible, in whole or in part, by us for United States federal income tax purposes; or

•	the regular trustees of a Trust have been informed by a nationally recognized independent tax counsel experienced in tax matters that it cannot deliver an opinion that states that the holders of the trust securities will not recognize any gain or loss for United States federal income tax purposes as a result of the dissolution of the Trust and the distribution of the corresponding junior subordinated notes.

“Investment company event” means that a Trust has received an opinion of counsel experienced in investment company matters which states that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority, which change is in either case effective on or after the date the Trust’s capital securities are issued, the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, as amended.

“Capital treatment event” means our reasonable determination that, as a result of

•	any amendment to, or change (including any announced prospective change) in, the laws or associated regulations of the United States or any political subdivision of the United States, which is effective on or after the date the related capital securities are issued, or

•	any official or administrative pronouncement or action or judicial decision interpreting or applying those laws or regulations that is announced on or after the date the related capital securities are issued, there is more than an insubstantial risk that we will not be able to treat the capital securities as Tier 1 capital for purposes of the capital adequacy guidelines of the Federal Reserve Board.

Redemption Procedures. A Trust may redeem fewer than all of its outstanding capital securities only if all accrued and unpaid distributions have been paid on all capital securities for all distribution periods terminating on or prior to the redemption date.

A Trust must give notice of the redemption of capital securities to the registered holders of the capital securities at least 15 but not more than 60 days prior to the redemption date. Upon such notice, and provided we have paid the property trustee sufficient funds in connection with the prepayment or maturity of the corresponding junior subordinated notes, then, as long as the capital securities are held in book-entry only form, by 12:00 noon, New York City time, on the redemption date, the property trustee will deposit irrevocably with the depository funds sufficient to pay the applicable redemption price to the holders of those capital securities. The Trust also will give the depository irrevocable instructions and authority to pay the redemption price to the holders of the capital securities. If the capital securities are no longer in book-entry only form, the property trustee will pay the applicable redemption price by check mailed to the addresses of the holders of those capital securities as they appear in the register.

Once a Trust has given a redemption notice and the Trust deposits the required funds, then:

•	distributions with respect to the capital securities being redeemed will cease to accrue; and

•	all rights of the holders of capital securities being redeemed will cease, except the right of the holders of those capital securities to receive the redemption price, but without any interest for any delay in receiving it.

If any date fixed for redemption of capital securities is not a business day, then payment of the redemption price will be made on the next succeeding business day, and no interest or any other payment will accrue as a result of that postponement. However, if the next succeeding business day is in the next calendar year, payment will be made on the immediately preceding business day.

If payment of the redemption price for the capital securities called for redemption is improperly withheld or refused and not paid either by the applicable Trust or by us under the guarantee as described under the heading “Description of Guarantee,” distributions on those capital securities will continue to accrue at the then applicable rate from the original redemption date to the date the redemption price is actually paid. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption price.

We may, at any time and from time to time, through a subsidiary or one of our affiliates, purchase outstanding capital securities by tender, in the open market or by private agreement.

Subordination of Common Securities

Payment of distributions on, the redemption price of and the liquidation distribution in respect of, capital securities and common securities ordinarily are made pro rata based on the aggregate liquidation amount of those capital securities and common securities. However, upon any event of default under the applicable declaration of trust, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation and redemption and other payments are subordinated to the rights to payment of the holders of the capital securities.

In the case of any event of default under a declaration of trust, we, as the holder of the Trust’s common securities, will be deemed to have waived those events of default under the declaration of trust until those events of default with respect to the Trust’s capital securities have been cured, waived, or otherwise eliminated. Until all events of default with respect to the capital securities have been so cured, waived, or otherwise eliminated, the property trustee will act solely on behalf of the holders of those capital securities and not on our behalf, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Distribution of Junior Subordinated Notes

We have the right at any time to dissolve a Trust. Upon dissolution and after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, the Trust will cause the junior subordinated notes held by the Trust to be distributed to the holders of its trust securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities then outstanding, together with any accrued and unpaid distributions. This may require the prior approval of the Federal Reserve Board.

After the date for any distribution of junior subordinated notes and dissolution of a Trust:

•	the trust securities of the Trust will no longer be deemed to be outstanding;

•	the depository or its nominee, as the record holder of the capital securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated notes to be delivered upon the distribution; and

•	any certificates representing capital securities not held by the depository or its nominee will be deemed to represent the corresponding junior subordinated notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, those capital securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on those capital securities, until those certificates are surrendered for transfer or reissuance.

Liquidation Distribution Upon Dissolution

This prospectus describes any voluntary or involuntary dissolution, winding-up, or termination of a Trust as a “liquidation.” If a liquidation of a Trust occurs, after satisfaction of the Trust’s liabilities to creditors, the holders of the capital securities are entitled to receive, out of the assets of the Trust, distributions equal to the aggregate liquidation amount of those capital securities, plus accrued and unpaid distributions to the date of payment. However, the holders of the capital securities will not receive that distribution if we instead distribute proportionately to the holders of the trust securities of a Trust the junior subordinated notes held by the Trust, as described above under the heading ‘‘—Distribution of Junior Subordinated Notes.”

If a liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay the distribution in full, then the amounts payable directly by the Trust on the trust securities will be allocated proportionately. The holders of the Trust’s common securities will be entitled to receive distributions upon the liquidation on a proportionate basis with the holders of the capital securities, except in the limited circumstances described above under the heading “—Subordination of Common Securities.”

Under the terms of its declaration of trust, a Trust will dissolve:

•	on the expiration of its term;

•	upon the bankruptcy of Bank of America;

•	upon the filing of a certificate of dissolution or its equivalent with respect to Bank of America;

•	upon the consent of the holders of at least a majority in aggregate liquidation amount of the trust securities voting together as a single class to dissolve the Trust;

•	upon the revocation of the charter of Bank of America and the expiration of 90 days after the date of revocation without a reinstatement thereof;

•	at the election of Bank of America at any time and upon the distribution of the junior subordinated notes held by the Trust to the holders of the trust securities;

•	upon the entry of a decree of judicial dissolution of the holder of the common securities, Bank of America, or the Trust; or

•	upon the redemption of all of the Trust’s trust securities.

Events of Default, Payment Failures, Waiver, and Notice

An event of default under a Trust’s declaration of trust occurs when there is an event of default under the junior subordinated indenture. These events of default are described below under the heading ‘‘Description of the Junior Subordinated Notes—Events of Default, Waiver, and Notice.’’ If an event of default occurs and continues, then under the declaration of trust, the rights of the holders of the common securities will be subordinate to the rights of the holders of the capital securities to the extent described above under the heading ‘‘—Subordination of Common Securities.’’

The holders of capital securities do not have any specific rights under the declaration of trust upon the occurrence of an event of default. The property trustee under the Trust holds the related junior subordinated notes issued under the junior subordinated indenture, and if an event of default occurs and continues, the property trustee, as the sole holder of the notes, will have the right under the junior subordinated indenture to declare the principal of and interest on the notes to be immediately due and payable.

If the property trustee fails to enforce its rights upon an event of default under the junior subordinated indenture, a holder of capital securities may institute a legal proceeding directly against us to enforce the property trustee’s rights as holder of the notes without first instituting a legal proceeding against the property trustee or any other person or entity. The rights of holders of junior subordinated notes (including the property trustee, as a holder), and in certain circumstances the holders of the capital securities, upon an event of default under the junior subordinated indenture are described further below under the heading ‘‘Description of the Junior Subordinated Notes—Events of Default, Waiver, and Notice.’’

A default by us in payment obligations with respect to the junior subordinated notes does not constitute an event of default for purposes of the junior subordinated indenture and, therefore, does not constitute an event of default under the declaration of trust. However, if we fail to pay the principal of, or premium, if any, or interest on, a series of junior subordinated notes on the date that interest, principal, or premium is otherwise payable (or in the case of redemption, the redemption date) and the failure continues (referred to as a ‘‘payment failure’’), a holder of the related capital securities may bring a legal action against us directly for enforcement of payment to you of amounts owed on the junior subordinated notes. In connection with a direct action, the holders of the common securities will be subrogated to the rights of the holder of the capital securities to the extent we make any payments. This means that if a holder of capital securities already had received payment of a distribution that was the basis of the direct action, then we, as holder of the common securities, will be entitled to payment of that amount. The holders of capital securities will not be able to exercise directly any other remedy available to holders of the junior subordinated notes.

Under the declaration of trust, the holders of a majority in liquidation amount of capital securities may waive events of default with respect to the capital securities. However, if the underlying event of default under the junior subordinated indenture may not be waived, then the event of default under the declaration of trust may not be waived. Furthermore, if the waiver of the underlying event of default under the indenture requires the consent or vote of more than a majority in principal amount of the corresponding junior subordinated notes (referred to as a “super majority”), then only the same super majority of holders of the capital securities may waive the event of default under the declaration of trust.

A waiver of an event of default under the junior subordinated indenture by the property trustee, as holder of the junior subordinated notes, constitutes a waiver of the corresponding event of default under the declaration of trust. In addition, a waiver of an event of default with respect to capital securities under the declaration of trust waives the event of default with respect to the common securities for all purposes under the declaration of trust. Furthermore, the holders of common securities are deemed to have waived events of default to the extent described under the heading “—Subordination of Common Securities.”

Following the occurrence and during the continuance of an event of default, we are subject to restrictions with respect to payments related to our capital stock and our indebtedness that ranks equally with or junior to the junior subordinated notes, as more particularly described under the heading “Description of the Junior Subordinated Notes—Certain Covenants of Bank of America.”

The property trustee is required to notify all holders of the capital securities of any events of default or note payment failures.

We and the regular trustees of a Trust are required to file annually with the property trustee an officers’ certificate as to our respective compliance with all conditions and covenants under the applicable declaration of trust.

Voting Rights

The holders of the capital securities have no voting rights, except as described below and except as provided under the heading “Description of Guarantee—Amendment and Assignment” and as otherwise required by law and the declaration of trust.

The holders of a majority in aggregate liquidation amount of the capital securities have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee or exercising any trust or power of the property trustee under the declaration of trust, including the right to direct the property trustee, as holder of the junior subordinated notes, to:

•	exercise the remedies available to it under the junior subordinated indenture as the holder of the junior subordinated notes;

•	waive any past event of default that is waivable under the junior subordinated indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the related series of junior subordinated notes will be due and payable; or

•	consent to any amendment, modification, or termination of the junior subordinated indenture where that consent is required.

Except for directing the time, method, and place of conducting a proceeding for a remedy available to the property trustee, the property trustee will not take any action at the direction of the holders of capital securities unless the property trustee receives an opinion of tax counsel that states that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes as a result of that action.

Where a consent or action under the junior subordinated indenture requires the consent or act of holders of a super majority of the junior subordinated notes, then only the same super majority of holders of the capital securities may direct the property trustee to give that consent or take that action.

If the property trustee’s consent is required under the junior subordinated indenture for any amendment, modification, or termination of the junior subordinated indenture or the related series of junior subordinated notes, the property trustee is required to request the written direction of the holders of the trust securities, and the property trustee will vote as directed by a majority in liquidation amount of the trust securities, voting together as a single class. The property trustee is not required to take any action of this kind in accordance with the directions of the holders of the trust securities unless the property trustee has obtained a tax opinion to the effect described above.

The holders of the capital securities are entitled to vote on some types of modifications or amendments to the declaration of trust, as more particularly described below under “—Modification of the Declaration of Trust.”

Any required approval or direction of holders of capital securities may be given at a separate meeting of holders of capital securities convened for that purpose, at a meeting of all of the holders of trust securities or by written consent. The regular trustees will mail to each holder of record of capital securities a notice of any meeting at which those holders are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken. Each notice will include the following information:

•	the date of the meeting or the date by which the action is to be taken;

•	a description of any resolution proposed for adoption or for which written consent is sought; and

•	instructions for the delivery of proxies or consents.

No vote or consent of the holders of capital securities is required for a Trust to redeem and cancel capital securities or distribute junior subordinated notes in accordance with the Trust’s declaration of trust.

Despite the fact that holders of capital securities are entitled to vote or consent under the circumstances described above, any of the capital securities that are owned by us or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, us will not be entitled to vote or consent. Instead, these capital securities will be treated for that purpose as if they were not outstanding.

The procedures by which holders of capital securities may exercise their voting rights are described under the heading “—Book-Entry Only Issuance—The Depository Trust Company.”

Modification of the Declaration of Trust

A declaration of trust may be modified and amended if approved by a majority of the regular trustees and, in certain circumstances, the property trustee and the Delaware trustee. If, however, any proposed amendment provides for, or the regular trustees otherwise propose to effect:

(1)	any action that would adversely affect the powers, preferences, or special rights of the trust securities, whether by way of amendment to the declaration of trust or otherwise, or

(2)	the dissolution, winding-up or termination of the Trust other than according to the terms of the declaration of trust,

then the holders of the trust securities voting together as a single class will be entitled to vote on the amendment or proposal. The amendment or proposal will not be effective except with the approval of holders of at least a majority in liquidation amount of the trust securities affected. If, however, any amendment or proposal referred to in clause (1) above would adversely affect only the capital securities or only the common securities, then only holders of the affected class will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the approval of holders of a majority in liquidation amount of that class of trust securities.

Notwithstanding the prior paragraph, no amendment or modification may be made to the declaration of trust if that amendment or modification would:

•	cause the Trust to be classified for United States federal income tax purposes as other than a grantor trust;

•	reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act; or

•	cause the Trust to be deemed an “investment company” required to be registered under the Investment Company Act.

Mergers or Consolidations of the Trusts

A Trust may not consolidate, amalgamate, or merge with or into, or be replaced by, or convey, transfer, or lease its properties and assets substantially as an entirety, to us or any other person, except as described below. The Trust may, with the consent of the regular trustees but without the consent of the holders of the applicable trust securities, the property trustee, or the Delaware trustee, consolidate, amalgamate, or merge with or into, or be replaced by, a trust organized under the laws of any state if:

•	the successor entity, if not the Trust, either:

¡	expressly assumes all of the obligations of the Trust with respect to the trust securities, or

¡	substitutes for the trust securities other securities having substantially the same terms as the trust securities, so long as the successor securities rank the same as the trust securities in priority with respect to distributions and payments upon liquidation, redemption, and otherwise;

•	we, as issuer of the junior subordinated notes, expressly acknowledge a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated notes;

•	the capital securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national or international securities exchange or with another organization, if any, on which the capital securities are then listed or quoted;

•	the merger, consolidation, amalgamation, or replacement does not cause the capital securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

•	the merger, consolidation, amalgamation, or replacement does not adversely affect the rights, preferences, and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders’ interest in the new entity;

•	the successor entity has a purpose identical to that of the Trust;

•	prior to the merger, consolidation, amalgamation, or replacement, we have received an opinion of counsel to the Trust to the effect that:

¡	the merger, consolidation, amalgamation, or replacement does not adversely affect the rights, preferences, and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders’ interest in the new entity;

¡	following the merger, consolidation, amalgamation, or replacement, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

¡	following the merger, consolidation, amalgamation, or replacement, the Trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes; and

•	we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantees of the trust securities.

A Trust may not, except with the consent of holders of 100% in liquidation amount of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if that consolidation, merger, amalgamation, or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Book-Entry Only Issuance—The Depository Trust Company

Generally, the capital securities will be issued in book-entry only form. If the capital securities will be issued in certificated form, this will be stated in the applicable prospectus supplement. If the capital securities are issued in book-entry only form, The Depository Trust Company (“DTC”) will act as depository for the capital securities.

The following is based on information furnished to us by DTC:

DTC will act as securities depository for the capital securities. The capital securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered global security certificate will be issued for each series of the capital securities, each in the aggregate liquidation amount of such series, and will be deposited with DTC. If, however, the aggregate liquidation amount of any series exceeds $500 million, one certificate will be issued with respect to each $500 million of liquidation amount, and an additional certificate will be issued with respect to any remaining liquidation amount of that series.

DTC, the world’s largest depository, is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over two million issues of United States and non-United States equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as both United States and non-United States securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the capital securities under the DTC system must be made by or through direct participants, which will receive a credit for the capital securities on DTC’s records. The ownership interest of each actual purchaser of each capital security (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the capital securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial ownership interests in the capital securities, except in the event that use of the book-entry system for the capital securities is discontinued.

To facilitate subsequent transfers, all capital securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of capital securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the capital securities; DTC’s records reflect only the identity of the direct participants to whose accounts those capital securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the capital securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the regular record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the capital securities are credited on the regular record date (identified in a listing attached to the omnibus proxy).

Distributions on the capital securities will be paid in immediately available funds directly to Cede & Co., or any other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with capital securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of any distributions to Cede & Co. (or any other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of those payments to direct participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of the direct and indirect participants.

We will send any redemption notices to DTC. If less than all of the capital securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the ownership interest of each direct participant in the series to be redeemed.

DTC may discontinue providing its services as depository for the capital securities at any time by giving us reasonable notice. Under those circumstances, if a successor securities depository is not obtained, we will print and deliver certificated capital securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

‘ Registrar, Transfer Agent, and Paying Agent

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will act as registrar, transfer agent, and paying agent for the capital securities.

Registration of transfers of capital securities will be effected without charge by or on behalf of the applicable Trust, but upon payment of, and the giving of any indemnity as the Trust or we may require with respect to, any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Trust may not register or cause to be registered the transfer of its capital securities after those capital securities have been called for redemption.

Information Concerning the Property Trustee

Other than during the occurrence and continuance of an event of default under a declaration of trust, the property trustee is required to perform only the duties that are specifically set forth in the applicable declaration of trust. Following the occurrence and during the continuance of an event of default, the property trustee must exercise the same degree of care and skill in the exercise of its rights and powers as a prudent person would exercise in the conduct of his or her own affairs under the circumstances. Subject to this provision, the property trustee is under no obligation to exercise any of the rights or powers vested in it by the applicable declaration of trust at the request of any holder of capital securities unless that holder offers indemnity reasonably satisfactory to the property trustee against the costs, expenses, and liabilities that might be incurred. However, the holders of the capital securities will not be required to offer any indemnity if those holders, by exercising their voting rights, direct the property trustee to take any action following an event of default under the declaration of trust.

We and certain of our affiliates have from time to time maintained deposit accounts and conducted other banking transactions with the property trustee and its affiliated entities in the ordinary course of business. We expect to continue those business transactions. The property trustee also serves as trustee for a number of series of our outstanding indebtedness under other indentures.

Governing Law

The declarations of trust will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

We may issue junior subordinated notes from time to time in one or more series under a base indenture between us and The Bank of New York, as indenture trustee, and a supplement to the base indenture in the form of a supplemental indenture or a resolution of our Board of Directors or of a special committee formed by our Board of Directors. With respect to any particular series of junior subordinated notes, the term “indenture” or “junior subordinated indenture” used in this prospectus is deemed to include any supplement to the base indenture with respect to that series. The terms of the junior subordinated notes will include those stated in the junior subordinated indenture and those made part of that indenture by reference to the Trust Indenture Act.

The Trusts will invest the proceeds from the issuance and sale of the trust securities in our junior subordinated notes. We have summarized the general terms and provisions of the notes in this section. The prospectus supplement for a specific series of capital securities will also describe the specific terms of the related series of junior subordinated notes offered through that prospectus supplement. The following summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the junior subordinated indenture and the Trust Indenture Act. You should read the junior subordinated indenture for additional information before you purchase any capital securities. The base indenture and the form of supplemental indenture are filed as exhibits to the registration statement of which this prospectus is a part.

General

The junior subordinated notes are our direct unsecured obligations. The notes may be issued from time to time in one or more series that we establish under the junior subordinated indenture and are subordinated as described below under the heading “—Subordination.” Neither the junior subordinated indenture nor any other agreement limits the principal amount of junior subordinated notes or other indebtedness that we may issue.

Under circumstances involving the dissolution of a Trust, the related series of junior subordinated notes may be distributed to the holders of the trust securities in liquidation of that Trust, provided that any required regulatory approval is obtained. Only one series of junior subordinated notes will be issued to the property trustee of the Trust in connection with the issuance of trust securities by the Trust.

The prospectus supplement relating to the particular series of junior subordinated notes will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the notes;

•	the aggregate principal amount of the notes of that series;

•	the percentage of their principal amount at which the notes will be issued;

•	the date or dates the notes mature and the method for determining a maturity date, as well as any right to shorten or extend any maturity date;

•	with respect to interest:

¡	the interest rate or rates on the notes, which may be fixed or variable, or the method used to calculate that interest;

¡	the date interest will begin to accrue;

¡	the record and interest payment dates for the notes; and

¡	the right to extend the interest payment periods and the duration of that extension;

•	the place or places where:

¡	we can make payments on the notes;

¡	the notes can be surrendered for registration of transfer or exchange; and

¡	notices and demands can be given to us relating to the notes and under the junior subordinated indenture;

•	any optional redemption provisions that would permit us or the holders of notes to elect redemption of the notes before their final maturity;

•	any provisions for a sinking fund or similar provision;

•	the form of the notes and the terms and provisions relating to that form; and

•	any other specific terms of the notes.

When we use the term “holder” in this prospectus with respect to a note, we mean the person in whose name the note is registered in the security register.

Subordination

The junior subordinated notes are subordinate to all of our existing and future Senior Obligations, as defined below. This means that no payment of principal (including redemption payments), premium, if any, or interest on the junior subordinated notes may be made if:

•	any principal, premium, interest, or any other payment due on any of our Senior Obligations has not been paid when due and that default continues; or

•	the maturity of any of our Senior Obligations has been accelerated because of a default.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation, or reorganization of Bank of America, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, or similar proceedings, all amounts due on all Senior Obligations must be paid in full before the holders of junior subordinated notes are entitled to receive or retain any payment.

If we violate the junior subordinated indenture by making a payment to holders of the junior subordinated notes in violation of the provisions described above, then the holders of the junior subordinated notes will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments to, the holders of the Senior Obligations outstanding at the time.

Because of the subordination, if we become insolvent, holders of Senior Obligations may receive more, ratably, and holders of the junior subordinated notes having a claim under those notes may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the junior subordinated indenture in connection with the junior subordinated notes.

The rights of the holders of the junior subordinated notes are subrogated to the rights of holders of our Senior Obligations to receive payments or distributions until the Senior Obligations are paid in full. Those Senior Obligations will continue to be Senior Obligations and be entitled to the benefits of the subordination provisions regardless of any amendment, modification, or waiver of any term of those Senior Obligations.

Except as described below, the term “Senior Obligations” means, with respect to Bank of America:

(1)	the principal, any premium, and interest with respect to:

¡	indebtedness of Bank of America for money borrowed or purchased and similar obligations (whether or not that indebtedness is denominated as senior or subordinated); and

¡	indebtedness evidenced by securities, debentures, bonds, or other similar instruments (whether or not denominated as senior or subordinated) issued by Bank of America;

(2)	all capital lease obligations of Bank of America;

(3)	all obligations of Bank of America issued or assumed as the deferred purchase price of property, all conditional sale obligations of Bank of America, and all obligations of Bank of America under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of Bank of America for the reimbursement on any letter of credit, banker’s acceptance, or similar credit transaction;

(5)	all obligations of Bank of America arising from off-balance sheet guarantees by Bank of America and direct credit substitutes and obligations of Bank of America associated with derivative products, such as interest and foreign exchange rate contracts, commodity contracts, swap agreements (including interest rate and foreign exchange swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, and commodity option contracts;

(6)	all obligations and financial instruments of the type referred to in clauses (1)-(5) above of other persons for the payment of which Bank of America is responsible or liable as obligor, guarantor, or otherwise; and

(7)	all obligations of the type referred to in clauses (1)-(6) above of other persons secured by any lien on any property or asset of Bank of America (whether or not that obligation is assumed by Bank of America).

However, the term “Senior Obligations” does not include:

¡	any indebtedness that by its terms is subordinated to or ranks equally with the junior subordinated notes; and

¡	any indebtedness between or among Bank of America or our affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (a) any Trust or a trustee of that Trust or (b) any other trust, or a trustee of that trust, partnership, or other entity affiliated with Bank of America or its predecessor entities that is a financing vehicle of Bank of America or its predecessor entities (a “financing entity”) in connection with the issuance by that financing entity of capital securities or other securities that rank equally with, or junior to, the capital securities.

Additional Interest

If, at any time while the property trustee is the holder of a series of junior subordinated notes, a Trust is required to pay any taxes, duties, assessments, or governmental charges of whatever nature, other than withholding taxes, imposed by the United States or any other domestic taxing authority, then we will be required to pay additional interest on the junior subordinated notes. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by the Trust and the property trustee after paying any of those taxes, duties, assessments, or other governmental charges will be equal to the amounts that the Trust would have received and retained had those taxes, duties, assessments, or other governmental charges not been imposed. This means that the Trust will be in the same position it would have been in if it did not have to pay those taxes, duties, assessments, or other charges.

Exchange, Transfer, and Payment

The applicable prospectus supplement will identify the denominations in which the junior subordinated notes will be issued. No service charge will be made for any transfer or exchange of the junior subordinated notes. However, either we or the indenture trustee may require payment of a sum sufficient to cover any tax, fee, or other government charge that is payable in connection with any transfer or exchange.

Unless we state otherwise in the applicable prospectus supplement, principal, premium, if any, or any interest will be payable, and the junior subordinated notes may be surrendered for transfer or exchange, at the offices of The Bank of New York, as paying and authenticating agent. However, at our option we may pay interest by check mailed to the person entitled to that interest at that person’s address as it appears on the security register. As long as the property trustee is the holder of junior subordinated notes, we will pay principal and interest on the notes to the account designated by the property trustee.

Option to Defer Interest Payments

We have the right under the junior subordinated indenture to defer interest payments on any series of the junior subordinated notes from time to time by deferring the interest payment period for up to a number of consecutive interest payment periods that we will specify in the applicable prospectus supplement. We refer to this period as a “deferral period.” No deferral period may extend beyond the stated maturity of the corresponding junior subordinated notes. On the interest payment date following the last day of the deferral period, we will pay all interest then accrued and unpaid, including any additional interest as described under the heading “—Additional Interest,” together with compounded interest at the rate specified for the junior subordinated notes to the extent permitted by law. Any special considerations applicable to any notes will be described in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, if we exercise our deferral right, then during any deferral period, we are subject to restrictions with respect to payments related to our capital stock and our indebtedness that ranks equally with or junior to the notes, as more particularly described below under the heading “—Certain Covenants of Bank of America.”

We may extend a deferral period prior to the end of that deferral period, so long as the period, as extended, does not exceed the maximum number of consecutive interest payment periods we will specify in the prospectus supplement and does not extend beyond the stated maturity of the notes. In addition, following the termination of a deferral period and the payment of all deferred distributions and accrued interest, we may begin a new deferral period, which must comply with the above requirements. No interest will be due and payable during a deferral period, except at the end of that period. However, we may prepay at any time all or any portion of the interest accrued during an deferral period.

Prepayment

Unless otherwise specified in the applicable prospectus supplement, the junior subordinated notes are not subject to any sinking fund and are not redeemable at the option of the holder.

Unless otherwise specified in the applicable prospectus supplement, we may, at our option and subject to receipt of prior approval by the Federal Reserve Board, if required, prepay the junior subordinated notes of any series in whole at any time or in part from time to time. If the junior subordinated notes of any series may be prepaid only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify that date or describe those conditions. Except as otherwise specified in the applicable prospectus supplement, the prepayment price for any junior subordinated note so prepaid will equal 100% of the principal amount of that junior subordinated note plus accrued and unpaid interest to the prepayment date.

Except as otherwise specified in the applicable prospectus supplement, we may, at our option and subject to receipt of prior approval by the Federal Reserve Board, if required, prepay a series of junior subordinated notes in whole, but not in part, at any time within 90 days after the occurrence and continuance of a tax event, an investment company event, or a capital treatment event, each as described under the heading “Description of Capital Securities—Redemption of Capital Securities” above, at a prepayment price equal to 100% of the principal amount of the junior subordinated notes then outstanding plus accrued and unpaid interest to the prepayment date.

Notice of any prepayment will be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of junior subordinated notes to be prepaid as it appears in the security register. Unless we default in payment of the prepayment price, on and after the prepayment date, interest will cease to accrue on those junior subordinated notes or the portions of those notes called for prepayment.

Certain Covenants of Bank of America

If (1) we shall have exercised our right to defer payments of interest on a series of junior subordinated notes, as described above under the heading “—Option to Defer Interest Payments,” or (2) junior subordinated notes of a series are held by a Trust and remain outstanding and either (a) there shall have occurred and be continuing an event of default under the junior subordinated indenture, or any payment failure, or (b) we shall be in default relating to our payment of any obligations under the guarantees relating to that Trust, then we will not:

•	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of our capital stock or make any guarantee payment with respect to the foregoing (other than (1) purchases or acquisitions of our shares of common stock in connection with the satisfaction of our obligations under any employee benefit plans, (2) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or (3) the purchase of fractional interests in shares of our capital stock in connection with an acquisition or the conversion or exchange provisions of our capital stock or the security being converted or exchanged); or

•	make any payment of interest, principal, or premium, if any, on or repay, repurchase, or redeem any debt securities (including guarantees) issued by us that rank equally with or junior to the junior subordinated notes.

In addition, if junior subordinated notes are issued to a Trust or a trustee of the Trust in connection with the issuance of the Trust’s trust securities, then as long as those trust securities remain outstanding, we will:

•	maintain 100% direct or indirect ownership of the common securities of that Trust, unless a permitted successor of Bank of America succeeds to our ownership of those common securities;

•	use our reasonable efforts to cause that Trust to:

¡	remain a statutory trust, except in connection with the distribution of corresponding junior subordinated notes to the holders of the trust securities in liquidation of that Trust, the redemption of all of the trust securities of the Trust, or certain mergers, consolidations, or amalgamations, each as permitted by the Trust’s declaration of trust; and

¡	otherwise continue not to be treated as an association taxable as a corporation or partnership for United States federal income tax purposes; and

•	use our reasonable efforts to cause each holder of those trust securities to be treated as owning an undivided beneficial interest in the corresponding junior subordinated notes.

Limitation on Mergers and Sales of Assets

The junior subordinated indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of the United States or any state or the District of Columbia and expressly assumes all of our obligations under the junior subordinated indenture; and

•	immediately after the transaction, we or any successor company are not in default in the performance of any covenant or condition.

Upon any consolidation, merger, or transfer of this kind, the resulting or acquiring entity will be substituted for us in that indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the junior subordinated indenture, and we will be released from further liabilities and obligations under the indenture and under the junior subordinated notes.

Events of Default, Waiver, and Notice

The junior subordinated indenture provides that the following events, if they have occurred and are continuing, are events of default relating to a series of junior subordinated notes:

•	certain events involving the bankruptcy, insolvency, or reorganization of Bank of America; or

•	as long as the junior subordinated notes are held by a Trust or a trustee of the Trust, the voluntary or involuntary dissolution, winding up, or other termination of that Trust, except in connection with the (1) distribution of the junior subordinated notes to the holders of the Trust’s trust securities in liquidation of their interests in the Trust, (2) the redemption of all of the outstanding trust securities of the Trust, or (3) certain mergers, consolidations, or amalgamations, each as permitted by the Trust’s declaration of trust.

Our default in payment obligations with respect to the junior subordinated notes or under the related guarantees does not constitute an event of default for purposes of the junior subordinated indenture. As long as the series of junior subordinated notes are held by a Trust or a trustee of the Trust, the holders of capital securities have certain rights to sue us directly upon a payment failure or if the property trustee fails to enforce its rights as holder of the notes, as more particularly described above under the heading “Description of the Capital Securities—Events of Default, Payment Failures, Waiver, and Notice.”

If an event of default under the junior subordinated indenture occurs and continues with respect to a series of junior subordinated notes, either the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated notes of that series may declare the principal of and all accrued but unpaid interest on the junior subordinated notes to be due and payable immediately. The holders of a majority in aggregate outstanding principal amount of that series of junior subordinated notes (or all series, as applicable) may annul that declaration in certain circumstances and waive the default. As long as the series of notes is held by a property trustee under a Trust for the benefit of the Trust’s trust securities, the property trustee, as sole holder of the notes, will have the right to exercise these rights and may be directed in the exercise by the holders of the capital securities. See “Description of the Capital Securities—Events of Default, Payment Failures, Waiver, and Notice” and “—Voting Rights.”

Prior to a declaration of acceleration, the holders of a majority in aggregate principal amount of the series of junior subordinated notes generally may waive on behalf of the holders of all of that series of notes any default or event of default under the junior subordinated indenture other than:

•	a default in the payment of principal of, premium, if any, or interest on those junior subordinated notes;

•	a default in respect of covenants that cannot be modified or amended without the consent of each holder of the junior subordinated notes affected; or

•	a default in respect of certain other covenants described above under the heading “—Certain Covenants of Bank of America.”

However, as long as the notes are held by a property trustee under a Trust for the benefit of the holders of the Trust’s trust securities, any waiver or modification of this kind requires the consent of the holders of at least a majority in liquidation preference (or, if the waiver or modification requires the consent of each holder of junior subordinated notes, then each holder) of the related trust securities.

The holders of a majority in aggregate principal amount of the outstanding junior subordinated notes of any and all series affected generally will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to or exercising any power of the indenture trustee under the junior subordinated indenture. However, the holders of those notes must offer to the indenture trustee reasonable indemnity against expenses and liabilities. As long as a series of notes is held by a property trustee under a Trust for the benefit of the Trust’s trust securities, the property trustee, as sole holder of the notes, will have the right to exercise these rights and may be directed in that exercise by the holders of the capital securities. See “Description of the Capital Securities—Voting Rights.”

Subject to the subordination provisions, described above under the heading “—Subordination,” the right of any holder of junior subordinated notes (including the property trustee) to receive payment of the principal of and premium, if any, and interest on junior subordinated notes on or after the due dates therefor, or to institute suit for the enforcement of any of these payment provisions, will not be impaired or affected without the consent of that holder.

An event of default under the junior subordinated indenture is an event of default under the related declaration of trust, and the waiver of an event of default under the indenture is a waiver under the related declaration of trust. These provisions are more particularly described under the heading “Description of the Capital Securities—Events of Default, Payment Failures, Waiver, and Notice.”

Following the occurrence and during the continuance of an event of default, we are subject to restrictions with respect to payments related to our capital stock and our indebtedness that ranks equally with or junior to the junior subordinated notes, as more particularly described above under the heading “—Certain Covenants of Bank of America.”

The indenture trustee is required to notify all holders of the junior subordinated notes of any events of default or note payment failures.

We are required to file an officers’ certificate with the indenture trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the junior subordinated indenture.

Modification of Junior Subordinated Indenture

Under the junior subordinated indenture, our rights and obligations and the rights of holders of the junior subordinated notes may be modified or amended with the consent of the holders of at least a majority in aggregate principal amount of the outstanding junior subordinated notes of all series affected by the modification or amendment, acting as one class. However, no modification or amendment may, without the consent of the holders of each junior subordinated note affected:

•	extend the fixed maturity of any junior subordinated note, except as set forth in the terms of the particular series of junior subordinated notes;

•	reduce the rate or extend the time of payment of interest on that junior subordinated note;

•	reduce the principal amount of or any premium on any junior subordinated note;

•	reduce any amount payable on redemption of any junior subordinated note;

•	make the principal of, or interest or premium on, the junior subordinated notes payable in any coin or currency other than that provided in the junior subordinated notes;

•	impair or affect the right of any holder of those junior subordinated notes to institute suit for the payment of those notes or the right of repayment, if any, at the option of the holder; or

•	reduce the percentage of outstanding junior subordinated notes required to consent to a modification or amendment of the junior subordinated indenture.

As long as the junior subordinated notes are held by the property trustee of a Trust, no modification of the junior subordinated indenture will be effective until the holders of a majority in liquidation preference of the Trust’s trust securities have consented to the modification. If the consent of the holder of each outstanding junior subordinated note is required for the modification, the modification will not be effective until each holder of related trust securities has consented to the modification.

We and the indenture trustee may enter into, without the consent of any holder of junior subordinated notes, any supplemental indenture under the junior subordinated indenture, to create any new series of junior subordinated notes or make any change in the indenture that generally does not materially adversely affect the rights of any holder of junior subordinated notes.

Discharge and Defeasance

We may discharge most of our obligations under the junior subordinated indenture if the junior subordinated notes have already been delivered to the indenture trustee for cancellation or the junior subordinated notes have either become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year. We discharge our obligations by depositing with the indenture trustee an amount sufficient to pay when due the principal of and premium, if any, and interest on all outstanding junior subordinated notes.

The junior subordinated indenture also provides that, if no event of default under the indenture has occurred and is continuing, we will be discharged from our obligations with respect to a series of junior subordinated notes if we deposit with the indenture trustee, in trust, money or United States government obligations sufficient to pay all of the principal of, and premium, if any, and any interest on, the notes of that series, on the dates the payments are due under the junior subordinated indenture and the terms of those notes.

To exercise this option, we are required to deliver to the indenture trustee an opinion of counsel that states that:

•	the deposit and related defeasance would not cause the holders of the junior subordinated notes of the series to recognize income, gain, or loss for United States federal income tax purposes; and

•	if the junior subordinated notes of that series are listed on any national securities exchange, the notes will not be delisted as a result of the deposit and related defeasance.

The obligations under the junior subordinated indenture to register the transfer or exchange of junior subordinated notes, to replace stolen, lost, or mutilated junior subordinated notes and to maintain paying agents and hold monies for payment in trust will continue, even if we exercise our defeasance and discharge option.

Book-Entry and Settlement

If junior subordinated notes are distributed to holders of capital securities in liquidation of those holders’ interests in a Trust, DTC will act as securities depository for the junior subordinated notes and the notes previously registered in the name of the property trustee on behalf of the Trust will be re-registered in the form of one or more global certificates in the name of the depository or its nominee. Each global certificate is referred to as a “global security.”

Except in limited circumstances, owners of beneficial interests in a global security will not be entitled to receive physical delivery of junior subordinated notes in certificated form and will not be considered the holders, as defined in the junior subordinated indenture, of that global security for any purpose under the junior subordinated indenture. A global security representing junior subordinated notes is only exchangeable for another global security of like denomination to be registered in the name of the depository or its nominee or to a successor depository or its nominee. The global securities may not be transferred except by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or to a successor depository or its nominee. This means that each beneficial owner must rely on the procedures of the depository, or if that beneficial owner is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

As of the date of this prospectus, the description in this prospectus of DTC’s book-entry system and DTC’s practices as they relate to purchases, transfers, notices, and payments relating to the capital securities apply in all material respects to any debt obligations such as the junior subordinated notes represented by one or more global securities held by DTC. We may appoint a successor to DTC or any successor depository in the event DTC or the successor depository is unable or unwilling to continue as a depository for the global securities. For a description of DTC and the specific terms of the depository arrangements, see “Description of the Capital Securities —Book-Entry Only Issuance—The Depository Trust Company.”

Governing Law

The junior subordinated indenture and the junior subordinated notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Indenture Trustee

We and certain of our affiliates have from time to time maintained deposit accounts and conducted other banking transactions with the indenture trustee and its affiliated entities in the ordinary course of business. We expect to continue those business transactions. The indenture trustee also serves as trustee for a number of series of our outstanding indebtedness under other indentures.

Under the junior subordinated indenture, we may remove the indenture trustee and appoint a successor trustee in certain circumstances relating to the indenture trustee’s conflicts of interest or eligibility or ability to continue as indenture trustee. In addition, the holders of a majority in principal amount of a series of junior subordinated notes may remove the indenture trustee with respect to that series and nominate a successor trustee.

Miscellaneous

Bank of America will pay all costs and expenses in connection with the transactions described in this prospectus, including those related to:

•	the offering, sale, and issuance of trust securities and the related junior subordinated notes, including any underwriting commissions;

•	the organization, maintenance, and dissolution and the operation of each Trust;

•	the retention of the indenture trustee and the trustees under each declaration of trust;

•	indemnification obligations under each declaration of trust; and

•	all taxes (other than United States withholding taxes relating to a Trust).

We have the right at all times to assign any of our respective rights or obligations under the junior subordinated indenture to a direct or indirect wholly owned subsidiary of Bank of America. If we assign any of our rights or obligations, however, we will remain liable for all of their respective obligations. Subject to this right of assignment, the junior subordinated indenture will be binding upon and inure to the benefit of the parties to that indenture and their respective successors and assigns. The parties to the junior subordinated indenture may not otherwise assign the indenture.

DESCRIPTION OF GUARANTEE

Set forth below is a summary of information concerning the guarantee that we will execute and deliver for the benefit of the holders of a series of capital securities when a Trust issues its trust securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as the guarantee trustee. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The guarantee trustee will hold the guarantee for the benefit of the holders of the related capital securities. The following summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the guarantee and the Trust Indenture Act. The form of guarantee is filed as an exhibit to the registration statement of which this prospectus is a part.

General

A guarantee is held by the guarantee trustee for the benefit of the holders of the capital securities. Under each guarantee, if a series of capital securities is not fully paid, we will irrevocably and unconditionally agree to pay, when due, to the holders of the capital securities issued by the Trust, the following payments or distributions, which are referred to as “guarantee payments,” without duplication, on a subordinated basis:

•	any accrued and unpaid distributions that are required to be paid on the capital securities, to the extent the Trust has funds available for distributions;

•	the redemption price, plus all accrued and unpaid distributions, relating to any capital securities called for redemption by the Trust, to the extent the Trust has funds available for redemptions; and

•	upon a voluntary or involuntary dissolution, winding-up, or termination of the Trust, other than in connection with the distribution of junior subordinated notes held by the Trust to the holders of capital securities, the lesser of:

¡	the aggregate of the liquidation amount and all accrued and unpaid distributions on the capital securities to the date of payment, to the extent the Trust has funds available to make the payment; and

¡	the amount of assets of the Trust remaining available for distribution to holders of the capital securities in liquidation of the Trust.

The redemption price and liquidation amount will be fixed at the time the capital securities are issued and will be described in the applicable prospectus supplement relating to the offering of the capital securities.

We may satisfy our obligation to make a guarantee payment by direct payment of the required amounts to the holders of capital securities or by causing the applicable Trust to pay those amounts to the holders.

A guarantee will not apply to any payment of distributions except to the extent the related Trust has funds available for those payments. If we do not make interest payments on the junior subordinated notes held by a Trust, the Trust will not pay distributions on its capital securities and will not have funds available for those payments. In that case, holders of the capital securities would not be able to rely on the related guarantee for payment of these amounts.

A guarantee, when taken together with our obligations under the related junior subordinated notes held by the Trust, the junior subordinated indenture, and the declaration of trust, including our obligations to pay costs, expenses, debts, and liabilities of that Trust (other than those relating to trust securities), will provide a full and unconditional guarantee on a subordinated basis of payments due on the capital securities.

Unless otherwise specified in the applicable prospectus supplement, we also will agree separately to irrevocably and unconditionally guarantee the obligations of each Trust with respect to the common securities issued by that Trust to the same extent as the capital securities guarantee. However, if an event of default under the junior subordinated indenture has occurred and is continuing, holders of capital securities will have priority over holders of common securities with respect to payments under the respective guarantees, as more particularly described below under the heading “—Status of the Guarantee.”

Amendment and Assignment

A guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding capital securities of the applicable Trust. No vote will be required, however, for any changes that do not adversely affect the rights of holders of those capital securities.

Termination of the Guarantee

A guarantee will terminate as to the capital securities of the applicable Trust upon:

•	full payment of the redemption price of all those capital securities;

•	the distribution of the corresponding junior subordinated notes to the holders of those capital securities; or

•	full payment of the amounts payable in accordance with the applicable declaration of trust upon liquidation or dissolution of the Trust.

However, the guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of related capital securities must restore payment of any sums paid under the related capital securities or the guarantee.

Events of Default

An event of default under a guarantee will occur if we fail to perform any payment obligation or other obligation under the guarantee. The holders of a majority in liquidation amount of the related capital securities may waive, on behalf of all holders of those capital securities, any past event of default.

The holders of a majority in liquidation amount of the related capital securities have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the applicable guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce its rights under a guarantee, any holder of related capital securities may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights and our obligations under the applicable guarantee, without first instituting a legal proceeding against the applicable Trust, the guarantee trustee, or any other person or entity.

Following the occurrence and during the continuance of an event of default under the guarantee, we are subject to restrictions with respect to payments related to our capital stock and our indebtedness that ranks equally with or junior to the junior subordinated notes, as more particularly described under the heading “Description of the Junior Subordinated Notes—Certain Covenants of Bank of America.”

Status of the Guarantee

A guarantee will constitute an unsecured obligation of Bank of America and will rank:

•	subordinate and junior in right of payment to all our other liabilities, including contingent liabilities;

•	equally with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us with respect to (a) any preferred or preference stock of any of our affiliates, and (b) any affiliate’s trust preferred or similar capital securities; and

•	senior to our common stock.

The terms of each series of capital securities will provide that each holder of those capital securities by acceptance of those securities agrees to the subordination provisions and other terms of the related guarantee.

A guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may sue us, as guarantor, to enforce its rights under the guarantee without suing any other person or entity.

Information Concerning the Guarantee Trustee

Other than during the occurrence and continuance of an event of default under a guarantee, the guarantee trustee is required to perform only the duties that are specifically set forth in that guarantee. Following the occurrence and during the continuance of an event of default, the guarantee trustee must exercise the same degree of care and skill in the exercise of its rights and powers as a prudent person would exercise in the conduct of his or her own affairs under the circumstances. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the rights or powers vested in it by the guarantee, unless offered reasonable indemnity against the costs, expenses, and liabilities which might be incurred.

Under the guarantee, unless an event of default has occured and is continuing, we may remove the guarantee trustee at any time and appoint a successor trustee.

We and certain of our affiliates have from time to time maintained deposit accounts and conducted other banking transactions with the guarantee trustee and its affiliated entities in the ordinary course of business. We expect to continue those business transactions. The guarantee trustee also serves as trustee for a number of series of our outstanding indebtedness under other indentures.

Governing Law

A guarantee will be governed by and construed in accordance with the laws of the state of New York.

EFFECT OF OBLIGATIONS UNDER THE

JUNIOR SUBORDINATED NOTES AND THE GUARANTEE

The sole purpose of a Trust is to issue trust securities and to invest the proceeds in the corresponding junior subordinated notes. As long as we pay interest and other payments when due on the applicable series of junior subordinated notes, those payments will be sufficient to cover the distribution, redemption, and liquidation payments due on the related trust securities. This is due to the following factors:

•	the aggregate principal amount of the applicable junior subordinated notes will be equal to the sum of the aggregate liquidation amount of the related trust securities;

•	the interest rate and the interest and other payment dates on the applicable junior subordinated notes will be the same as the distribution rate and the distribution and other payment dates for the related trust securities;

•	under the junior subordinated indenture, we will pay for any and all costs, expenses, and liabilities of the applicable Trust, except withholding taxes and the applicable Trust’s obligations to holders of the related trust securities; and

•	the applicable declaration of trust provides that the applicable Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

We will guarantee distribution, redemption, and liquidation payments due on the capital securities of the Trust to the extent the Trust has funds available for those payments. If we do not make interest or other payments on the related series of junior subordinated notes, the Trust will not have sufficient funds to pay distributions or other payments on the capital securities. The guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of those distributions.

A holder of capital securities may institute a direct action against us if we fail to make interest or other payments on the junior subordinated notes when due, taking account of any deferral period. A direct action may be brought without first:

•	directing the property trustee to enforce the terms of the corresponding junior subordinated notes; or

•	suing us to enforce the property trustee’s rights under the junior subordinated notes.

In connection with a direct action of this kind, we will be subrogated to the rights of each holder of capital securities under the applicable declaration of trust to the extent of any payment made by us to that holder of capital securities. Consequently, we will be entitled to payment of amounts that a holder of capital securities receives in respect of an unpaid distribution to the extent that the holder has already received payment relating to that unpaid distribution from the Trust.

The guarantee trustee will enforce the capital securities guarantees on behalf of the holders of the capital securities. If we fail to make payments under a guarantee, the holders of the related capital securities may direct the guarantee trustee to enforce its rights under the guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of related capital securities may directly sue us to enforce the guarantee trustee’s rights under the guarantee. The holder is not required to first sue the applicable Trust, the guarantee trustee, or any other person or entity. A holder of capital securities may also directly sue us to enforce the right to receive payment under the guarantee.

UNITED STATES FEDERAL INCOME TAXATION

The following is a general discussion of the material United States federal income tax considerations that may be relevant to a beneficial owner of capital securities. The summary is based on laws, regulations, rulings, and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with a beneficial owner of capital securities that purchases the capital securities upon original issuance and who will hold the capital securities as capital assets. This summary does not address tax considerations applicable to investors to whom special tax rules may apply, such as banks, tax-exempt entities, insurance companies, regulated investment companies, common trust funds, dealers in securities or currencies, persons that will hold the capital securities as part of an integrated investment, including a straddle or conversion transaction, comprised of a capital security and one or more other positions or United States holders (as defined below) that have a functional currency other than the U.S. dollar.

For purposes of this discussion, a “United States holder” is a beneficial owner of capital securities that is a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also will be United States holders. The term “non-United States holder” means a beneficial owner of capital securities that is not a United States holder.

Investors should consult their own tax advisors in determining the tax consequences to them of purchasing, holding, and disposing of capital securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign, or other tax laws.

Classification of the Junior Subordinated Notes

In connection with the issuance of the junior subordinated notes, Morrison & Foerster LLP, special tax counsel to Bank of America and the Trusts, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts and assumptions contained in that opinion, the junior subordinated notes held by the Trusts will be classified for United States federal income tax purposes as indebtedness of Bank of America.

Classification of the Trusts

In connection with the issuance of the capital securities, Morrison & Foerster LLP will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the declarations of trust, the indenture, and other relevant documents, and based on the facts and assumptions contained in their opinion, each Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of capital securities of a Trust generally will be considered the owner of an undivided interest in the junior subordinated notes owned by that Trust, and each holder will be required to include in its gross income, in accordance with its method of accounting, all interest or original issue discount (“OID”) earned, and any gain or loss recognized, with respect to its allocable share of the junior subordinated notes.

United States Holders

Interest Income and OID. Under the terms of the indenture, Bank of America has the ability to defer payments of interest on the junior subordinated notes by extending the interest payment period. However, if that option is exercised, Bank of America would be prevented from declaring or paying dividends on its stock and from making any payments on debt securities that rank pari passu with or junior to the junior subordinated notes. Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Because of the payment limitations described in the second preceding sentence, Bank of America believes, and this discussion assumes, that the likelihood Bank of America will exercise its option to defer interest payments is remote within the meaning of the regulations. Accordingly, the junior subordinated notes will not be treated as having been issued with OID and each holder of capital securities should include in gross income its allocable share of interest on the junior subordinated notes in accordance with its method of tax accounting. It should be noted, however, that no ruling or other guidance has been issued by the Internal Revenue Service addressing the meaning of the term “remote” as used in these Treasury regulations. Thus, it is possible that the IRS could take a position contrary to the interpretation described above.

In contrast, if the option to defer any payment of interest was determined not to be “remote,” or if Bank of America exercised the option, the junior subordinated notes would be treated as issued with OID. In that case, all stated interest (or remaining stated interest, if the deferral option was exercised) on the junior subordinated notes would be treated as OID and would have to be included in a United States holder’s taxable income on an economic accrual basis without regard to whether any cash payments were received and without regard to the holder’s method of tax accounting. Consequently, during a deferral period, a holder of capital securities would be required to include OID in gross income even though Bank of America would not make any actual cash payments.

Bank of America also has the ability to issue junior subordinated notes with terms that cause them to have OID for tax purposes. However, the actual issuance of notes with OID is highly unlikely. If Bank of America issues junior subordinated notes with OID, the related prospectus supplement will discuss the associated tax consequences.

Because income on the capital securities will constitute interest or OID, corporate holders of capital securities are not entitled to a dividends-received deduction for any income received or accrued on the capital securities.

Receipt of Junior Subordinated Notes or Cash in Exchange for Capital Securities. Under certain circumstances, junior subordinated notes may be distributed to holders in exchange for capital securities upon the liquidation of the Trusts, as described above under the headings “Description of the Capital Securities—Distribution of Junior Subordinated Notes” and “—Liquidation Distribution Upon Dissolution.” Under current law, a distribution of this kind would be treated, for United States federal income tax purposes, as a non-taxable event to each United States holder, and each United States holder would receive an aggregate tax basis in the junior subordinated notes received that is equal to that holder’s aggregate tax basis in the capital securities exchanged. A United States holder’s holding period in the junior subordinated notes received in liquidation of the Trusts would include the period during which the capital securities were held by that holder.

Under some circumstances described in this prospectus, the junior subordinated notes may be prepaid for cash and the proceeds of the prepayment distributed by the Trusts to holders in redemption of their capital securities. Under current law, a redemption of this kind would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed capital securities. Accordingly, a United States holder could recognize gain or loss as if it had sold the redeemed capital securities for cash. See “—Sales of Capital Securities” below and “Description of the Capital Securities—Redemption of Capital Securities.”

Sales of Capital Securities. A United States holder that sells capital securities will be considered to have disposed of all or part of its ratable share of the junior subordinated notes. Such a United States holder will recognize gain or loss equal to the difference between its adjusted tax basis in the capital securities and the amount realized on the sale of those capital securities. Assuming that Bank of America does not exercise its option to defer payment of interest on the junior subordinated notes and that the junior subordinated notes are not deemed to be issued with OID, a United States holder’s adjusted tax basis in the capital securities generally will be its initial purchase price. If the junior subordinated notes are deemed to be issued with OID, a United States holder’s tax basis in the capital securities generally will be its initial purchase price, increased by OID previously includible in that United States holder’s gross income to the date of disposition and decreased by distributions or other payments received on the capital securities since and including the date that the junior subordinated notes were deemed to be issued with OID. The gain or loss recognized by the United States holder generally will be a capital gain or loss, except to the extent of any accrued interest relating to that United States holder’s ratable share of the junior subordinated notes required to be included in income, and generally will be a long-term capital gain or loss if the capital securities have been held for more than one year.

If Bank of America exercises its option to defer payment of interest on the junior subordinated notes, the capital securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying junior subordinated notes. In the event of a deferral of this kind, a United States holder who disposes of its capital securities between record dates for payments of distributions will be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated notes to the date of disposition and to add that amount to the adjusted tax basis of its capital securities. To the extent the selling price is less than the holder’s adjusted tax basis, that holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding. Generally, income on the capital securities will be reported to the IRS and to holders on Forms 1099-INT, which forms should be mailed to holders of capital securities by January 31 following each calendar year. In addition, United States holders may be subject to a 28% backup withholding tax (to be increased to 31% effective 2011) on those payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement, or other taxable disposition of the capital securities.

Non-United States Holders

Under current United States federal income tax law, payments of principal and interest, including OID, with respect to a capital security that are made to a non-United States holder will not be subject to withholding of United States federal income tax, provided that:

•	the holder of the capital security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Bank of America entitled to vote;

•	the holder of the capital security is not a controlled foreign corporation related to Bank of America through stock ownership;

•	the holder of the capital security is not a bank receiving interest on an extension of credit made under a loan agreement entered into in the ordinary course of its trade or business; and

•	the holder of the capital security provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements and satisfies documentary evidence requirements for establishing that it is a non-United States holder.

Moreover, a non-United States holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement, or other taxable disposition of a capital security, unless, in the case of an individual, that holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met. However, a non-United States holder that is subject to United States federal income taxation on a net income basis generally will be taxable under the same rules that govern the taxation of a United States holder receiving or accruing interest on a capital security or realizing or recognizing gain or loss on the sale, exchange, retirement, or other taxable disposition of a capital security. In addition, under some circumstances, corporations may be subject to an additional “branch profits tax” at a 30% rate. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty.

United States information reporting requirements and backup withholding tax will not apply to payments on a capital security if the beneficial owner (1) certifies its status as a non-United States holder under penalties of perjury and also satisfies documentary evidence requirements for establishing that it is a non-United States holder, or (2) otherwise establishes an exemption. In addition, information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a capital security effected outside the United States by a foreign office of a foreign broker, provided that the broker derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States, is not a controlled foreign corporation for United States federal income tax purposes, and is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by United States holders or is engaged in the conduct of a United States trade or business. Backup withholding tax will also not apply to the payment of the proceeds of the sale of a capital security effected outside the United States by a foreign office of any other foreign or any United States broker. However, information reporting requirements will be applicable to that payment unless (1) that broker has documentary evidence in its records that the beneficial owner is a non-United States person and other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a capital security by the United States office of a broker, unless the beneficial owner certifies its status as a non-United States holder under penalties of perjury or otherwise establishes an exemption.

For purposes of applying the above rules for non-United States holders to a person or entity that is treated as fiscally transparent, e.g., nominees, partnerships, and certain trusts, the holder means each of the ultimate beneficial owners of the capital securities. In addition, the fiscally transparent person or entity will be required to provide the payor with a properly completed and executed IRS Form W-8IMY.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS RELATING TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

We and the Trusts may sell the securities offered under this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The underwriters, dealers, or agents may include Banc of America Securities LLC or any of our other affiliates.

Each prospectus supplement relating to an offering of securities will state the terms of the offering, including:

•	the names of any underwriters, dealers, or agents;

•	the public offering or purchase price of the offered securities and the net proceeds that will be received by the applicable Trust from the sale;

•	any underwriting discounts and commissions or other items constituting underwriters’ compensation;

•	any discounts, commissions, or fees allowed or paid to dealers or agents; and

•	any securities exchange on which the offered securities may be listed.

Distribution Through Underwriters

We and the Trusts may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If the securities are sold to underwriters, we and the applicable Trust will execute an underwriting agreement with them at the time of the sale and we will name them in a prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless otherwise stated in the prospectus supplement, the underwriters will not be obligated to purchase the securities unless certain conditions are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Distribution Through Dealers

We and the Trusts may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by the dealers at the time of resale. We will set forth the names of the dealers and the terms of the transaction in a prospectus supplement.

Distribution Through Agents

We and the Trusts may offer and sell securities on a continuous basis through agents that become parties to an underwriting or distribution agreement. We will name any agent involved in the offer and sale and describe any commissions payable by us in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis during the appointment period.

Direct Sales

We and the Trusts may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act, for any resale of the securities. We will describe the terms of any sales of this kind in a prospectus supplement.

General Information

Underwriters, dealers, or agents participating in an offering of securities may be deemed to be underwriters, and any discounts and commissions received by them from us or a Trust and any profit realized by them on resale of the offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

We and the Trusts may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Securities may be sold in connection with a remarketing after their purchase by one or more firms including our affiliates, acting as principal for their accounts or as our agent, or as agent of a Trust.

Ordinarily, each series of offered securities will be a new issue of securities and will have no established trading market.

To facilitate offering the securities in an underwritten transaction and in accordance with industry practice, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the offered securities or any other securities. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

•	An overallotment in connection with an offering creates a short position in the offered securities for the underwriters’ own account.

•	An underwriter may place a stabilizing bid to purchase an offered security for the purpose of pegging, fixing, or maintaining the price of that security.

•	Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the offered securities by bidding for, and purchasing, the offered securities or any other securities in the open market in order to reduce a short position created in connection with the offering.

•	The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Any underwriters to whom the offered securities are sold for offering and sale may make a market in the offered securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. The offered securities may or may not be listed on a securities exchange. We cannot assure you that there will be a liquid trading market for the offered securities.

Under agreements entered into with us or a Trust, underwriters and agents may be entitled to indemnification by us or a Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.

One of our subsidiaries, and an affiliate of the Trusts, Banc of America Securities LLC, is a broker-dealer and a member of the National Association of Securities Dealers, Inc. Following the initial distribution of securities, our affiliates, including Banc of America Securities LLC, may buy and sell the securities in market-making transactions as part of their business as a broker-dealer. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of sale. Securities may be sold in connection with a remarketing after their purchase by one or more firms including our affiliates, acting as principal for their accounts or as our agent.

The underwriters, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business.

The National Association of Securities Dealers, Inc. requires that this offering be conducted in compliance with Rule 2810 of its Conduct Rules.

The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

This prospectus and related prospectus supplements may be used by one or more of our affiliates in connection with offers and sales related to market-making transactions in the securities, including block positioning and block trades, to the extent permitted by applicable law. Any of our affiliates may act as principal or agent in those transactions. None of Banc of America Securities LLC or any other member of the National Association of Securities Dealers, Inc. participating in the distribution of the securities will execute a transaction in the securities in a discretionary account without specific prior written approval of that customer.

The aggregate initial offering price specified on the cover of the prospectus supplement will relate to the initial offering of the securities not yet issued as of the date of this prospectus. This amount does not include the securities to be sold in market-making transactions. Securities sold in market-making transactions include securities issued after the date of this prospectus.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or our agent inform you in your confirmation of sale that the security is being purchased in its original offering and sale, you may assume that you are purchasing the security in a market-making transaction.

LEGAL MATTERS

Certain matters of Delaware law relating to the validity of the capital securities will be passed upon on behalf of the Trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the Trusts. The validity of the junior subordinated notes and the guarantees and other related matters will be passed upon for Bank of America by Helms Mulliss & Wicker, PLLC and for the underwriters by Morrison & Foerster LLP. Certain United States federal income tax matters will be passed upon for Bank of America and the Trusts by Morrison & Foerster LLP, special tax counsel to Bank of America and the Trusts. Helms Mulliss & Wicker, PLLC and Morrison & Foerster LLP will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law relating to the Trusts and the capital securities. As of the date of this prospectus, certain members of Helms Mulliss & Wicker, PLLC beneficially owned less than one-tenth of 1% of our outstanding shares of common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

You should rely only on the information incorporated by reference or provided in this global prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this global prospectus supplement and the attached prospectus is accurate as of any date other than the date on the front of this document.

Our affiliates, including Banc of America Securities Limited, will deliver this global prospectus supplement and the attached prospectus for offers and sales in the secondary market.

£850,000,000

BAC Capital Trust VII

5 1/4% Capital Securities

guaranteed to the extent

set forth herein by

Bank of America Corporation

GLOBAL PROSPECTUS SUPPLEMENT

Joint Book-Runners

Banc of America Securities Limited

The Royal Bank of Scotland

Deutsche Bank

HSBC

RBC Capital Markets

UBS Investment Bank

August 4, 2005